NOTICE OF SPECIAL MEETING OF VAULT MINERALS INC.

– AND –

MANAGEMENT INFORMATION CIRCULAR

SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 19, 2010

Circular Dated March 22, 2010

Notice to United States Shareholders

The transaction described herein involves the securities of two Canadian issuers. The transactions contemplated in this Circular are made in accordance with Canadian corporate and securities laws, and the Circular has been prepared solely in accordance with disclosure requirements applicable in Canada. Shareholders in the United States should be aware that such requirements are different from those of the United States. All financial statements included or incorporated by reference herein have been prepared in accordance with Canadian generally accepted accounting principles and are subject to Canadian auditing and auditor independence standards and may not be comparable to financial statements of United States companies.

It may be difficult for United States holders to enforce their rights and any claims they may have arising under United States federal securities laws because Queenston (as defined herein) is incorporated under the laws of Canada, some or all of the officers and directors of Queenston and its subsidiaries are residents of Canada, some or all of the experts named directly or by incorporation in the Circular are residents of Canada and that all of the assets of Queenston and a substantial portion of the assets of such persons are located outside the United States. You may not be able to sue a Canadian issuer or its officers or directors in a Canadian court for violations of United States securities laws. It may be difficult to compel a Canadian issuer and its affiliates to subject themselves to a United States court's judgment.

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that a special meeting (the “Meeting”) of shareholders (“Shareholders”) of Vault Minerals Inc. (“Vault” or the “Corporation”) will be held at the offices of Aird & Berlis LLP, Barristers & Solicitors, located at 181 Bay Street, Suite 1800, Toronto, Ontario, Canada, M5J 2T9, on Monday, April, 19, 2010 at 10:00 a.m. for the following purposes:

1.
to consider and, if thought appropriate, to pass, with or without variation, a special resolution (the full text of which is reproduced as Schedule A to the accompanying management information circular dated March 22, 2010 (the “Circular”)), to approve the amalgamation between the Corporation and 2236019 Ontario Inc. (“Subco”), a wholly-owned subsidiary of Queenston Mining Inc. (“Queenston”), pursuant to which the Corporation and Subco will amalgamate (the “Amalgamation”) and continue as one corporation (“Amalco”) and shareholders of Vault will receive Queenston shares in exchange for their Vault shares, all pursuant to the provisions of the Business Corporations Act (Ontario) (the details of which are contained under the heading "Matters to be Acted Upon – Proposed Amalgamation with Queenston" in the accompanying Circular);

2.
to consider and, if thought advisable, to pass, with or without variation, a resolution (the full text of which is reproduced as Schedule C to the accompanying Circular) authorizing the Corporation to change the vesting provisions in the Corporation’s stock option plan and to provide for options to terminate within one year of an officer, director, employee or consultant’s departure without cause (the details of which are contained under the heading "Matters to be Acted Upon – Amending the Stock Option Plan" in the accompanying Circular); and

3.	to transact such other business as may properly be brought before the Meeting or any adjournment or postponement thereof.

This Notice, the accompanying Circular and the form of proxy bearing the Corporation’s name (the “Proxy”) are provided in connection with the Meeting that has been called by the Board of Directors of the Corporation. The specific details of the foregoing matters to be put before the Meeting are set forth in the Circular which forms part of this Notice. A holder of common shares (the “Common Shares”) of record at the close of business on March 15, 2010 will be entitled to vote at the Meeting.  All Shareholders are cordially invited to attend the Meeting.  Shareholders who are unable to be present at the Meeting are requested to sign the enclosed Proxy and return it in the envelope provided for that purpose. To be effective, the Proxy must be received at the offices of Equity Transfer & Trust Company (“Equity”), the Corporation’s registrar and transfer agent, Attn.: Proxy Department, 200 University Avenue, Suite 400, Toronto, Ontario, Canada, M5H 4H1 or, by facsimile at +1.416.595.9593 by not later than 10:00 a.m. (Toronto time) on Friday, April 16, 2010 or, if the Meeting is adjourned, not later than 24 hours, excluding Saturdays, Sundays or holidays, preceding the time of such adjourned Meeting.

A registered Shareholder who dissents to the Amalgamation resolution is entitled, if the Amalgamation proceeds, to be paid the fair value of such Shareholder’s Common Shares in accordance with Section 185 of the Business Corporations Act (Ontario) (the “OBCA”). The right of dissent is described in the Circular and the text of Section 185 of the OBCA is set forth in Schedule D to the accompanying Circular. Failure to strictly comply with the requirements set forth in Section 185 of the OBCA may result in the loss of any right of dissent.

Copies of: (a) this Notice of Meeting; (b) the Circular; and (c) the Proxy as well as instructions in relation thereto may be obtained at the Corporation’s head office located at 36 Prospect Avenue, Kirkland Lake, Ontario, P2N 2V4.

By order of the Board of Directors of Vault Minerals Inc.

“Joseph D. Horne”
Joseph D. Horne President, Chief Executive Officer and Director Dated at Enfield, Nova Scotia this 22nd day of March 2010.

TABLE OF CONTENTS

-i-

TABLE OF CONTENTS
(continued)

Page

Amending The Stock Option Plan	60
Basics of the Plan	60
Background to the Plan Amendments	60
Disinterested Vote Required	61
Resolution for Approving the Amendments to the Plan	61

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS	61

INTEREST OF CERTAIN PERSONS OR COMPANIES IN MATTERS TO BE ACTED UPON	62

AUDITORS OF VAULT	62

MANAGEMENT CONTRACTS OF VAULT	62

OTHER BUSINESS	62

ADDITIONAL INFORMATION	63

RISK FACTORS	63

Uncertainties Associated with the Amalgamation	63
Risks Associated with the Ratio of Exchange	64
Common Shares and Queenston Shares May be Affected by Different Factors	64

GENERAL	64

SCHEDULE A FORM OF AMALGAMATION RESOLUTION	A1

SCHEDULE B FORM OF AMALGAMATION AGREEMENT	B1

SCHEDULE C RESOLUTION APPROVING THE AMENDMENTS TO THE STOCK OPTION PLAN	C1

SCHEDULE D SECTION 185 OF THE OBCA – DISSENT RIGHTS	D1

SCHEDULE E UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF QUEENSTON AFTER THE AMALGAMATION WITH VAULT	E1

SCHEDULE F STONECAP FAIRNESS OPINION	F1

-ii-

VAULT MINERALS INC.

MANAGEMENT INFORMATION CIRCULAR

This management information circular (the “Circular”) and the accompanying form of proxy (the “Proxy”) are provided in connection with the solicitation of proxies by management (the “Management”) of Vault Minerals Inc. (“Vault” or the “Corporation”) for use at the special meeting of Vault’s shareholders (the “Shareholders”) to be held at the offices of Aird & Berlis LLP, Barristers & Solicitors, at 181 Bay Street, Suite 1800, Toronto, Ontario, Canada, M5J 2T9, on Monday, April 19, 2010 at 10:00 a.m. and any adjournment or postponement thereof (the “Meeting”).

Except where otherwise indicated, the information contained in this Circular is given as of March 22, 2010.  Except where otherwise indicated, all dollar amounts are expressed in Canadian dollars.

Cautionary Statement Regarding
Forward-Looking Statements

This Circular and the documents incorporated by reference herein contain certain “forward-looking information” within the meaning of Canadian securities laws which are based on Vault’s or Queenston Mining Inc.’s (“Queenston”) current internal expectations, estimates, projections, assumptions and beliefs as at the date of such statements or information including among other things, assumptions with respect to exploration, production, future capital expenditures and cash flow. All information, other than statements of historical facts, included or incorporated by reference in this Circular that address activities, events or developments that Vault or Queenston expect or anticipate will or may occur in the future, including such things as future business strategy, competitive strengths, goals, expansion and growth of Vault’s and Queenston’s businesses, operations, plans and other such matters are forward-looking statements. When used in this Circular the words “estimate”, “plan”, “anticipate”, “expect”, “intend”, “believe” and similar expressions are intended to identify forward-looking statements. The statements made in this Circular about the anticipated impact the Amalgamation (as defined herein) may have on the combined operations of Vault and Queenston, as well as the benefits expected to result from the Amalgamation, are forward-looking information. Other forward-looking information in this Circular and the documents incorporated by reference herein include, but are not limited to, information and statements with respect to the completion and the closing of the Amalgamation and the timing thereof, price of gold and other precious and base metals, the timing and amount of estimated future production, costs of production and reserve and resource estimates.

Forward-looking information is based on reasonable assumptions and estimates of Management and Queenston at the time it was made and involves known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Vault or Queenston to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Vault and Queenston have made assumptions relating to such factors as, among others, risks relating to uncertainties associated with the Amalgamation, exploration and mining risks, risks associated with metal prices, risks relating to title, permitting and licenses, risks relating to governmental and environmental regulation, risks relating to international operations, risks relating to production estimates and capital cost estimates, risks relating to financing activities, as well as those risk factors in this Circular and the documents incorporated by reference herein. Although Vault and Queenston have attempted to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements.

Accordingly, readers should not place undue reliance on forward-looking information. Vault and Queenston do not undertake an obligation to revise or update any forward-looking information other than as required by securities law.

Information Concerning Queenston

Except as otherwise indicated, the information concerning Queenston contained in this Circular, including information incorporated herein by reference, has been taken from or is based upon publicly available documents and records on file with certain of the securities commissions or similar regulatory authorities in Canada and information provided by Queenston. Although the Corporation has no knowledge which would indicate that any statements contained herein concerning Queenston taken from or based upon such documents and records are untrue or incomplete, neither the Corporation nor any of its directors or officers assumes any responsibility for the accuracy or completeness of such information, including any of Queenston’s consolidated financial statements, or for any failure by Queenston to disclose events or facts which may have occurred or which may affect the significance, completeness or accuracy of any such information.

The Technical Report entitled Report on the Anoki Main Deposit and Anoki South Zone, Kirkland Lake, Ontario by Hrayr Agnerian, P. Geo. Dated April 30,2004 has been superseded by the Technical Report and Estimates for the McBean and Anoki Gold Deposits of the Kirkland Lake Gold Project Gauthier Township, Kirkland Lake North-Eastern Ontario, Canada by Eugene Puritch, P.Eng. of P&E Mining Consultants Inc. effective December 8, 2009 and dated January 29, 2010.  All historic references to Mr. Agnerian’s work herein and in the documents incorporated by reference are now superseded and modified by the subsequent Technical report of P&E Mining Consultants Inc. effective December 8, 2009.

Documents Incorporated By Reference

The following documents filed by the Corporation and Queenston with certain of the securities commissions or similar regulatory authorities in Canada are specifically incorporated by reference into, and form part of, this Circular:

1.	the Consolidated Financial Statements of Queenston as at December 31, 2008 and December 31, 2007, together with the auditors’ report therein and the notes thereto;

2.	the unaudited Interim Consolidated Financial Statements of Queenston for the nine-month period ended September 30, 2009, together with the notes thereto;

3.
the Management’s Discussion and Analysis of the financial condition and results of operation of Queenston for the financial years ended December 31, 2008 and 2007 and the nine-month period ended September 30, 2009;

4.	the information contained under the heading “Compensation Discussion & Analysis” on pages 3 to 5 of the Management Information Circular of Queenston dated March 25, 2009 (the “Queenston Circular”);

5.	the Annual Information Form of Queenston dated March 25, 2009 (the “Queenston AIF”);

6.	the Material Change Report of Queenston dated December 16, 2009; and

7.	the Management Information Circular of Vault dated May 15, 2009.

Copies of the foregoing documents incorporated by reference in this Circular are available under the Corporation’s or Queenston’s profile, as applicable, on SEDAR at www.sedar.com and may also be obtained upon request, without charge, from Vault at 36 Prospect Avenue, Kirkland Lake, Ontario, Canada, P2N 2V4.

Solicitation of Proxies

All costs of solicitation of proxies by Management will be borne by Vault. It is expected that solicitation will be made primarily by mail, but proxies may also be solicited personally or by telephone, facsimile or other communication by a director of the Corporation (each, a “Director”) or by the board of directors of the Corporation (the “Board” or the “Board of Directors”), officers, employees and consultants of the Corporation without special compensation.

Appointment and Revocation of Proxies

Registered Holders

The persons named in the Proxy are Joseph D. Horne, Chief Executive Officer, President and a Director of the Corporation and Daniel J. McCormack, Vice President and a Director of the Corporation.  A Shareholder has the right to appoint a person or company to represent the Shareholder at the Meeting other than the persons named in the Proxy.  A Shareholder who wishes to appoint some other person or company to represent the Shareholder at the Meeting may do so by striking out the names of the persons specified in the Proxy and inserting the name of the person or company to be appointed in the blank space provided, and signing the Proxy.  In order to be valid, all proxies must be delivered to Equity Transfer & Trust Company (“Equity”), the Corporation’s registrar and transfer agent, Attn.: Proxy Department, 200 University Avenue, Suite 400, Toronto, Ontario, Canada, M5H 4H1 or, by facsimile at +1.416.595.9593, no later than 10:00 a.m. on Friday, April 16, 2010 or, in the case of any adjournment or postponement of the Meeting, no later than 24 hours before the time of such reconvened meeting.  Failure to properly complete or deposit a Proxy may result in its invalidation.  The time limit for deposit of proxies may be waived by the Board of Directors at its discretion without notice.

The giving of a Proxy will not affect the right of a Shareholder to attend and vote in person at the Meeting.  A Proxy is revocable.  A Shareholder who has executed a form of Proxy, or his or her attorney authorized in writing, may revoke it in any manner permitted by law, including the depositing of an instrument of revocation in writing at Equity’s office, located at 200 University Avenue, Suite 400, Toronto, Ontario, Canada, M5H 4H1, to the attention of the Proxy Department, or at any time up to and including the last business day preceding the day of the Meeting or any adjournment or postponement thereof, or with the chair of the Meeting on the day of the Meeting, or any adjournment or postponement thereof, but prior to the use of the Proxy at the Meeting or any adjournment or postponement thereof.

Non-Registered (Beneficial) Holders

Only registered holders of the common shares of the Corporation, or the persons they appoint as their proxyholders, are customarily permitted to attend and vote at the Meeting.  However, in many cases, the common shares beneficially owned by a holder (a “Non-Registered Holder”) are registered either:

(a)
in the name of an intermediary (an “Intermediary”) that the Non-Registered Holder deals with in respect of the common shares, such as, among others, banks, trust companies, securities dealers or brokers and trustees or administrators of self-administered RRSPs, RRIFs, RESPs and similar plans; or

(b)	in the name of a depository (a “Depository”), such as The Canadian Depository for Securities Limited, in which the Intermediary is a participant.

The Corporation has distributed copies of the Notice of Meeting, the Circular and the Proxy (collectively, the “Meeting Materials”) to certain Depositories and Intermediaries for onward distribution to Non-Registered Holders.

Intermediaries are required to forward Meeting Materials to Non-Registered Holders unless a Non-Registered Holder has waived the right to receive them.  Very often, Intermediaries will use service companies to forward Meeting Materials to Non-Registered Holders.  Generally, Non-Registered Holders who have not waived the right to receive Meeting Materials will either:

(a)
be given a Proxy that has already been signed by the Intermediary (typically by a facsimile, stamped signature), which is restricted as to the number of common shares beneficially owned by the Non-Registered Holder but which is otherwise uncompleted.  This form of Proxy need not be signed by the Non-Registered Holder; or

(b)
more typically, be given a voting instruction form that must be completed and signed by the Non-Registered Holder in accordance with the directions on the voting instruction form (which may in some cases permit the completion of the voting instruction form by telephone and internet with the use of a control number provided on the voting instruction form).

The purpose of these procedures is to permit Non-Registered Holders to direct the voting of the Common Shares they beneficially own. Should a Non-Registered Holder wish to attend and vote at the Meeting in person (or have another person attend and vote on behalf of the Non-Registered Holder), the Non-Registered Holder should strike out the names of the persons named in the Proxy and insert the name of the Non-Registered Holder (or such other person voting on behalf of the Non-Registered Holder) in the blank space provided, or in the case of a voting instruction form, follow the corresponding instructions on the form.  In either case, Non-Registered Holders should carefully follow the instructions of their Intermediary, including instructions regarding when and where the Proxy (or voting instruction form) is to be delivered.

A Non-Registered Holder may revoke a Proxy or voting instruction form which has been given to an Intermediary by written notice to the Intermediary.  In order to ensure that an Intermediary acts upon a revocation of a Proxy or voting instruction form, the written notice should be received by the Intermediary well in advance of the Meeting.

Voting and Exercise of Discretion by Proxies

The securities represented by all properly executed proxies, not previously revoked, will be voted or withheld from voting at the Meeting, in accordance with the instructions contained in the Proxy, on any poll or ballot that may be called for.  If a Shareholder specifies a choice with respect to any matter to be acted upon, the securities will be voted accordingly.  Forms of Proxy containing no instructions regarding the matters specified therein will be voted in favour of all matters.

The Proxy also confers discretionary authority in respect of amendments to or variations in all matters that may properly come before the Meeting.  As of the date of this Circular, Management knows of no amendment, variation or other matter that may come before the Meeting, but if any amendment, variation or other matter properly comes before the Meeting, each representative named in the Proxy intends to vote in accordance with the representative’s best judgment.

Voting Shares and Principal Holders Thereof

The Board has provided notice of the Meeting on March 5, 2010 and, as such, Shareholders of record at the close of business on March 15, 2010 will be entitled to vote at the Meeting, one (1) vote for each share held.

As at the date of this Circular, the Corporation has 40,542,043 common shares without par value (“Common Shares”) issued and outstanding.  The Corporation is authorized to issue an unlimited number of Common Shares. Holders of Common Shares have the right to vote at all meetings of Shareholders and to receive the remaining property of the Corporation upon dissolution. To the knowledge of the Directors and officers of the Corporation, as at the date of this Circular, the only persons who beneficially own, directly or indirectly, or exercise control or direction over, Common Shares carrying more than 10% of the voting rights of the total issued and outstanding Common Shares of the Corporation are as follows:

Name	Number of Common Shares Owned or Controlled	Percentage of Common Shares Outstanding
Joseph D. Horne	7,451,500	18.38%

REPORT ON EXECUTIVE COMPENSATION

The information contained under the heading “Report On Executive Compensation” on pages 5 to 8 of the Management Information Circular of Vault dated May 15, 2009 is incorporated by reference into, and forms part of, this Circular.

A copy of the foregoing document is available under Vault’s profile on SEDAR at www.sedar.com and may be obtained upon request, without charge, from Vault at 36 Prospect Avenue, Kirkland Lake, Ontario, Canada, P2N 2V4.

MATTERS TO BE ACTED UPON

Proposed Amalgamation with Queenston

Purpose of Amalgamation

Queenston is proposing to acquire Vault by way of the Amalgamation (as defined herein) to provide Queenston with access to Vault’s portfolio of claims located in north-eastern Ontario, adjacent to and within the Town of Kirkland Lake, thereby adding to Queenston’s portfolio of Canadian mineral properties. Specifically, Queenston maintains a significant land package in the Kirkland Lake gold camp containing 23 properties totalling approximately 15,600 hectares or 965 mineral claim units.  Queenston’s strategy is to return to producer status through the development of four 100% owned gold projects, being the Upper Beaver, McBean - Anoki and Upper Canada projects.  Queenston is also carrying out deep exploration targeting the new South Mine Complex with joint venture partner Kirkland Lake Gold Inc. on the South Claims property and on its 100% owned Amalgamated Kirkland (“AK”) Property.  If the Amalgamation is approved and implemented, Queenston’s consolidated land holdings in the Kirkland Lake camp would represent 27 individual properties containing approximately 19,000 hectares.

From Vault’s perspective, as a result of receiving shares of Queenston, Shareholders can benefit from, among other things, Queenston’s financial resources (as of March 10, 2010, Queenston’s cash position was approximately $47 million), technical expertise and significant holdings in the Kirkland Lake area, as well as from improved liquidity and diversification as a result of Queenston’s larger shareholder base and larger land holdings, respectively.

Proposed Amalgamation with a wholly-owned subsidiary of Queenston

Queenston is proposing to acquire Vault by way of a three-cornered amalgamation (the “Amalgamation”) involving Queenston, Vault and 2236019 Ontario Inc. (“Subco”), a wholly-owned subsidiary of Queenston. At the Meeting, Shareholders will be asked to consider, and if thought advisable, pass a special resolution (the “Amalgamation Resolution”) approving the Amalgamation, pursuant to an amalgamation agreement (the “Amalgamation Agreement”), a copy of which is attached as Schedule B to this Circular. The text of the Amalgamation Resolution is attached as Schedule A to this Circular. Details of the Amalgamation and information concerning Queenston are provided below.

Details of the Amalgamation

On March 5, 2010, Vault and Queenston entered into a combination agreement (the “Combination Agreement”) providing for the Amalgamation pursuant to the Amalgamation Agreement.  The Combination Agreement sets out the terms of the Amalgamation, contains various representations, warranties and covenants of Vault and Queenston and includes certain conditions to completion of the Amalgamation. The following summary is qualified in its entirety by reference to the full text of the Combination Agreement, a copy of which is available on Vault’s profile at www.sedar.com as a Material Document filed on March 9, 2010. Capitalized terms not otherwise defined herein have the meaning ascribed to them in the Combination Agreement.

In accordance with the provisions of the Business Corporations Act (Ontario) (“OBCA”), the Amalgamation Agreement sets out (among other things) the detailed terms and means of effecting the Amalgamation.

Principal Steps of the Amalgamation

On the Effective Date (as defined below) of the Amalgamation:

(a)
each issued and outstanding common share of Subco will be converted into one (1) common share of the newly amalgamated company (“Amalco”) on the basis of one (1) common share of Amalco for each common share of Subco; and

(b)	every ten (10) issued and outstanding Common Shares of Vault will be exchanged for one (1) common share in the capital of Queenston (a “Queenston Share”) and all such Common Shares shall be cancelled.

No fractional Queenston Shares will be issuable to Shareholders under the Amalgamation and no cash or other form of consideration will be payable by Queenston in lieu thereof. Holders of options to acquire Common Shares issued pursuant to Vault’s stock option plan (“Vault Options”) outstanding after the Effective Date will be exercisable into such number of Queenston Shares which the holder would have been entitled to receive under the terms of the Amalgamation if the holder had exercised such Vault Options prior to the Effective Date. Holders of warrants (including broker warrants) to acquire Common Shares (“Vault Warrants”) outstanding after the Effective Date will be exercisable into such number of Queenston Shares which the holder would have been entitled to receive under the terms of the Amalgamation if the holder had exercised such Vault Warrants prior to the Effective Date. See “Proposed Amalgamation with Queenston – Effect of Amalgamation on Existing Share Commitments” herein.

Effect of the Amalgamation

On completion of the Amalgamation:

(a)	Vault will be amalgamated with Subco to continue as Amalco, a wholly-owned subsidiary of Queenston;

(b)	the Common Shares of Vault will be de-listed from the TSX Venture Exchange (the “TSXV”) and Vault will apply to cease to be a reporting issuer;

(c)	former Shareholders will become shareholders of Queenston, holding approximately 5.97% of the outstanding Queenston Shares; and

(d)	former optionholders and warrantholders of Vault will become optionholders and warrantholders of Queenston.

Recommendation of the Board of Directors & Background Information

The Board of Directors has unanimously approved the Amalgamation and has recommended and authorized the submission of the Amalgamation to the Shareholders for adoption and approval. The Board has concluded that the Amalgamation is in the best interests of Vault and the Shareholders and is fair to all Shareholders, and unanimously recommends that the Shareholders vote in favour of the Amalgamation Resolution.

Prior to the Board of Directors unanimously approving the Amalgamation and recommending the submission of the Amalgamation to the Shareholders for adoption and approval, on February 23, 2010, the Board established a special committee of its members (“Special Committee”) consisting of Peter Bojtos (Chairman), Scott Waldie and Kyle Sinclair with the mandate of such Special Committee being to review the details of the proposed Amalgamation transaction and to review the proposed consideration to be received by the Shareholders in connection with such transaction.  Each member of the Special Committee is independent of management of Vault.  Peter Bojtos, the Chairman of the Special Committee, will be paid $10,000 for his services and each of Scott Waldie and Kyle Sinclair will receive $7,500 for their services as members of the Special Committee. The Special Committee was authorized to retain, and did retain, CI Capital Markets Inc. (now named Stonecap Securities Inc.) (“Stonecap”) pursuant to an engagement letter dated February 26, 2010.  The engagement of Stonecap occurred after the Special Committee considered a number of other investment dealers that were approached to prepare a fairness opinion (“Fairness Opinion”) sought in connection with the transaction.

On March 5, 2010, the Special Committee received a verbal opinion from Stonecap stating that, as of such date, the consideration for the Amalgamation was fair, from a financial point of view, to the Shareholders. The Special Committee then made a recommendation to the Board of Directors that Vault enter into the Combination Agreement. On March 22, 2010, the Special Committee met once more to receive the written Fairness Opinion of Stonecap and made its final recommendation to the full Board to accept such Fairness Opinion. A copy of the Fairness Opinion, setting out the assumptions made, matters considered and limitations and qualifications on the review undertaken in connection with its opinion, is reproduced at Schedule F and attached to this Circular. The opinion of Stonecap is not itself a recommendation as to whether or not an individual Shareholder should vote in favour of the Amalgamation.

In reaching its conclusion, the Board considered a number of factors including:

(a)
the consideration to be received by Shareholders under the Amalgamation represents an approximately 59% premium to Shareholders based on the volume-weighted average price of the common shares of both Vault and Queenston on the TSXV and the Toronto Stock Exchange (the “TSX”), respectively, for the last 20 market days (including days of no trading activity) ended March 4, 2010 (being the day prior to the announcement of the transaction);

(b)	the Amalgamation will provide Shareholders with greater exposure to the Kirkland Lake gold camp that includes significant gold resources in five deposits;

(c)	the Amalgamation will allow Shareholders to continue to participate in the exploration upside of Vault’s properties as well as Queenston’s;

(d)	the contiguous nature of the consolidated land position facilitates much more efficient exploration;

(e)	as a result of the larger number and broader distribution of Queenston’s shares, the Amalgamation will provide greater liquidity to Shareholders;

(f)	under the terms of the Amalgamation, all Shareholders (other than Dissenting Shareholders, if any) will be treated equally as to participation in the Amalgamation;

(g)	the Fairness Opinion;

(h)
the procedures by which the Amalgamation will be approved include the requirement for approval of not less than 66⅔% of the votes cast in respect of the Amalgamation Resolution by Shareholders present in person or voting by proxy at the Meeting; and

(i)	rights of dissent are available to registered Shareholders pursuant to section 185 of the OBCA.

THE BOARD OF DIRECTORS OF VAULT UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE IN FAVOUR OF THE AMALGAMATION RESOLUTION.

Authority of the Board of Directors of Vault

By approving the Amalgamation Resolution, Shareholders will also be giving authority to the Board of Directors to amend the Amalgamation Agreement and/or not proceed with the Amalgamation without any requirement to seek or obtain any further approval of Shareholders.

Support Agreements

Under the terms of support agreements dated March 5, 2010 (the “Support Agreements”), each of the directors, officers and selected shareholders of Vault who hold an aggregate of 9,379,608 Common Shares, representing approximately 23% of the Common Shares outstanding as at March 5, 2010, have agreed, among other things, to vote their Common Shares (along with any other Common Shares acquired prior to the Meeting) in favour of the Amalgamation Resolution at the Meeting and to not take any action, directly or indirectly, which could reasonably be expected to negatively affect the completion of the Amalgamation.  The consideration being offered under the Support Agreements is the same consideration as is being offered to the Shareholders and as such, the Support Agreements do not constitute collateral agreements under securities legislation.

Mutual Conditions to the Completion of the Amalgamation

Pursuant to the Combination Agreement, the respective obligations of the parties to complete the Amalgamation are subject to the satisfaction of, among other things, the following conditions on or before 12:01 AM on the Effective Date (the “Effective Time”), each of which may be waived only by the mutual consent of Queenston and Vault:

(a)	the Amalgamation Resolution shall have been approved by at least two-thirds of the votes cast on the Amalgamation Resolution by Shareholders present in person or represented by proxy at the Meeting;

(b)
there shall be no proceeding, of a judicial or administrative nature or otherwise in progress (or threatened in writing by a Governmental Authority (as defined in the Combination Agreement)) that relates to or results from the transactions contemplated by the Combination Agreement that would, if successful, result in an order or ruling that would reasonably be expected to cease trade, enjoin, prohibit or impose material limitations or conditions on the completion of the Amalgamation in accordance with its terms;

(c)
Queenston Shares issuable pursuant to the Amalgamation (including any Queenston Shares issuable upon exercise of the Vault Options or Vault Warrants (post-Amalgamation)) shall have been approved for listing on the TSX, subject only to the filing of required documentation, notice of issuance and other standard requirements of the TSX;

(d)	no applicable Law shall be in effect that prohibits the consummation of the Amalgamation; and

(e)	the Combination Agreement shall not have been terminated in accordance with its terms.

Conditions for the Benefit of Queenston to the Completion of the Amalgamation

The obligations of Queenston to complete the Amalgamation and the other transactions contemplated by the Combination Agreement shall also be subject to the satisfaction by Vault, on or before the Effective Time, of each of the following:

(a)
all government or regulatory approvals, waiting or suspensory periods, waivers, permits, consents, reviews, investigations, orders, rulings, decisions, statements of no objection and exemptions, (including those of applicable stock exchanges or securities law regulatory authorities) that in Queenston’s reasonable judgement are necessary to complete the Amalgamation shall have been obtained or concluded or, in the case of waiting or suspensory periods, expired or been terminated, each on terms and conditions satisfactory to Queenston, acting reasonably;

(b)
all required shareholder approvals that are necessary under applicable Laws, including for greater certainty any requirements of the TSX and TSXV, to complete the Amalgamation shall have been obtained, each on terms and conditions satisfactory to Queenston, acting reasonably;

(c)
all required consents and authorizations that in Queenston’s reasonable judgement are necessary to satisfy Officer Obligations (as defined in the Combination Agreement) arising out of severance and change of control payments, as set out in the Vault Disclosure Letter (defined as the Company Disclosure Letter in the Combination Agreement) shall have been obtained;

(d)	(i)
no act, action, suit, demand or proceeding shall have been taken by or before any Canadian or foreign court, tribunal or Governmental Authority or administrative agency or commission or by or before any elected or appointed public official in Canada or elsewhere; and

(ii)	no law, regulation or policy shall have been proposed, enacted, promulgated or applied, in each case

(A)
to cease trade, enjoin, prohibit or impose material limitations or conditions on the Amalgamation or the right of Queenston to own or exercise full rights of ownership of the Amalco Shares (as defined in the Combination Agreement); or

(B)	which, if the Amalgamation was consummated, would reasonably be expected to lead to a Material Adverse Change (as defined in the Combination Agreement) or to materially adversely affect Queenston;

(C)	which would materially and adversely affect (i) the value of the Common Shares or Amalco Shares to Queenston, or (ii) the ability of Queenston to proceed with the Amalgamation;

(D)
seeking to prohibit or limit the ownership or operation by Queenston of any material portion of the business or assets of Vault or to compel Queenston to dispose of or hold separate any material portion of the business or assets of Vault as a result of the Amalgamation;

(e)	Queenston shall have determined, in its sole judgment, acting reasonably, that there does not exist any prohibition at law against Queenston completing the Amalgamation;

(f)	Queenston shall have determined, in its sole judgment, acting reasonably, that there has not occurred any Material Adverse Change in respect of Vault;

(g)	Queenston shall have determined, in its sole judgment, acting reasonably, that:

(i)	all representations and warranties of Vault shall be true and correct as of the date hereof and, as if made on and as of the Effective Time; and

(ii)	Vault has performed all of the covenants and agreements to be performed by it under the Combination Agreement in all material respects;

and Queenston shall have received a certificate to that effect from the President and Chief Executive Officer and the Chief Financial Officer of Vault (or other officer reasonably satisfactory to Queenston) to that effect;

(h)	Vault shall not have breached a covenant in Article 6 of the Combination Agreement;

(i)
the Combination Agreement shall not have been terminated or Queenston shall have determined in its sole judgment, acting reasonably, that such termination shall not affect the ability of Queenston to complete the Amalgamation or that such termination was not related to any matter that is materially adverse to the business of Vault or to the value of the Common Shares to Queenston;

(j)	Shareholders holding no more than 3% of the Common Shares shall have become Objecting Shareholders or Dissenting Shareholders (as such terms are defined in the Combination Agreement);

(k)	the Support Agreements shall be in full force and effect and no party thereto shall be in default of any covenant or obligation contained therein;

(l)	Queenston shall be satisfied with its due diligence investigation of Vault by March 5, 2010, unless such date is extended by mutual agreement of the parties;

(m)	Vault shall have prepared and completed annual audited financial statements of Vault for the fiscal year ended on December 31, 2009; and

(n)
the expenses incurred or accrued by Vault in connection with the Amalgamation (including without limitation broker and investment banking fees, legal and accounting fees, meeting, printing and mailing costs) shall be in accordance with the budgeted amounts set out in the Vault Disclosure Letter and shall in no event exceed $350,000.

Management believes that all material consents, orders, regulations, approvals or assurances required for the completion of the Amalgamation will be obtained prior to the Effective Date in the ordinary course and upon application therefor.

Upon fulfillment of the foregoing conditions, the directors of Vault and Subco intend to file with the Director under the OBCA such documents as may be required under the OBCA in order to complete the Amalgamation. The Effective Date will be the date set out in such filings.

Additional Terms of the Combination Agreement

Non-Solicitation Covenant

Except as otherwise expressly provided in Article 6 of the Combination Agreement, Vault shall not, directly or indirectly, through any of its Representatives (as such term is defined in the Combination Agreement), (i) solicit, assist, initiate, encourage or otherwise facilitate (including by way of furnishing information or entering into any form of agreement, arrangement or understanding) any inquiries, offers or proposals regarding or that may reasonably be expected to lead to an Alternative Transaction (as such term is defined in the Combination Agreement),  (ii) enter into or participate in any discussions or negotiations regarding or provide any confidential information with respect to or otherwise cooperate with any person regarding an Alternative Transaction or potential Alternative Transaction; (iii) withdraw, modify or qualify (or propose to do so) in a manner adverse to Queenston, the approval or Recommendation (as such term is defined in the Combination Agreement) of the Board of Directors of the Amalgamation; (iv) approve, recommend or remain neutral for longer than five (5) days regarding, or propose publicly to approve, recommend or remain neutral for longer than five (5) days regarding, any Alternative Transaction; (v) accept, recommend, approve or enter into any agreement, understanding or arrangement in respect of an Alternative Transaction; (vi) release any person from or waive or otherwise forbear in the enforcement of any confidentiality or standstill agreement with such person that would facilitate the making or implementation of any Alternative Transaction.

Superior Proposal

The Combination Agreement further provides that Vault may (i) enter into an agreement with respect to an Alternative Transaction that is a Superior Proposal (as such term is defined in the Combination Agreement) and/or (ii) withdraw, modify or qualify its approval or Recommendation of the Amalgamation Resolution and recommend or approve a proposal for an Alternative Transaction that is a Superior Proposal, provided:

(a)	Vault shall have complied with its obligations under Article 6 of the Combination Agreement;

(b)
the Board of Directors has determined, after consultation with its outside legal and financial advisors, that such Alternative Transaction constitutes a Superior Proposal and that the failure to take the relevant action would be a breach of its fiduciary duties;

(c)
Vault has delivered written notice to Queenston of the determination of the Board of Directors that the Alternative Transaction constitutes a Superior Proposal and of the intention of the Board of Directors to approve or recommend such Superior Proposal and/or of Vault to enter into an agreement with respect to such Superior Proposal, together with a copy of such agreement executed by the person making such Superior Proposal that is capable of acceptance by Vault and a summary of the valuation analysis attributed by the Board of Directors in good faith to any non-cash consideration included in such Superior Proposal after consultation with its financial advisors (the “Superior Proposal Notice”);

(d)	at least ten (10) Business Days have elapsed since the date the Superior Proposal Notice was received by Queenston, which ten (10) Business Day period is referred to as the “Response Period”;

(e)
if Queenston has offered to amend the terms of this Agreement during the Response Period, such proposal for the Alternative Transaction continues to be a Superior Proposal compared to the amendment to the terms of the Combination Agreement offered by Queenston at the termination of the Response Period;

(f)	Vault terminates the Combination Agreement and Vault has previously paid or, concurrently with termination, pays the Termination Payment to Queenston; and

(g)	the Meeting has not yet occurred.

During the Response Period, Queenston shall have the opportunity, but not the obligation, to offer to amend the terms of the Amalgamation and the Combination Agreement. The Board of Directors shall review any such offer by Queenston to amend the terms of the Amalgamation and the Combination Agreement in order to determine, in good faith in the exercise of its fiduciary duties, whether Queenston’s offer to amend the Amalgamation and the Combination Agreement, upon its acceptance, would result in the Alternative Transaction ceasing to be a Superior Proposal compared to the amendment to the terms of the Amalgamation and the Combination Agreement offered by Queenston.  If the Board of Directors determines that the Alternative Transaction would cease to be a Superior Proposal, Vault and Queenston shall enter into an amendment to the Combination Agreement reflecting the offer by Queenston to amend the terms of the Amalgamation and the Combination Agreement.

Furthermore, the Board of Directors shall promptly reaffirm its Recommendation of the Amalgamation Resolution by press release after: (i) any Alternative Transaction (which is determined not to be a Superior Proposal) is publicly announced or made; or (ii) the Board of Directors determines that a proposed amendment to the terms of the Combination Agreement would result in an Alternative Transaction not being a Superior Proposal, and the terms of the Combination Agreement shall have been amended.  Queenston shall be given a reasonable opportunity to review and comment on the form and content of any such press release, recognizing that whether or not such comments are appropriate will be determined by Vault, acting reasonably.

Amendment and Termination of the Combination Agreement

Amendment

The Combination Agreement and the Amalgamation Agreement may, at any time and from time to time before or after the holding of the Meeting but not later than the date of filing of the articles of amalgamation with the Director under the OBCA, be amended by mutual written agreement between the parties, provided that the terms of the Combination Agreement shall not be amended after the holding of the Meeting in a manner materially prejudicial to the Shareholders without the approval of the Shareholders as required by law.

Termination

The Combination Agreement may be terminated and the Amalgamation may be abandoned by written notice to the non-terminating parties, at any time prior to the Effective Date:

(a)	by mutual written agreement of Queenston and Vault;

(b)
by either Vault or Queenston, if any Governmental Authority shall have issued an order, decree or ruling permanently restraining or enjoining or otherwise prohibiting or imposing material limitations or conditions on any of the transactions contemplated herein (unless such order, decree or ruling has been withdrawn, reversed or otherwise made inapplicable) which order, decree or ruling is final and non-appealable;

(c)
by Queenston if the mailing of the circular and other documents required in connection with the Meeting does not occur by March 30, 2010 or if the Meeting is not held by April 30, 2010, other than as a result of the material breach by Queenston of any covenant or obligation under the Combination Agreement;

(d)
by either Queenston or Vault, if the Effective Date shall not have occurred on or before the May 30, 2010, otherwise than as a result of the material breach by such party of any covenant or obligation under the Combination Agreement or as a result of any representation or warranty of such party in the Combination Agreement being untrue or incorrect in any material respect; provided, however, that if the Effective Date is delayed by (i) an injunction or order made by Governmental Authority of competent jurisdiction, or (ii) Queenston not having obtained any regulatory waiver, consent or approval which is necessary to permit the Effective Date, then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, the Combination Agreement shall not be terminated by Vault pursuant to section 8.1(d) of the Combination Agreement until the earlier of the 60th day after the date of the Meeting and the tenth Business Day following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable;

(e)	by either Vault or Queenston, if

(i)
the other party is in default of any material covenant or obligation under the Combination Agreement other than a covenant or obligation contained in Article 6 of the Combination Agreement (in respect of non-solicitation); or

(ii)
any representation or warranty of the other party under the Combination Agreement shall have been at the date hereof untrue or incorrect in any material respect or shall have become untrue or incorrect in any material respect at any time prior to the Effective Time, except for such inaccuracies in the representations and warranties, which individually or in the aggregate, would not reasonably be expected to, in the case of Queenston, have a Material Adverse Effect (as such term is defined in the Combination Agreement) in respect of Vault or prevent or materially delay the consummation of the transactions contemplated herein, or, in the case of Vault, prevent or materially delay the consummation of the transactions contemplated herein;

and in either case such default or inaccuracy is not curable or, if curable, is not cured by the earlier of (x) the date that is fifteen (15) days from the date of notice of such default or inaccuracy and (y) May 30, 2010;

(f)
by Queenston if the Board of Directors shall have: (i) failed to make the Recommendation, (ii) withdrawn, modified, changed or qualified its approval or Recommendation of the Amalgamation Resolution, (iii) approved or recommended or publicly proposes to approve or recommend an Alternative Transaction or (iv) entered into a written agreement in respect of an Alternative Transaction (other than a confidentiality agreement permitted by Section 6.1(d) of the Combination Agreement) or (v) upon the written request of Queenston, failed to publicly recommend or reaffirm its approval of the Amalgamation Resolution within five (5) Business Days of any written request by Queenston (or in the event that the Meeting shall be scheduled to occur within such five (5) Business Day period, prior to the scheduled Meeting);

(g)
by either Vault or Queenston if the mutual conditions precedent set-out in Section 2.11 of the Combination Agreement are not satisfied by May 30, 2010, or such later date as the parties may agree, except that the right to terminate the Combination Agreement under Section 8.1(g) shall not be available to any party whose failure to fulfill any of its obligations has been a principal cause of, or resulted in, the failure of a condition not being satisfied by such date;

(h)
by Vault in order to enter into a binding written agreement with respect to a Superior Proposal (other than a confidentiality agreement permitted by Section 6.1(d) of the Combination Agreement), in compliance with Section 6.2 of the Combination Agreement and Vault is not in any material default of any covenant or obligation under the Combination Agreement, provided that Vault has previously or concurrently will have paid to Queenston the applicable Termination Payment (as such term is defined below);

(i)
by Queenston if any condition precedent to the Amalgamation set out in Section 2.12 and Schedule “A” to the Combination Agreement shall not be satisfied or waived by May 30, 2010 other than as a result of the material breach by Queenston of any covenant or obligation under the Combination Agreement or as a result of any representation or warranty of Queenston in the Combination Agreement being untrue or incorrect in any material respect;

(j)	by Queenston if Vault is in default of any covenant or obligation under Article 6 of the Combination Agreement; or

(k)	by either Queenston or Vault, if Queenston’s shareholders fail to approve the Amalgamation, if shareholder approval is required under applicable Laws.

Termination Payment

Pursuant to the terms of the Combination Agreement, Queenston shall be entitled to a payment of $800,000 (the “Termination Payment”) upon the occurrence of any of the following events which shall be paid by Vault within the time specified:

(a)
Queenston shall have terminated the Combination Agreement pursuant to Sections 8.1(c), 8.1(e), 8.1(f) or 8.1(j) of the Combination Agreement, in which case Vault shall pay the Termination Payment to Queenston, within five (5) Business Days of termination of the Combination Agreement;

(b)
Vault shall have terminated the Combination Agreement pursuant to Section 8.1(h), then Vault shall pay Queenston the Termination Payment prior to or concurrently with entering into the definitive agreement relating to the Superior Proposal; and

(c)
on or after the date hereof and prior to May 30, 2010, an Alternative Transaction is publicly announced or any person has publicly announced an intention to make an Alternative Transaction and such Alternative Transaction either:

(i)	has been accepted by the Board of Directors; or

(ii)	has not expired, been withdrawn or been publicly abandoned, and

(A)
the Combination Agreement is terminated pursuant to Section 8.1(i) as a result of the Amalgamation Resolution not having been approved by the Shareholders or pursuant to Section 8.1(d) as a result of the Amalgamation not having been consummated by May 30, 2010, and

(B)	within six (6) months of the termination of the Combination Agreement any Alternative Transaction is entered into;

in which case the Termination Payment shall be paid to Queenston by Vault on the earliest of the date that an Alternative Transaction is accepted by the Board of Directors or entered into.

Furthermore, Vault shall be entitled to a payment of $800,000 if Vault terminates the Combination Agreement pursuant to Section 8.1(e) and Vault is not in breach in any material respect of its representations, warranties or covenants under the Combination Agreement, in which case such amount shall be paid within five (5) Business Days following termination of the Combination Agreement.

Shareholder Approval of Amalgamation

In order for the Amalgamation to proceed, the Amalgamation Resolution must be passed, with or without variation, by at least 66⅔% of the votes cast by Shareholders present in person or by proxy at the Meeting.  Accordingly, at the Meeting, Shareholders will be asked to pass the Amalgamation Resolution substantially in the form set out in Schedule A to this Circular.  As described above under “Support Agreements”, shareholders holding an aggregate of 23% of the outstanding Common Shares have executed agreements agreeing to vote for the Amalgamation Resolution.

As the sole shareholder of Subco, Queenston must also approve the Amalgamation.

If the Amalgamation Resolution is not passed as described above, the Amalgamation will not be completed, and Vault will continue to hold and manage its assets in the same manner as it presently does.

Unless otherwise specified, the persons named in the enclosed Proxy in respect of the Meeting will vote FOR and in favour of the Amalgamation Resolution.

Stock Exchange Approvals

It is a condition to completing the Amalgamation that the Queenston Shares to be issued to Shareholders under the Amalgamation be conditionally approved for listing on the TSX. Queenston received a conditional acceptance letter from the TSX in respect to the proposed transaction on March 16, 2010.  The Amalgamation, as a form of business combination, is also subject to the acceptance of the TSXV. Vault received a conditional acceptance letter from the TSXV in respect of the proposed Amalgamation on March 12, 2010.

Effective Date of Amalgamation

Assuming that the Amalgamation Resolution is passed by Shareholders at the Meeting and all other conditions precedent to the Amalgamation set out in the Combination Agreement are satisfied or waived (to the extent permitted under the Combination Agreement), management of Vault and Queenston expect to file articles of amalgamation under the OBCA following the Meeting.  The Amalgamation will become effective on the date specified in the Certificate of Amalgamation issued by the Director pursuant to section 178(4) of the OBCA (the “Effective Date”).

Description of Consideration

Under the terms of the Amalgamation, on the Effective Date, each Shareholder will be entitled to one (1) Queenston Share for every ten (10) Common Shares held. Based upon the number of Common Shares outstanding as of the date of this Circular, but excluding the effect of any Vault Options or Vault Warrants exercised prior to the Amalgamation and of rounding for fractional interests, it is expected that an aggregate of up to 4,054,204 Queenston Shares will be issued to Shareholders upon completion of the Amalgamation.

Fractional Shares

No fractional Queenston Shares will be issuable to Shareholders under the Amalgamation, and no cash payment or other form of consideration will be payable in lieu thereof. Any such fractional Queenston Share interest to which a Shareholder would otherwise be entitled under the Amalgamation will be rounded down to the nearest whole Queenston Share.

Delivery of Share Certificates

At the Effective Time, registered holders of Common Shares will be deemed to be registered holders of Queenston Shares, based upon the number of Common Shares held immediately prior to the Effective Time (after giving effect to the ratio of exchange and subject to rounding down for fractional interests). As soon as reasonably practicable after the Effective Date, Equity will forward to each former registered holder of Common Shares certificates evidencing that number of Queenston Shares to which the holder is entitled under the terms of the Amalgamation.

Effect of Amalgamation on Existing Share Commitments

Warrants

As of the date of this Circular, Vault had outstanding Vault Warrants entitling the holders thereof to purchase up to an aggregate of 4,015,091 Common Shares, at exercise prices ranging between $0.20 and $0.35 per share and expiring between May 29, 2010 and November 26, 2011.  Vault Warrants that are not exercised prior to the Effective Time will be exercisable after the Effective Time into such number of Queenston Shares which the holder would have been entitled to receive under the terms of the Amalgamation if the holder had so exercised such Vault Warrants prior to the Effective Date.  Assuming no exercise of Vault Warrants prior to the Effective Time, holders of such warrants will be entitled to purchase up to an aggregate 401,509 Queenston Shares upon exercise thereof.

Stock Options

As of the date of this Circular, Vault had outstanding 4,537,500 Vault Options entitling the holders thereof to purchase Common Shares, at exercise prices ranging between $0.125 and $0.45 per share and expiring between July 25, 2010 and June 25, 2014. Vault Options (vested or unvested) that are not exercised prior to the Effective Time will be exercisable after the Effective Time into such number of Queenston Shares which the holder would have been entitled to receive under the terms of the Amalgamation if the holder had so exercised such Vault Options prior to the Effective Time.  Assuming no exercise of the Vault Options prior to the Effective Date, holders of such Vault Options will be entitled to purchase up to an aggregate 453,750 Queenston Shares upon exercise thereof. Furthermore, as all directors and certain of the employees, officers and consultants of Vault will cease to hold such positions upon the Amalgamation, and assuming approval of the amendments to Vault’s stock option plan (the “Plan”) noted below, all outstanding options held by departing directors, employees, officers or consultants will expire one (1) year from the date of the Amalgamation to the extent that they do not expire prior to such time.

Securities Laws Considerations and Resale of Queenston Shares

Exemption from Canadian Prospectus Requirements and Resale Restrictions

The Queenston Shares to be issued in exchange for Common Shares pursuant to the Amalgamation and the Queenston Shares issuable upon exercise of the Vault Options and Vault Warrants will be issued in reliance on exemptions from prospectus and registration requirements of applicable Canadian securities laws. Following the Amalgamation, Queenston Shares will generally be “freely tradable” (other than as a result of; (i) any “control person” restrictions which may arise by virtue of ownership thereof; (ii) no unusual effort is made to prepare the market or to create a demand for the securities that are the subject of the trade; (iii) no extraordinary commission or consideration is paid to a person or company in respect of the trade; (iv) if the selling securityholder is an insider or an officer of the issuer of the securities, the selling securityholder has no reasonable grounds to believe that the issuer is in default of securities legislation; and (v) subject to customary restrictions of general application or other TSX required hold periods or escrow requirements) under applicable Canadian securities laws. All Shareholders are urged to consult their legal advisor to ensure that the resale of their Queenston Shares complies with applicable securities legislation. Holders of Vault securities residing elsewhere than in Canada are urged to consult their legal advisor to determine the extent of all applicable resale provisions.

The foregoing discussion is only a general overview of the requirements of the Canadian securities laws for the resale of the Queenston Shares received upon completion of the Amalgamation by Shareholders resident in or otherwise subject to Canadian securities laws. All Shareholders are urged to consult with their own legal counsel to ensure that any resale of their Queenston Shares complies with applicable securities legislation.

U. S. Securities and Tax Considerations

The Queenston Shares to be issued to United States holders of Common Shares under the Amalgamation have not been registered under the United States Securities Act of 1933, as amended (the “1933 Act”) and are being issued to Shareholders which are resident in the United States in reliance on the exemption set forth in Rule 802 under the 1933 Act. The solicitation of acceptances as described in this Circular is not subject to the requirements of section 14(a) of the United States Securities Exchange Act of 1934, as amended. To the extent that Shares held by a United States Shareholder are deemed to be “restricted securities” within the meaning of Rule 144 of the 1933 Act prior to the Amalgamation, the Queenston Shares acquired by such Shareholder in the Amalgamation will continue to be “restricted securities”. Conversely, if the Common Shares are unrestricted within the meaning of Rule 144 of the 1933 Act, then the Queenston Shares acquired in the Amalgamation will be unrestricted. In the latter case, the securities will be freely tradable by non-affiliate security holders, so long as they are not participating in the offer under circumstances in which they could be deemed statutory underwriters under the 1933 Act. The Queenston Shares to be issued to United States holders of Common Shares who are affiliates of either Vault or Queenston prior to or following the Amalgamation will be “restricted securities” under Rule 144 of the 1933 Act. Shares that are deemed “restricted securities” under Rule 144 of the 1933 Act may be resold in the United States only in accordance with Rule 144 under the 1933 Act or another available exemption from the registration requirements of the 1933 Act. Re-sales may also be made in Canada in accordance with Regulation S under the 1933 Act.

The Queenston Shares will not be listed for trading on any United States stock exchange.

The Amalgamation involves the securities of two Canadian issuers. The transactions contemplated in this Circular are made in accordance with Canadian corporate and securities laws, and the Circular has been prepared solely in accordance with disclosure requirements applicable in Canada. Shareholders in the United States should be aware that such requirements are different from those of the United States. All financial statements included or incorporated by reference herein have been prepared in accordance with Canadian generally accepted accounting principles and are subject to Canadian auditing and auditor independence standards and may not be comparable to financial statements of United States companies.

The disposition of Common Shares and the acquisition of Queenston Shares pursuant to the Amalgamation may subject holders of Common Shares to tax consequences both in the United States and Canada. Such Canadian federal income tax consequences for holders of Common Shares who are resident in the United States for purposes of the Canada-United States Income Tax Convention are described under “Income Tax Considerations – Shareholders Not Resident in Canada” herein. United States income tax consequences are not discussed in this Circular and United States holders should consult their own tax advisors to understand how the United States income tax consequences of the Amalgamation affect them. It may be difficult for United States holders to enforce their rights and any claims they may have arising under United States federal securities laws because Queenston is incorporated under the laws of Canada, some or all of the officers and directors of Queenston and its subsidiaries are residents of Canada, some or all of the experts named directly or by incorporation in the Circular are residents of Canada and that all of the assets of Queenston and a substantial portion of the assets of such persons are located outside the United States. You may not be able to sue a Canadian issuer or its officers or directors in a Canadian court for violations of United States securities laws. It may be difficult to compel a Canadian issuer and its affiliates to subject themselves to a United States court's judgment.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this document and, if given or made, such information or representation must not be relied upon as having been authorized by Vault or Queenston.

Income Tax Considerations

The following is a general summary of the principal Canadian federal income tax considerations applicable to certain Shareholders in respect of the Amalgamation. This summary is applicable only to Shareholders who, for purposes of the Income Tax Act (Canada) (the “ITA”) hold their Common Shares, and will hold their Queenston Shares, as capital property, deal at arm’s length with Vault and Queenston, and are not affiliated with Vault or Queenston. Common Shares and Queenston Shares will generally be considered to be capital property of a holder thereof unless the Shareholder holds such shares in the course of carrying on a business, or has acquired such shares in a transaction or transactions considered to be an adventure or concern in the nature of trade. Certain Shareholders who are resident in Canada for purposes of the ITA whose Common Shares and Queenston Shares might not otherwise qualify as capital property may be entitled, in certain circumstances, to make an irrevocable election under subsection 39(4) of the ITA to have such shares, along with every other Canadian security (as defined in the ITA) owned by such Shareholder, to be treated as capital property.

This summary is based upon the current provisions of the ITA, the regulations thereunder (the “Regulations”), and Vault’s legal counsel’s understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (“CRA”) made publicly available prior to the date hereof. This summary also takes into account all specific proposals to amend the ITA and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, including the proposals made in the 2010 federal budget tabled on March 4, 2010 (the “Budget Proposal”), but does not otherwise take into account or anticipate any changes in the law, whether by legislative, governmental or judicial action, or in CRA’s administrative policies or assessing practices.

This summary does not apply to (i) a Shareholder that is a “financial institution” for purposes of section 142.2 of the ITA; (ii) a Shareholder that is a “specified financial institution” for purposes of the ITA; (iii) a Shareholder an interest in which is a tax shelter investment for purposes of the ITA; and (iv) a Shareholder to whom the “functional currency” reporting rules apply. Such Shareholders should consult their own tax advisors.

This summary is of a general nature only, and does not take into account or consider the tax laws of any province or territory or of any jurisdiction outside Canada. This summary is not intended to be, nor should it be construed to be, legal or tax advice to any particular Shareholder and no representations concerning the tax consequences to any particular Shareholder are made. Shareholders should consult their own tax advisors regarding the income tax considerations applicable to them in their particular circumstances.

Shareholders Resident in Canada

The following portion of this summary is generally applicable to a Shareholder who is, at all relevant times, resident or deemed to be resident in Canada for purposes of the ITA and any applicable income tax treaty (a “Resident Shareholder”).

Exchange of Common Shares for Queenston Shares

A Resident Shareholder (other than a dissenting Resident Shareholder) who, on the Amalgamation of Vault and Subco, receives no consideration other than Queenston Shares in consideration for the Resident Shareholder’s Common Shares will be deemed to have disposed of his or her Common Shares for proceeds of disposition equal to the Shareholder’s adjusted cost base of those Common Shares immediately before the Amalgamation and therefore such Shareholder will not realize a taxable gain or loss on the Amalgamation. The Resident Shareholder will be deemed to have acquired the Queenston Shares at a cost equal to such proceeds of disposition. The adjusted cost base of all Queenston Shares owned by the Resident Shareholder immediately after the exchange generally will be determined by averaging the cost of the Queenston Shares acquired on the exchange with the adjusted cost base of other Queenston Shares then held by the Shareholder as capital property.

Dissenting Shareholders

Under the current administrative practice of the CRA, Resident Shareholders who exercise their right of dissent in respect of the Amalgamation will be considered to have disposed of their Common Shares for proceeds of disposition equal to the amount paid to them for such Shares less the amount of any interest awarded by the court. To the extent that such proceeds of disposition exceed (or are exceeded by) the aggregate adjusted cost base of such dissenting Resident Shareholder’s Common Shares and any reasonable costs of disposition, the Resident Shareholder will be regarded as having realized a capital gain (or capital loss) equal to the amount of such difference. Any interest awarded to a Resident Shareholder who is a dissenting Resident Shareholder will be included in the Resident Shareholder’s income. See “Capital Gains and Losses” herein for a general description of the treatment of capital gains and capital losses under the ITA.

Capital Gains and Losses

One-half of any capital gain (a “taxable capital gain”) realized by a Resident Shareholder in a taxation year on the disposition of Queenston Shares or, in the case of a dissenting Resident Shareholder, on the disposition of Common Shares, will generally be included in the Resident Shareholder’s income for the year. One-half of any capital loss (an “allowable capital loss”) realized by a Resident Shareholder in a year must be deducted against taxable capital gains realized in the year. Any excess of allowable capital losses over taxable capital gains in a taxation year may be carried back and deducted in any of the three (3) preceding years or carried forward and deducted in any following year against taxable capital gains realized in such years to the extent and under the circumstances specified by the ITA.

If the Resident Shareholder is a corporation, the amount of any capital loss arising from a disposition or deemed disposition of a Common Share or a Queenston Share may in certain circumstances be reduced by the amount of certain dividends received or deemed to be received by the corporation on the Common Share or Queenston Share (or on another share for which such share was exchanged), as the case may be, to the extent and under the circumstances specified by the ITA. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares or Queenston Shares, or where a partnership or trust of which the corporation is a member or beneficiary is a member of a partnership or a beneficiary of a trust that owns Common Shares or Queenston Shares. Resident Shareholders to whom these rules may be relevant should consult their own tax advisors in this regard.

The realization of a capital gain (or capital loss) by an individual or a trust (other than certain specified trusts) may affect the individual’s or the trust’s liability for alternative minimum tax under the ITA. Resident Shareholders should consult their own tax advisors with respect to alternative minimum tax provisions.

Dividends

In the case of a Resident Shareholder who is an individual, dividends received or deemed to be received on Queenston Shares will be included in computing the individual’s income and will be subject to the gross-up and dividend tax credit rules generally applicable to taxable dividends received by an individual from a taxable Canadian corporation. Taxable dividends which Queenston designates as “eligible dividends” in accordance with the rules in the ITA in that regard will be subject to an enhanced gross-up and dividend tax credit.

In the case of a Resident Shareholder that is a corporation, dividends received or deemed to be received on Queenston Shares will be included in computing the corporation’s income and will generally be deductible in computing its taxable income. A “private corporation” (as defined in the ITA) or any other corporation resident in Canada and controlled by or for the benefit of an individual (other than a trust) or a related group of individuals (other than trusts) may be liable under Part IV of the ITA to pay a refundable tax of 33 1/3% on dividends received or deemed to be received on Queenston Shares to the extent that such dividends are deductible in computing the corporation’s taxable income.

Additional Refundable Tax on Canadian-Controlled Private Corporations

A Resident Shareholder that is a “Canadian-controlled private corporation” (as defined in the ITA) may be liable to pay an additional refundable tax of 6⅔% on certain investment income, including amounts in respect of net taxable capital gains and dividends or deemed dividends not deductible in computing taxable income.

Eligibility for Investment

The Queenston Shares will be qualified investments under the ITA for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans, registered education savings plans, registered disability savings plans and tax-free savings accounts at a particular time, provided that at that time, the Queenston Shares are listed on a designated stock exchange in Canada (which includes the TSX).

Notwithstanding the foregoing, if the Queenston Shares issued on the Amalgamation are a “prohibited investment” for a particular tax-free savings account that acquires such securities, the holder will be subject to penalty taxes under the ITA. Queenston Shares would be a “prohibited investment” for a tax-free savings account if the holder has a “significant interest” in Queenston or the holder (or a person or partnership in which the holder has a “significant interest”) does not deal at arm's length with Queenston. In general terms, a holder would have a “significant interest” in Queenston if the holder owns, either alone or together with persons with whom the holder does not deal at arm’s length, 10% or more of the issued shares of any class of the capital stock of Queenston or of a corporation related to Queenston. Holders of tax-free savings accounts are advised to consult their own tax advisors in this regard.

Shareholders Not Resident in Canada

The following portion of this summary is generally applicable to a Shareholder who, for purposes of the ITA and any applicable tax treaty and at all relevant times, is neither resident, nor deemed to be resident, in Canada and who does not use or hold and is not deemed to use or hold Common Shares or Queenston Shares in connection with carrying on a business in Canada or as “designated insurance property” and whose Common Shares and Queenston Shares do not otherwise constitute taxable Canadian property to a Shareholder as defined in the ITA (a “Non-Resident Shareholder”). Common Shares (and Queenston Shares) generally will not constitute taxable Canadian property to a Shareholder unless, at any time during the 60-month period immediately preceding the disposition thereof, 25% or more of the issued shares of any class or series of a class of the capital stock of Vault (or 25% or more of the shares of any class or series of Queenston) were owned or deemed under the ITA to be owned by the Shareholder, by persons with whom the Shareholder does not deal at arm’s length, or by any combination thereof.  If the Budget Proposals are implemented in the form proposed, Common Shares (and Queenston Shares) will also generally not constitute taxable Canadian property to a Shareholder unless, at any time during the 60 month period immediately preceding the disposition thereof, more than 50% of the fair market value of the Common Shares (or Queenston Shares) was derived directly or indirectly from one or any combination of (i) real or immovable property situated in Canada; (ii) Canadian resource properties; (iii) timber resource properties; and (iv) options in respect of, or interests in, such property.  In certain circumstances, Common Shares or Queenston Shares may be deemed to be taxable Canadian property.

Amalgamation

The tax consequences discussed above under the heading “Exchange of Common Shares for Queenston Shares” will generally be applicable to Non-Resident Shareholders (other than dissenting Non-Resident Shareholders) who exchange Common Shares for Queenston Shares on the Amalgamation.

Non-Resident Dissenting Shareholders

Under the current administrative practice of the CRA, the receipt by a Non-Resident Shareholder who is a Dissenting Shareholder with respect to the Amalgamation of a cash payment equal to the fair value of his or her Common Shares in respect of which dissent rights are exercised will be treated as proceeds of disposition of such Common Shares (except for any amount received as interest). No Canadian tax will be payable on any capital gain realized by a Non-Resident Shareholder in these circumstances. Any amount received as interest will not be subject to non-resident withholding tax.

Disposition of Common Shares or Queenston Shares

A Non-Resident Shareholder will not be subject to tax under the ITA on any capital gain realized on the disposition of any Queenston Shares received on the Amalgamation.

Dividends

Dividends paid or credited, or deemed to be paid or credited, on Queenston Shares to a non-resident Shareholder will be subject to withholding tax under the ITA at a rate of 25% unless the rate is reduced by an applicable income tax treaty. In the case of a beneficial owner of dividends who is a resident of the United States for purposes of the Canada-United States Income Tax Convention (the “U.S. Treaty”) and that is a qualifying person for purposes of the U.S. Treaty the rate of withholding tax on dividends will be reduced to 15%. If the beneficial owner of the dividend is a company that is a resident of the United States for purposes of the U.S. Treaty and that is a qualifying person for purposes of the U.S. Treaty and that owns at least 10% of the voting stock of Queenston, the applicable rate of withholding tax on dividends will be 5%.

Dissent Rights

Any registered holder of Common Shares is entitled to be paid the fair value of such shares in accordance with Section 185 of the OBCA if the Shareholder dissents to a special resolution authorizing the Amalgamation, and if such Amalgamation becomes effective. A holder of Common Shares is not entitled to object with respect to his, her or its shares if he, she or it votes any of such shares in favour of any resolutions authorizing the Amalgamation.

The Dissenting Shareholder is required to send a written objection to the resolutions to the Corporation at or prior to the Meeting. A vote against a special resolution or an abstention does not constitute a written objection. Within ten (10) days after the special resolution is adopted by the Shareholders, the Corporation must notify the Dissenting Shareholder who is then required, within twenty (20) days after receipt of such notice (or if he, she or it does not receive such notice, within twenty (20) days after he, she or it learns of the adoption of the special resolution), to send to the Corporation a written notice containing his, her or its name and address, the number of Common Shares in respect of which he, she or it dissents and a demand for payment of the fair value of such shares and, within thirty (30) days after sending such written notice, to send to the Corporation the appropriate share certificate or certificates. The Corporation shall, not later than seven (7) days after the later of the day on which the action approved by the special resolution becomes effective, or the day the Corporation received the aforementioned notice, determine the fair value of the Common Shares, shall make a written offer to pay such amount and shall pay such amount to the Dissenting Shareholder within ten (10) days following the date such offer is made, unless such offer is not accepted within thirty (30) days of such date. Where the Corporation fails to make an offer or the Dissenting Shareholder fails to accept an offer, the Corporation may, within fifty (50) days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any Dissenting Shareholder. If the Corporation fails to apply to a court, a Dissenting Shareholder may apply to a court for the same purpose within a further period of twenty (20) days or within such further period as a court may allow.

There is no obligation on the Corporation to apply to the court. If an application is made by either party, the Dissenting Shareholder will be entitled to be paid the amount fixed by the court which may be greater or less than the value of the Common Shares which the Dissenting Shareholder would otherwise have received.

All notices to the Corporation pursuant to Section 185 of the OBCA should be addressed to Vault Minerals Inc., at 36 Prospect Avenue, Kirkland Lake, Ontario, P2N 2V4, Attention: Joseph D. Horne, President and Chief Executive Officer.

The foregoing is a brief summary of Section 185 of the OBCA, and does not purport to provide comprehensive statements of the procedures to be followed by a Dissenting Shareholder who seeks payment of the fair value of his, her or its Common Shares.  Section 185 of the OBCA requires strict adherence to the procedures established therein and failure to do so may result in the loss of all dissenters’ rights. Accordingly, each holder of Common Shares who might desire to exercise the dissenters' rights should carefully consider and comply with the provisions of the section and consult his, her or its legal advisor.

Attached hereto as Schedule D is the full text of Section 185 of the OBCA. Shareholders who may wish to dissent should seek legal advice, as failure to comply with the strict requirements set out in Section 185 of the OBCA may result in the loss or unavailability of any right to dissent.

Information Concerning Queenston

The following information is presented on a pre-Amalgamation basis and reflects the current business, financial and share capital position of Queenston. See “Schedule “E” Pro Forma Financial Statements of Queenston After the Amalgamation with Vault” for pro forma business, financial and share capital information relating to Queenston upon completion of the Amalgamation.

Corporate Structure

Queenston was formed January 1, 1990 by the amalgamation of Queenston Gold Mines Limited (“Queenston Gold”) and HSK Minerals Limited (“HSK”) pursuant to the Canada Business Corporations Act.  Queenston is listed on the TSX (Trading Symbol “QMI”) and the Frankfurt, Stuttgart and Berlin Stock Exchanges, in Germany. Its fiscal year ends on December 31 in each year.

Queenston’s corporate office, executive head office and principal place of business is located at Suite 201, 133 Richmond Street West, Toronto, Ontario, M5H 2L3 (Tel: 416-364-0001) (Fax: 416-364-5098) Website: www.queenston.ca E-mail: info@queenston.ca.

Queenston has a wholly-owned Mexican subsidiary Minera Queenston S.A. de C.V. (“Minera Queenston”) that was incorporated in Mexico City on October 12, 2005 to facilitate exploration activities in the country of Mexico. There are currently no property assets in Minera Queenston.

Queenston has a wholly-owned subsidiary Subco that was incorporated in the Province of Ontario to facilitate the Amalgamation with Vault. There are currently no assets in Subco.

Summary Description of the Business of Queenston

Queenston is a Canadian natural resource company engaged in the exploration and development of gold deposits primarily in Canada. Queenston has been a gold producer in the past and currently is not operating any mines.  Queenston’s primary assets are strategic property holdings located in two of Canada’s historic gold camps, Kirkland Lake, Ontario and Cadillac, Quebec.  The strategy of Queenston is to advance its gold assets in both these camps towards a production decision.

Further information regarding the business of Queenston, its operations and its mineral properties can be found in the Queenston AIF and other documents referenced herein and filed on SEDAR.

Active Mineral Projects

Queenston owns interests in 23 properties in the Kirkland Lake area and 2 properties in the Cadillac area located in the Abitibi greenstone belt in north-eastern Ontario and northwestern Quebec respectively.

During 2009 and in the first quarter of 2010, exploration was completed on the Upper Beaver, McBean-Anoki, Upper Canada, Lac McVittie, AK, South Claims, HM and Commodore properties in the Kirkland Lake Project area and, on the Wood-Pandora property in the Cadillac Project area.

Kirkland Lake Project, Ontario

The Kirkland Lake project contains 28 mineral leases, 289 patented and 498 unpatented mineral claims comprising a total of 965 claim units (16,000 h) in 23 separate properties most of which are contiguous. The properties are all located in the Kirkland Lake area and occur primarily in three townships, Gauthier, Lebel and Teck. Kirkland Lake is located in north-eastern Ontario approximately 500 km north of Toronto.

Queenston owns a 100% interest in 16 properties, a 70% interest in one property and a 50% interest in 6 properties. Certain properties are subject to varying production royalties including Net Smelter Returns (“NSR”) ranging from 1% to 4% and Net Profits Interests (“NPI”) of 10% as further described in the Queenston AIF and, up to 2007, in National Instrument 43-101 (“NI 43-101” or the “Instrument”) Technical Report prepared by D. R. Alexander dated November 15, 2007 both filed on SEDAR.

Parts of the Queenston holdings lie within the boundaries of the Town of Kirkland Lake and are accessed via Highway 66 from Highway 11 to the Quebec border. Kirkland Lake is the main commercial center for the north part of the Timiskaming District and there is a capable workforce including contractors with experience in mining and mineral exploration.

There is one operating mine (Macassa) in the area operated by Kirkland Lake Gold Inc. (“KL Gold”) and there are ample supplies of both water and power to support any future mining operation.  All necessary land use, labour and environmental permits that are required to conduct exploration in the Kirkland Lake area have been obtained by Queenston.

There are 7 gold deposits (Upper Beaver, Anoki, McBean, Upper Canada, AK, 180 East Zone, SMC) located on the Kirkland Lake property that report current and historic resources and 50 individual gold showings. There are 15 shafts on the property with underground workings and one tailings impoundment facility.

In Kirkland Lake Queenston is active on two fronts. In the eastern portion of the camp the goal is to outline a collective mineral resource of 2 million ounces of gold from the Upper Beaver, McBean, Anoki and Upper Canada deposits and feed a central milling facility to be constructed on the Upper Canada mine site. All four deposits are within 6 km of the planned central mill facility and are all accessible by an existing road network. In 2009 work continued to be focused on the Upper Beaver property where in 2008 a NI 43-101 mineral resource was announced and where deeper drilling below the resource continues to intersect gold-copper mineralization. Also in 2009, in the same township, Queenston completed a NI 43-101 mineral resource on the past producing McBean gold deposit and adjacent Anoki deposit. At the Upper Canada property, drilling in 2009 has identified the potential for bulk-tonnage low grade gold mineralization. Also in 2009 diamond drilling was completed on the Lac-McVittie joint venture property and the Commodore joint venture property. Exploration will continue on these properties in 2010.

In the western portion of the camp, Queenston in joint venture with KL Gold continued underground, advanced exploration on the South Claims property where in 2008 a NI 43-101 indicated and inferred mineral resource was outlined on the new SMC. Deep surface exploration drilling was also completed with KL Gold on the HM joint venture property to target the SMC and on Queenston’s 100% owned AK Property.

The Kirkland Lake area is one of the most prolific gold camps in Ontario.  From 1910 to 2008, some 37 M oz. of gold has been produced from 28 mines situated in the vicinity of the Kirkland Lake area. Gold was first discovered in 1906, in Swastika and Larder Lake. Production from the Gateford Mine and Swastika Mine started in 1910. In 1911, W. H. Wright discovered gold near the northern outskirts of Kirkland Lake in Teck township which led to the discoveries of seven mines along the Kirkland Lake Main Break between 1912 and 1933. From east to west the mines are Toburn, Sylvanite, Wright-Hargreaves, Lake Shore, Teck-Hughes, Kirkland Minerals and Macassa.

On Queenston’s Kirkland Lake properties, between 1913 and 1987, historic mines (including Sylvanite, Upper Canada, Upper Beaver and McBean and others) collectively produced 3.4 M oz. of gold.

From 1979 to 1995, the eastern portion of the Kirkland Lake project was explored through a joint venture with the Canadian Nickel Company of Canada (“Inco”). During this period, Inco and the joint venture completed 343 diamond drill holes totaling approximately 63,000 m. This work resulted in; the discovery of the 180 East, Biroco and Esker gold zones, underground development and the completion of a feasibility study on the Anoki deposit and gold production from an open pit on the McBean deposit.

In 1989 Queenston formed a joint venture on the Upper Beaver property with Pamorex Minerals Inc., a predecessor to Royal Oak Mines Ltd., and completed exploration to 1997 discovering four new gold zones. In 2000, as a result of bankruptcy Royal Oak withdrew from the joint venture and Queenston regained a 100% interest in the property.

From 1996 to 2002, the Kirkland Lake property was explored through a joint venture with Franco-Nevada Mining Corporation Limited. During this period the joint venture drilled 74 diamond drill holes totalling 44,042 m. This work led to the discovery of three gold zones, the McBean Green Carbonate, Anoki Deep and South Splay. In 2002, Franco-Nevada merged to form Newmont Mining Corporation Limited and Queenston purchased Newmont’s interest in the Kirkland Lake project and during the period of August 2002 to December 2003 completed 64 diamond drill holes totalling 32,249 m. This work led to the discovery of four new gold zones, the Anoki South, 40 East, 80 East and Florena. Also during late 2003 a new geological interpretation of the Anoki Main deposit was completed.

During 2004, Queenston completed a new resource calculation on the Anoki deposits, entered into an agreement with Newmont on the Kirkland Lake West property, formed a joint venture on the Gracie West property with KL Gold and commenced a deep drilling program on the Princeton property. During the year a total of 4 diamond drill holes were completed totaling 3,345 m. Also late in 2004, a high-resolution airborne magnetometer survey was released covering the Kirkland Lake area as part of the “Discover Abitibi” initiative financed by the provincial and federal governments, as well as the mining sector.

In 2005, Queenston embarked on a $3 million exploration program focusing exploration on the Kirkland Lake West, AK, Princeton and Upper Beaver properties. In total 61 diamond drill holes were completed in 2005 representing 34,825 m. Late in the year a joint venture was formed with KL Gold on the Kirkland Lake West property to carry out underground exploration on the “04 Break”.

In 2006, Queenston completed a $3.65 million program of exploration on the Upper Beaver, Anoki-McBean and Kirkland Lake West properties.  A total of 64 diamond drill holes were drilled totaling 38,500 m.

In 2007, Queenston completed approximately $4.8 million in exploration in Kirkland Lake largely consisting of diamond drilling on the Upper Beaver, Kirkland Lake West and AK properties. A total of 65 diamond drill holes were completed in 2007 totaling 52,366 m. Also in 2007 Queenston and joint venture partner KL Gold purchased the South Claims and East Claim properties.

In 2008, Queenston completed approximately $7.3 M in exploration in Kirkland Lake including diamond drilling on the Upper Beaver, McBean, AK and South Claims properties. A total of 94 drill holes and 6 wedges were completed in 2008 totaling 62,475 m.

In 2009, Queenston completed approximately $10.9 million on the Kirkland Lake properties including diamond drilling on the Upper Beaver, Upper Canada, Anoki, McBean, Lac Mcvittie , Commodore, South Claims and AK properties. A total of 22 drill holes and 22 wedge cuts were begun or completed in 2009 totaling 20,721 m.

Kirkland Lake occurs in the southwestern portion of the Abitibi greenstone belt along a major regional deformation zone referred to as the Larder Lake Break (“LLB”). The LLB is considered a major east-west trending thrust fault that developed in the crust along the contact of mafic and ultramafic rocks of the Tisdale Group to the south and mafic volcanic rocks of the Blake River Group to the north.  Expansion along the LLB created a graben-like basin which was filled with calc-alkaline volcanic activity and clastic sedimentary rocks forming the Timiskaming Group. Later compression of the area created parallel and splay faults in both the Timiskaming and Tisdale Group rocks along which many of the gold deposits in the camp were formed. Today the LLB represents an unconformity between the Tisdale Group to the south and a 0.6 km to 5 km thick section of Timiskaming Group sediments and volcanics to the north. Both the major rock groups in the area have been intruded by gabbroic and mafic-felsic intrusions, the most prominent are the Lebel Stock, Otto Stock, Murdoch Creek Stock and the Round Lake Batholith.

Four Queenston properties in the Kirkland Lake Area are the subject of current, NI 43-101 compliant, mineral resource estimates in 4 gold deposits (Upper Beaver, McBean, Anoki and SMC) and these supersede any prior resource estimates that have been carried out on these deposits.  Other historic resource estimates have been carried out for three other properties witin the Kirkland Lake Area (Upper Canada, AK, 180 East) however it should be noted that these estimates are not NI 43-101 compliant and should therefore not be relied upon as they have not been verified by Qualified Person).

The Upper Beaver deposit contains mineral resources that have been estimated in compliance with NI 43-101 and Companion Policy 43-101CP by independent Qualified Persons Risk Risto, P.Geo. and Michael Kociumbas, P. Geo. of Watts, Griffis and McOuat Limited of Toronto in a report dated November 6, 2008. The McBean and Anoki deposits contain current mineral resources and have been calculated in accordance with NI 43-101 and Companion Policy 43-101CP by independent Qualified Person Eugene Puritch, P.Eng., in a report with an effective date of December 8, 2009.  The SMC contains current mineral resources that have been calculated in compliance with NI 43-101 and Companion Policy 43-101CP by independent Qualified Person Glenn R. Clark, P.Eng. of Cobourg in reports dated August 25, 2008 and July 17, 2009.  The technical reports are filed on SEDAR.

Table of Current Mineral Resources on the Kirkland Lake Project Area

Deposit	Measured + Indicated Resources	Gold (oz)	Inferred Resources	Gold (oz)
Upper Beaver	1,373,500 t @8.5 g/t Au 0.43% Cu	375,000	1,061,300 t @ 7.7 g/t Au, 0.39% Cu	263,000
Anoki	730,000 t @ 4.7 g/t Au	110,700	337,000 t @ 4.8 g/t Au	52,100
McBean	706,000 t @ 4.6 g/t Au	105,700	1,221,000 t @ 4.7 g/t Au	184,700
South Mine Complex	33,505 t @ 42.5 g/t Au	45,000	56,590 t @ 42.5 g/t Au	77,000
Total	2,841,550 t @ 7.0 g/t Au	636,200	2,675,890 t @ 6.7 g/t Au	577,000

The mineral resources on the Upper Canada, AK and 180 East deposits are considered historic mineral resources as they were calculated prior to February 1, 2001 and publication of NI 43-101. As a result, the historic mineral resources have not been calculated under the current standards and should not be relied upon as they have not been verified by a Qualified Person under the Instrument. The Upper Canada historic resource is attributed to a review by Roscoe Postle Associates Inc. (“RPA”) in a report prepared by H. Agnerian dated July 19, 1996, of several generations of resource estimates on the property. The AK historic resource was first calculated in 1994 by Cyprus Canada Inc. and reported in March 1995 and revised by Queenston in an internal report dated April 1997. The 180 East Zone historic resource was calculated by Inco Exploration and Technical Services in January 1989.

Table of Historic Mineral Resources on the Kirkland Lake Project Area

Deposit	Measured + Indicated Resources	Gold (oz)	Inferred Resources	Gold (oz)
Upper Canada	1,899,973 t @ 6.9 g/t	442,000	-
AK			2,639,378 t @ 4.5 g/t	382,000
180 East	326,587 t @ 4.1 g/t	43,000
Total	2,226,560 t @ 6.5 g/t	465,000	2,639,378 t @ 4.5 g/t	382,000

Upper Beaver Property

The property comprises 74 claims (1,198 ha) and hosts the Upper Beaver Mine that produced 140,700 oz of Au and 11.9 M lbs of copper from 526,678 t grading 8.3 g/t Au and 1% Cu. Upper Beaver forms part of Queenston’s strategy to advance four gold deposits towards production in Gauthier township employing a central mill complex.

Gold was first discovered on the property in 1912 and two shafts were sunk exploring a series of gold-copper veins. In 1919 Argonaut Gold Mines built a small mill with limited production occurring until 1928. From 1935 to 1964 a variety of companies completed exploration on the property with no reported production. In 1964, Upper Canada Gold Mines Limited acquired the property and produced from the mine to a depth of 365 m (1,250 ft) until closure in 1971. The main shaft was sunk to a depth of 605 ft with a winze to 1,250 ft. Levels were established at 80, 100, 200, 350, 500, 625, 750, 875, 1000 and 1250 feet. In 1977 Queenston Gold purchased the Kirkland Lake assets held by Upper Canada Resources Limited.

In 1989 Queenston formed a joint venture with Pamorex Minerals Inc., a predecessor to Royal Oak Mines Ltd., and completed exploration to 1997 discovering four new gold zones. In 2000, as a result of bankruptcy Royal Oak withdrew from the joint venture and Queenston regained a 100% interest in the property.

In 2005 Queenston commenced a program of geophysics and drilling on the property targeting the down-dip projection of the Upper Beaver mineralization to the north. Into 2008, 134 drill holes were completed (97,065 m) defining three zones of gold and copper mineralization located adjacent to and below the mine workings leading to a NI 43-101 mineral resource announced in September 2008. Since exploration commenced in 2005 a total of 117,786 m in 178 holes have been completed to the end of 2009.

The property is underlain by mafic volcanic rocks of the Blake River Group to the north and felsic volcanic rocks of the Tisdale Group to the south. The contact between the two groups is moderately to flat dipping to the northeast. A syenite plug intrudes the mafic volcanic rocks north of the main shaft. Two historic types of gold-copper mineralization occur on the property, (1.) northeast trending-northwest dipping quartz-carbonate-gold veins in syenite and mafic volcanic rocks, and (2.) chalcopyrite-pyrite-magnetite zones consisting of both northeast trending layered type and non-layered vein type occurring in andesite and interflow material.

Three primary zones of gold and copper mineralization have been identified at Upper Beaver located adjacent to and below the mine workings, Beaver North Zones, North Basalt Zones and South Contact Zone.

The Beaver North Zones trend in a northeast – southwest direction and host the majority of the deposit in a series of steeply north dipping breccia zones containing chalcopyrite, magnetite, pyrite and visible gold in a variety of rock types including syenite, feldspar porphyry, conglomerate and basalt. The most significant zones occur near or within the southern contact of a syenite plug and include the Upper Porphyry Zone (20.3 g/t Au with 2% Cu over 10.7 m in hole UB05-16), the Lower Porphyry Zone (9.2 g/t Au with 0.4% Cu in hole UB06-47), Syenite Breccia Zone (6.7 g/t Au with 2.2% Cu over 3.0 m in hole UB06-67) and Lower Gauthier Zone (26.8 g/t Au over 3.0 m in hole UB06-68, a syenite breccia).  The zones have been traced within a mineralized corridor over a horizontal length of 600 m and to a depth of 1200 m.

The North Basalt Zone contains three, steeply dipping zones of gold and copper mineralization that occurs in brecciated and altered basalt at the north contact of a syenite plug. Important intersections include: 8.4 g/t Au with 0.3% Cu over 2.3 m and 11.3 g/t Au with 0.7% Cu over 4.2 m in hole UB06-60. A new zone was intersected west of the North Basalt zones in sheared and brecciated syenite. This zone intersected in hole UB06-63 assayed 20.8 g/t Au over 4.0 m.

The South Contact Zone represents a series of altered and mineralized zones in silicified, epidotized, carbonated, and brecciated mafic volcanic and sedimentary rocks. This Zone contains magnetite, chalcopyrite, pyrite, pyrrhotite, visible gold and consists of two, nearly flat lying units, an Upper and Lower that occurs at or near a mafic –felsic volcanic contact south and below the old mine workings. In 2005 this zone was traced over a length of 250 m and remains open. Important intersections include: 14.3 g/t Au across 3.0 m in hole UB05-03, 9.2 g/t Au across 4.0 m in hole UB05-04, 5.0 g/t Au across 10.9 m in hole UB05-17, 13.4 g/t Au across 4.2 m in hole UB05-19.

On September 22, 2008, Queenston reported a NI 43-101 mineral resource at Upper Beaver comprising total indicated resources of 1,373,500 t grading 8.5 g/t Au ((375,000 oz.) (9.7 g/t Au uncapped (427,900 oz.)) with 0.43% Cu and total inferred resources of 1,061,300 t grading 7.7 g/t Au ((262,800 oz.) (8.5 g/t Au uncapped (291,300 oz.)) with 0.39% Cu. The mineral resource estimate was completed by Watts, Griffis and McOuat Limited of Toronto under the supervision of independent Qualified Person Michael W. Kociumbas, P.Geo. and the accompanying NI 43-101 Technical Report was co-authored by Rick Risto, P.Geo.

The mineral resource was contained within four zones, Porphyry, South Contact, North Contact and Breccia, and estimated to a depth of -800 m below surface. Approximately 82% of the mineral resource is hosed in the Porphyry Zone that remains open to depth.

Summary of Upper Beaver Mineral Resources

Category	Tonnes	Cu (%) (Capped)	Au (g/t) (Uncapped)	Ounces (Uncapped)	Au (g/t) (Capped)	Ounces (Capped)
Indicated	1,373,500	0.43	9.7	428,000	8.5	375,000
Inferred	1,061,300	0.39	8.5	291,300	7.7	262,500
Note:	Cutoff of 3.0 g/t Au; Au is capped at 50 g/t; Cu is capped at 2%. (“Capped” has the same meaning as “Cut”)

Mineral Resources of Individual Zones

Zone /Category	Tonnes	Cu (%) (Capped)	Au (g/t) (Uncapped)	Ounces (Uncapped)	Au (g/t) (Capped)	Ounces (Capped)
Porphyry Zones
Indicated	942,600	0.52	10.9	331,100	9.6	290,700
Inferred	859,200	0.45	9.2	255,300	8.3	229,600
South Contact Zones
Indicated	209,900	0.19	6.3	42,800	6.3	42,800
Inferred	171,400	0.15	4.9	27,000	4.9	27,000
North Contact Zones
Indicated	126,700	0.47	10.0	40,700	6.9	28,200
Inferred	12,600	0.58	16.1	6,600	9.3	3,800
Breccia Zone
Indicated	94,300	0.04	4.4	13,300	4.4	13,300
Inferred	18,100	0.03	4.1	2,400	4.1	2,400
Notes:
1.	Interpretation of the mineralized zones were created as 3D wireframes/solids based on a 3.0 g/t Au cutoff grade and a minimum horizontal thickness of 2 m.
2.	Mineral Resources were estimated using a block model with a block size of 5m by 5m by 2m with a specific gravity of 2.9 t/m³
3.	Grade capping was done on 1 m composite/individual assays at 50 g/t Au and 2% Cu.
4.	Assumed gold price was US$650/ounce.

In 2009, two programs of drilling were completed at Upper Beaver. One program was focused on upgrading the inferred mineral resource to the indicated category in preparation for pre-feasibility or other economic study, by completing a series of infill holes. The second program continued with deep exploration and resource enhancement below and along strike of the existing mineral resource.

The infill program was completed early in 2010 with 17 holes reaching the desired pierce point locations, 14 of which successfully intersected the mineralized zones. Highlights from the infill program include drill holes UB09-100W1 and UB09-145W1  which intersected the western Porphyry Zone at the -775m and -650 m below surface returning 9.4g/t Au with 0.6% Cu over 37.3 m and 16.1 g/t Au with 3.6% Cu over 2.6 m respectively. In the eastern Porphyry Zone, holes UB09-149, UB09-152, UB09-113W2 and UB09-156 intersected the zone assaying 15.8 g/t Au with 0.95% Cu over 13.1 m, 21.3 g/t Au with trace Cu over 6.2 m, 68.3 g/t Au with trace Cu over 3.0 m and 15.8 g/t Au with trace Cu over 12.0 m respectively.

The deep drilling program at Upper Beaver was successful in further extending the known mineralized zones to depth. Highlights of this drilling since 2008 include holes UB08-139 intersecting 30.3 g/t Au with 1% Cu over 20.8 m at -950 m, UB08-235W2 assaying 6.3 g/t Au with 0.5% Cu over 19.7 m at -1175 m, UB09-148 assaying 20.3 g/t Au with 2.5% Cu over 6.0 m at -1150 m, UB09-148W2 assaying 11.0 g/t Au with 1.7% Cu over 3.5 m at -1125 and UB10-148W3 assaying 10.6 g/t Au with 0.8% Cu over 17.3 m.  At the bottom of hole UB10-148W3 a new gold zone was intersected assaying 30.2 g/t over 0.5 m. Referred to as the “Foot Wall Zone” the mineralization contains no appreciable copper and lies approximately 100 m to the south of the Porphyry Zones. Hole UB10-148W3 is the only hole that has tested the mineralized corridor this far south and the new zone is open towards surface and to depth.

For the balance of 2010 drilling will continue on the Upper Beaver project with three drill rigs budgeting 50,000 m of drilling. The drilling will continue to focus on resource expansion beyond the existing dimensions of the deposit to depth, east, west and to surface. The completed infill program will result in an upgrade of the existing NI 43-101 resource and the deep drilling will be used to generate a new mineral resource.

The design of the Queenston’s drilling programs, Quality Assurance/Quality Control (“AQ/AC”) and interpretation of results is under the control of Queenston’s geological staff including Qualified Persons employing a QA/QC program consistent with NI 43-101 and industry best practices. The Upper Beaver project is supervised by Queenston’s Vice President Exploration, William McGuinty, P. Geo. A detailed review of Queenston’s QA/QC procedures is filed in the Queenston AIF on SEDAR. The drill core is logged and split with half-core samples shipped to Swastika Laboratories of Swastika, Ontario and analyzed employing the appropriate gold fire assaying technique. For QA/QC purposes Queenston as well as the lab submits standards and blanks every 25 samples. Approximately 5% of sample rejects and/or pulps are sent to other laboratories for check assaying.

Anoki – McBean Property

The Anoki – McBean property comprises 31 mineral claims (502 ha) located in southern Gauthier Township. The property is accessible by provincial highway 66 and secondary roads and hosts three gold deposits, Anoki, Anoki South and McBean. The deposits occur along the LLB within 700 m of one another. The Anoki-McBean property forms part of Queenston’s strategy to advance four gold deposits (Upper Beaver, McBean, Anoki and Upper Canada) towards production employing a central mill complex.

Initial discovery of gold at Anoki was in 1916 and in 1938 a shaft was sunk to 225 m and 4 levels were established with no production. From 1979 to 1990, Inco Limited in joint venture with Queenston completed diamond drilling, calculated a mineral resource, drove a ramp to 230 m, extracted a bulk sample and completed a feasibility study. The bulk sample consisted of 24,949 t grading 3.98 g/t (3,100 oz). Inco’s historical resource amounted to 1,072,260 t averaging 4.1 g/t (141,000 oz) using a 1.7 g/t cut-off over a minimum width of 1.5 m. (this historical resource estimate has since been superseded by P&E’s December 2009 NI 43-101 compliant resource estimate).  A feasibility study was completed in 1990 based on a mineable reserve of 589,500 t averaging 4.7 g/t (89,000 oz) however, due to the uncertainty of the gold price the project did not proceed.

In 2003, a new geological interpretation of the Anoki Main Deposit was completed and RPA calculated a NI 43-101 mineral resource employing a block model method and a higher gold grade cut-off. This resource is outlined in a Technical Report entitled Report on the Anoki Main Deposit and Anoki South Zone, Kirkland Lake, Ontario, prepared by Hrayr Agnerian, P. Geo., dated April 30, 2004. A total of 254 surface and underground diamond drill holes were used in the study outlining a group of seven steeply north dipping lenses of gold mineralization. RPA determined the Anoki deposit to contain measured and indicated resources of 522,300 t averaging 5.7 g/t and inferred resources of 35,800 t averaging 5.7 g/t. In the South Zone the inferred resource contained 106,000 t grading 6.5 g/t Au. The resource was calculated using a 3.5 g/t cut-off over a minimum horizontal thickness of 1.5 m.  This report was subsequently reviewed and included in the new resource estimations provided for the McBean and Anoki deposits by P&E Mining Consultants Inc. (“P&E”) in a report with an effective date of December 8, 2009.

The McBean deposit was discovered in 1928 and from 1930 to 1951 was developed and explored by 3 shafts and 5 underground levels to a depth of 220 m from surface. During the mid-1980’s the upper portion of the McBean deposit was mined from an open-pit by a joint venture partnership between Queenston and Inco and processed at the refurbished Upper Canada mill. Production amounted to approximately 50,000 oz. of gold from 506,000 t grading 3.0 g/t with mill recoveries of 95% employing a cyanide leach circuit. Due to prevailing gold prices at the time ($400 US/oz) the underground exploitation of the remainder of the deposit below the pit was postponed and in 1996 Queenston purchased Inco’s interest in the property. A historical mineral resource estimate calculated by Inco and Queenston in 1985 amounted to a combined measured and indicated mineral resource of 835,520 t grading 5.1 g/t Au and an inferred mineral resource of 723,934 t grading 4.8 g/t Au remaining in the McBean deposit below the pit (this historical resource estimate has since been superseded by P&E’s December 2009 NI 43-101 compliant resource estimate).

Following a phase of deeper drilling in 1996-97 Queenston calculated a further inferred mineral resource, historical in nature, of 1,111,303 t grading 7.5 g/t (this historical resource estimate has since been superseded by P&E’s December 2009 NI 43-101 compliant resource estimate). This resource was calculated using a cut-off grade of 3.4 g/t Au over a true width of 1.5 m and complies with the resource classification adopted by the CIM. As this calculation was completed prior to NI 43-101 it is regarded as an historical resource and should not be relied upon as it has not been verified by a Qualified Person under the Instrument. From 2006 to 2009 a total of 118 holes (50,500 m) were completed at McBean to upgrade the historic resource to be compliant with NI 43-101 standards.

In December 2009 Queenston announced a new NI 43-101 compliant mineral resource for both the McBean and Anoki deposits prepared by P&E of Brampton, Ontario under the supervision of Qualified Person, Eugene Puritch, P.Eng. employing 3D wireframes/solids based on a 2.5 g/t Au cutoff grade and a minimum horizontal thickness of 2 m within geologically defined limits.

The mineral resources at Anoki are contained in 9 lenses that are located within a 50-100 m thick package of altered basaltic flows in the hanging wall, south and adjacent to the LLB approximately 600 m west of the McBean deposit. The lenses are vertical dipping, east plunging and the mineralization consists of pyrite and visible gold in silicified-carbonated coarse grained basalt.

The mineral resources at McBean are primarily contained in four lenses that steeply dip (70⁰) to the south and plunge east. The lenses are located within the deformation corridor of the LLB hosted by altered ultramafic rocks including green carbonate, altered tuff and cut by a series of felsic intrusives. The mineralization is associated to silicification of felsic bodies with accompanying pyrite and visible gold in porphyritic dykes, green carbonate and tuff.

Summary of McBean Mineral Resource

	Measured + Indicated (Capped)			Inferred (Capped)
Lens	Tonnes	Grams/t Au	Ounces Au	Tonnes	Grams/t Au	Ounces Au
A	276,000	4.51	40,000	272,000	3.99	34,900
B	401,000	4.77	61,400	230,000	5.78	42,800
C	11,000	3.84	1,300	120,000	5.06	19,500
C19	18,000	5.07	3,000	424,000	4.69	63,900
Other	0	0	0	175,000	4.20	23,600
Total	706,000	4.64	105,700	1,221,000	4.71	184,700

Summary of Anoki Mineral Resource

	Measured + Indicated (Capped)			Inferred (Capped)
Lens	Tonnes	Grams/t Au	Ounces Au	Tonnes	Grams/t Au	Ounces Au
Lens 1,2,3	668,000	4.77	102,400	145,000	4.56	21,200
Lens 4,5,6,7	58,000	4.49	7,900	89,000	5.71	16,400
33, South	4,000	3.11	400	103,000	4.36	14,500
Total	730,000	4.74	111,700	337,000	4.80	52,100
Notes:
(1)
Mineral resources which are not mineral reserves do not have demonstrated economic viability.  The estimate of mineral resources may be materially affected by environmental, permitting, legal, title, taxation, sociopolitical, marketing, or other relevant issues.

(2)
The quantity and grade of reported inferred resources in this estimation are uncertain in nature and there has been insufficient exploration to define these inferred resources as an indicated or measured mineral resource and it is uncertain if further exploration will result in upgrading them to an indicated or measured mineral resource category.

(3)
The mineral resources in this press release were estimated using the Canadian Institute of Mining, Metallurgy and Petroleum (CIM), CIM Standards on Mineral Resources and Reserves, Definitions and Guidelines prepared by the CIM Standing Committee on Reserve Definitions and adopted by CIM Council December 11, 2005.

(4)
The 2.5 g/t Au cut-off utilized in the above tables was derived from US$900/oz Au, $0.92 US$ exchange rate, C$50/tonne mining cost, C$20/tonne processing cost, C$5/tonne G&A cost and 95% process recovery.

Late in 2009 Queenston commenced exploration drilling both below the Anoki and McBean deposits outside of the known mineral deposit areas. This program is planned to continue through the first quarter of 2010.

The design of the Queenston’s drilling programs, QA/QC and interpretation of results is under the control of Queenston’s geological staff including Qualified Persons employing a QA/QC program consistent with NI 43-101 and industry best practices. The McBean project is supervised by Queenston Exploration Manager, Michel Leblanc, P.Geo. A detailed review of Queenston’s QA/QC procedures is filed in the 2008 Annual Information Form on SEDAR. The drill core is logged and split with half-core samples shipped to Swastika Laboratories of Swastika, Ontario and analyzed employing the appropriate gold fire assaying technique. For QA/QC purposes Queenston as well as the lab submits standards and blanks every 25 samples. Approximately 5% of sample rejects and/or pulps are sent to other laboratories for check assaying.

Upper Canada Property

The Upper Canada property comprises 59 claim units (953 ha) located in the central portion of Gauthier Township. The property hosts the Upper Canada gold deposit with past production of approximately 1.5 million oz. of gold from 4.3 million tonnes grading 11.0 g/t. Upper Canada forms part of Queenston’s strategy to advance four gold deposits towards production employing a central mill complex.

The initial discovery of gold at Upper Canada was in 1920 and in 1928 a shaft was sunk to 40 m. In 1929 Upper Canada Mines acquired the property, deepened the shaft to 150 m and established 4 levels. At the Brock deposit gold was discovered in the 1930’s and from 1938-41 Brock Mines sunk a shaft to 192 m with four levels. No production was reported at Brock and the property was acquired by Upper Canada Resources in 1946. The Upper Canada deposit commenced production in 1938 and produced gold continuously to 1971. Past production amounted to 1.52 million oz. of gold from 4,294,873 tonnes averaging 11.01 g/t with the primary production shaft and winze to a depth of 1,930 m. With a substantial resource remaining the mine was closed in 1971 when faced with a major capital infusion required for expanding the operation . The mill continued to operate until 1972 processing material from the Upper Beaver mine. The assets of Upper Canada Resources were acquired by Queenston Gold in 1977.  In 1984 the mill was used to process ore from the McBean mine until 1986. In 1988, Inco Ltd. entered into an agreement with Queenston to earn an interest in the property by completing surface and underground exploration. After a two year surface program that included geophysics and diamond drilling Inco declined from completing further work and earned no interest in the property. In  2001, Queenston dismantled the mill and ancillary buildings as part of the Closure Plan filed with the Ministry of Northern Development and Mines. Since the early 1990’s until 2009 no exploration has been undertaken on the property.

The property is underlain by Timiskaming assemblage flows, tuffs, sediments with syntectonic dykes, sill and plugs of syenite and porphyry. The deposit sits within a 300- 400 m thick deformation corridor framed by the north and south branches of the Upper Canada Break, a structural splay feature emerging from the LLB. The ore zones occur within intensely deformed, east-west striking, vertical dipping shear zones that plunge 50-60 degrees to the east. The ore is restricted to narrow blue quartz veins in the thicker flow units and are characterized by fine pyrite, visible gold with accessory sphalerite, chalcopyrite, galena and molybdenite. Production was principally recorded from the H, M, Q, B, Upper and Lower L zones. The L Zone is the largest ore bearing vein system occurring along the east side of a spotted porphyry body. It is represented by bluish quartz veins in a siliceous tuff and accounts for approximately 75% of the past production and 46% of the remaining historic mineral resources.

The mine was closed in 1972 due to the prevailing gold price and capital considerations and there remains an historic measured and indicated resource of 1,899,973 t grading 6.9 g/t (approximately 422,000 ounces). The mineral resources at Upper Canada were reviewed by RPA in a report prepared for Queenston dated July 19, 1996 and should not be relied upon as the report was not compliant to NI 43-101 and has not been verified by a Qualified Person under the Instrument. As part of a recent geological compilation of the mine it was revealed that the property could host a resource of lower-grade gold mineralization that may be amenable to open pit-bulk mining.

Historic Resources – Upper Canada (NI 43-101 Non-compliant)

Zone	Measured + Indicated Resources	Oz. of Gold
C Zone	720,508 t @ 7.4 g/t	170,700
Upper L	109,216 t @ 4.3 g/t	15,000
Lower L	773,475 t @ 7.7 g/t	191,250
M&Q	296,774 t @ 4.5 g/t	42,750
Total	1,899,973 t @ 6.9 g/t	419,700

In 2009, exploration commenced on the Upper Canada Property during the second quarter and continued to the end of the year totaling $ 1,358,034. The 14 hole diamond drilling program targeted the potential for a bulk tonnage, near surface low-grade gold resource with significant intersections including 2.04 g/t Au over 33.7 m (UC09-12), 1.54 g/t Au over 54.6 m (UC09-02), 1.55 g/t Au over 45.7 m (UC09-01), 1.46 g/t Au over 49.2 m (UC09-14), 1.65 g/t Au over 25.0 m (UC09-07) and 1.10 g/t Au over 33.5 m (UC09-11). Due to the positive results, a second phase of drilling commenced and in February 2010 an additional 21 holes were completed reporting intersections including, 1.93 g/t Au over 32.0 m in hole UC09-34, 1.12 g/t Au over 71.3 m and 4.58 g/t Au over 11.0 m in hole UC09-24, 1.02 g/t Au over 41.2 m in hole UC09-31, 1.37 g/t Au over 20.7 m and 0.91 g/t Au over 32.9 m in hole UC09-33, 0.92 g/t Au over 44.6 m in hole UC09-30, 0.95 g/t Au over 19.2 m in hole UC09-26 and 0.78 g/t Au over 65.2 m in hole UC09-25.

The drilling intersected mineralization across the Upper Canada Break, a 500 m wide, steeply south dipping deformation zone comprising the North and South Branches. The mineralization consisted of disseminated gold-pyrite in albite-sericite-quartz altered sedimentary, volcanic and intrusive rocks.  Narrower, higher grade mineralization is hosted in silicified zones within volcanic and sedimentary rocks. Past production from the Upper Canada mine was completely hosted in the South Branch of the break and serviced by the #1 and #2 shafts developed to 1,930 m and 884 m respectively. The Brock Shaft located on the North Branch is 190 m deep with limited underground development and was used for exploration purposes only.

The drilling has defined a potential 1.3 km long gold system along the South Branch and 500 m long corridor along the North Branch of the Upper Canada Break. The Upper Canada Break can be traced in Gauthier Township on Queenston’s 100% owned property for a distance of 4 km. For the balance of 2010 drilling will continue at Upper Canada to define the potential bulk tonnage target as well as begin to target the deeper C Zone.

Frank Ploeger, P. Geo. supervised the Upper Canada drilling program employing a QA/QC program consistent with NI 43-101 and industry best practices. The drill core is logged and split by diamond saw with half-core samples shipped to Swastika Laboratories of Swastika, Ontario and analyzed employing the appropriate gold fire assaying technique. For QA/QC purposes Queenston as well as the lab submit standards and blanks every 25 samples. Approximately 5% of sample rejects and/or pulps are sent to a second lab for check assaying on a routine basis.

Kirkland Lake Gold Inc. Joint Ventures

Queenston KL Gold has formed five, 50% -50% joint ventures in Teck Township. The properties, Kirkland Lake West, Gracie West, South Claims, HM and East Claim all are adjacent and adjoining the Macassa mine owned and operated by KL Gold. The properties collectively contain 46 mineral claim units. The focus of the joint venture for the past three years has been on the South Claims and HM properties where exploration has discovered high-grade gold mineralization as part of the new SMC gold deposit discovered by KL Gold on their 100% owned Macassa mine property. The South Claims property is located south of the Macassa mine and the HM claim to the east.

In the early 1900’s, a 400 ft vertical shaft was sunk on the South Claims property near the Amalgamated Break. During that period, Canadian Kirkland Mines completed limited underground drifting on a series of gold-bearing veins and since that time no further exploration has been reported on the property. North of the South Claims surface and underground exploration completed by KL Gold, on the Macassa property, discovered the ABM Zone in 2004 and the SMC in 2005. The only recorded history of past exploration on the HM property was 8 surface diamond drill holes completed by GLR Resources Inc. in 2005. Anomalous gold values were encountered in the drilling including 1.8 g/t Au over 4 m (hole HM05-08) and 2.4 g/t Au over 2.0 m (hole HM05-05) believed to be mineralization that forms part of the ABM zone discovered to the north on the Macassa mine property.

As result of advanced underground exploration including diamond drilling and drifting KL Gold has now outlined a high-grade gold reserve and resource on the Macassa property trending south of the Kirkland Lake Main Break. In July 2009 KL Gold announced a mineral inventory of 1.6 million ounces of gold grading 25.7 g/t and is currently mining the SMC at a rate of 100,000 oz/year.

In 2007 the JV commenced exploration on the South Claims property to explore the down dip potential of the SMC that has led to mineral resource estimates in 2008 and 2009. KL Gold is the operator of the underground joint venture program. This work included underground development on the 5300’ ft level of the Macassa mine towards and along the northern property boundary that provided a platform for exploration drilling. As a result of two drilling campaigns (25 holes) the JV discovered the down-dip continuation of the SMC onto the northern portion of the South Claims property where already a significant mineral resource has been outlined and remains open. The initial discovery holes on the South Claims property reported a high grade intersections including 87.1 g/t Au over 6.6 m and 86.7 g/t Au over 5.1 m in hole 53-909 and 25.7 g/t Au over 15.0 m in hole 50-901.

Exploration commenced on the HM Claim property in 2009 targeting the SMC gold zone employing a surface diamond drilling program. Queenston operated this program completing one pilot hole and three wedge holes that included a high grade intersection in hole AK08-2W6 assaying 59.5 g/t Au over 1.5 m.

The northern portion of the South Claims is underlain by conglomerate and tuff of the Timiskaming Assemblage intruded by porphyry. The northeast-southwest tending Amalgamated Break cuts through the northern portion of the claims in the vicinity of the shaft. In the central portion of the property the east-west trending 103 Break cuts the claims. This Break hosts the adjacent AK Zone on the AK property. The southern most claim is almost entirely underlain by a portion of the Murdock Stock, a small felsic intrusion composed principally of syenite. The contact of the Timiskaming Assemblage and Murdock Stock is marked by the east-east trending LLB. There is no recorded gold mineralization documented on the South Claims.

The HM Claim is underlain by conglomerate and tuff of the Timiskaming Assemblage to the north and underlain by porphyry to the south. The northeast-southwest trending Amalgamated Break is located south of the claim on the Queenston’s AK property. In addition to the shallow gold mineralization intersected by GLR Resources in 2005, deep drilling by the Queenston – KL Gold JV intersected high grade mineralization in a new zone believed to be part of the SMC in 2009. The deep mineralization occurs in a quartz vein zone containing pyrite and visible gold hosted in porphyry.

The SMC mineralization occurs in a flat lying gold zone that is fault controlled by structures trending east-west and dipping south. The SMC is located south of the 24 million ounce, steeply south-dipping, Kirkland Lake Main Break and is interpreted to be controlled by a linking structure between two major gold bearing breaks, the Main Break to the north and the LLB to the south. Unlike quartz-vein hosted gold mineralization typical along the Main Break, the SMC mineralization is characterized by a series of altered, silicified and pyritic stacked zones containing visible gold and tellurides bounded by flat lying faults. The SMC remains open to the south east and west and there is strong potential for other SMC-type deposits to be discovered south of the Main Break throughout Teck Township.

As a result of the 2008 and 2009 drilling campaigns supervised by the geological staff of KL Gold, the JV has outlined a mineral resource on the South Claims property that continues to remain open to the south east and west. The mineral resources on the South Claims were calculated by the KL Gold staff and audited by Glenn R. Clark and Associates in a NI 43-101 report dated July 17, 2009. Mr. Clark, a Professional Engineer, also prepares the reserve and resource studies for KL Gold on the Macassa property.

Table of Mineral Resources – South Claims JV

Class	Tonnes	Au (g/t)	Ounces
Measured + Indicated	66,100	42.5	90,000
Inferred	113,200	42.2	154,000

Queenston’s 50% share of the mineral resource amounts to 33,050 t grading 42.5 g/t (measured + indicated) and 56,600 t grading 42.2 g/t Au (inferred).

The following lists the criteria employed by KL Gold in calculating reserves and resources for the Macassa Mine and South Claims JV property:
1.	The reserves and resources are estimated using the polygonal method.
2.
All intersections are calculated out to a 5.0 foot minimum horizontal mining width for structures dipping greater than 45 degrees. The minimum mining height for structures dipping less than 45 degrees is 6.5 feet.

3.
Dilution is added to reserves at varying rates depending on mining method, and the width of the ore. The average dilution of the reserves at April 2008 is 33.7% at 0.02 ounces of gold per ton. Long hole stopes are diluted by 32-50%, mostly 50%. Cut and fill stopes 5-7 feet wide are diluted 15-50%. Most of the narrower stopes are diluted by 50%. Cut-and-fill stopes that are greater than 7 feet wide are diluted 10-15%.

4.
All higher grades are cut to 3.50 ounces of gold per ton. Based on a statistical analysis completed by Scott Wilson of RPA in 2007, Queenston has implemented a cutting factor of 7.2 oz Au/ton for the New South Zone. The cut-off is 0.25-0.30 ounces of gold per ton over the horizontal or vertical mining width

5.
Cut-off grades of 0.25 oz/ton Au and 0.35 oz/ton Au are used for reserve and resource calculations, depending on the location, and economics of the block. Generally, a cut-off of 0.31oz/ton is required on a whole-block basis to achieve profitability. It is possible to have sub-blocks within an ore reserve block that assay less than any cut-off which have been incorporated for mining or geotechnical reasons. Ore blocks that grade between 0.20 oz/ton and the cut-off have been classified as resource.

6.	A 94% tonnage recovery is used. Continuity of the veins appears very good.
7.	The assumptions used include $582.00 U.S. per ounce of gold, and an exchange rate of $1.13 Canadian=U.S. $1.00 ($656.00 Canadian per ounce = 3 year average).
8.
Queenston is not aware of any environmental, permitting, legal, title, taxation, socio-political, marketing or other issue that may materially affect its estimate of mineral resources. Mineral resources which are not mineral reserves do not have demonstrated economic viability. The 2009 mineral resource is based on underground drilling that was completed from the 5300 foot level of the Macassa Mine onto the JV property. The mineral resource was calculated by KL Gold’s geological staff which includes Qualified Person, Stewart Carmichael P.Geo., Queenston’s Chief Exploration Geologist, for the purpose of NI 43-101. The resource estimate was audited and verified by independent QP, Glenn R. Clark, P. Eng., of Glenn R. Clark & Associates Limited.

In 2009, the joint venture continued underground development and exploration on the South Claims property exploring for extensions of the SMC deposit. Queenston’s portion of joint venture exploration on the South Claims and HM properties amounted to $239,620 of which $185,114 in expenditures are related to underground drifting and $49,289 represent underground drilling. Work completed included 137 m of underground development and 942 m of underground diamond drilling. Since the announcement of the upgraded mineral resource in July 2009 the joint venture reported further drilling result from an additional 5 holes that included high-grade intersections of 175.5 g/t over 2.1 m in hole 53-1364, 175.2 g/t over 2.2 m in hole 53-1365 and 105.3 g/t over 1.5 m in hole 53-1366.

Also in 2009 the JV commenced a deep drilling program on the HM claim targeting the SMC. The drilling included one pilot hole collared on Queenston’s AK property to the south and three wedge holes extended from surface holes previously drilled by Queenston. The drilling totaled 1,777.6 m and returned high-grade mineralization including 31.8 g/t over 2.3 m in hole AK08-2W4, 25.5 g/t over 1.6 m in hole AK09-2W5 and 59.5 g/t over 1.5 m in hole AK09-2W6. These intersections occur between 1,775.5 and 1,975.1 m below surface and although the elevations are similar to the SMC some 300 m to the west it is too early to determine if they form part of the same zone. Queenston’s share of the exploration expenditures on the HM property in 2009 amounted to approximately $424,912.

In 2010 the joint venture plans to continue exploration on both the South Claims and HW properties. This work will include further underground development on the 5300’ level and underground drilling on both properties.

Exploration budgets for the joint venture are approved by a committee represented by equal representation from both Queenston and KL Gold.  KL Gold under the supervision of Qualified Person, Stewart Carmichael, P.Geo., KL Gold’s Chief Exploration Geologist, is the operator on the South Claims property and Queenston is operator on the surface exploration at the HM property  under the supervision of Qualified Person, Frank Ploeger, P.Geo., Senior Geologist.  KL Gold and Queenston have implemented a quality assurance and control (QA/QC) program to ensure sampling and analysis of all exploration work is conducted in accordance with best practices. The drill core is sawn in half with half of the core samples shipped to the Swastika Laboratories in Swastika, Ontario or to Polymet Resources Inc in Cobalt, Ontario. The other half of the core is retained for future assay verification. Other QA/QC includes the insertion of blanks, and the regular re-assaying of pulps/rejects at alternate certified labs (Polymet Resources Inc., Swastika Laboratories). Gold analysis is conducted by fire assay using atomic absorption or gravimetric finish. The laboratory re-assays at least 10% of all samples and additional checks may be run on anomalous values.

Amalgamated Kirkland Property

The AK property is owned 100% by Queenston and comprises 27 claim units (437 ha) located in the south-central portion of Teck Township. The property hosts the AK gold deposit discovered by Battle Mountain in 1989 and is strategically located adjacent to the Macassa gold mine and the SMC deposit operated by KL Gold. Recent deep drilling by Queenston has intersected what is believed to be the eastern extension of the SMC on the northwest portion of the property.

The initial discovery of gold on AK was in 1920 when the Hunton shaft was sunk on the northern portion of the property to a depth of 120 m with four levels being established. From 1925 to 1939 the Hunton shaft was deepened to 230 m where further lateral development and drilling was completed. From 1939 to 1988 various interests owned the property and a variety of exploration was completed including 9 programs of diamond drilling. In 1989 Queenston acquired the property and formed a joint venture with Battle Mountain Canada who completed geophysics, trenching and diamond drilling that led to the discovery of the AK gold deposit. In 1993 Cyprus Canada optioned the property, completed further diamond drilling and outlined a mineral resource of 1,800,000 t grading 5.5 g/t Au including 1,300,000 t grading 6.8 g/t. In 1996 Queenston regained full title to the property and formed a joint venture with Franco Nevada Mining Corporation who later combined with Newmont Mining Corporation of Canada Limited. In 1997 a new inferred resource was calculated totaling 2,639,338 t grading 4.46 g/t Au. In 2002 Queenston purchased Newmont’s interest in the property and in 2003 and 2005 completed further diamond drilling on the property. In 2008 Queenston commenced a deep drilling program targeting the SMC in the northwest portion of the property leading to the discovery of high grade gold mineralization believed to be a continuation of the SMC deposit being explored and developed at the Macassa mine.

The LLB traverses the southern portion of the AK property in an east-west direction. In this area, the break follows the northern fringe of the Murdoch Creek Stock (syenite) and is represented by sheared ultramafics and green carbonate rocks of the Tisdale assemblage with local shearing in the adjacent Timiskaming suite to the north. The Tisdale assemblage is best developed in the eastern part of the property, but occurs as a relatively thin veneer (to 200 m thick) around the north contact of the Murdoch Creek Stock. The Timiskaming assemblage is dominated by fine to coarse clastic sedimentary rocks with lesser alkalic volcanics including fine to coarse pyroclastics, flows and intrusives.

The Murdoch Creek syenite stock trends parallel to the regional deformation fabric and is the dominant feature in the south part of the property. Other syntectonic syenites are found in the north part of the property – most prominent at the Hunton shaft area (north).

The AK deposit consists of lode-style gold mineralization hosted by altered and pyritic Timiskaming trachytic volcanics. The volcanics wedge out or thin at depth between two sedimentary units. The zone strikes at 070 degrees, dips steeply south and exhibits a westerly plunge of 50 degrees.

Mineralization is characterized by blue-grey, brecciated and ‘wormy’, quartz-ankerite veins and stockwork which contain up to 10% fine-grained pyrite and lesser amounts of galena, chalcopyrite, sphalerite, molybdenite and visible gold. Auriferous veins are found within a quartz-ankerite-sericite-pyrite alteration assemblage that is enveloped by a broader zone of ankerite-sericite-pyrite +/- hematite and quartz alteration up to 60 m wide.

In 1993 Cyprus Canada completed an historic mineral resource on the AK deposit. This resource was upgraded by the Queenston geological department in 1997. Both resource calculations should not be relied upon as the report was not compliant to NI 43-101 and has not been verified by a Qualified Person under the Instrument.

Table of Historic Resource Estimates – AK Deposit

Resource Calculation	Tonnes	g/t Au	Oz. of Au
Cyprus(1993)	1,800,000	5.5	319,355
(Including)	(1,300,000)	(6.8)	(285,160)
Queenston (1997)	2,639,338	4.5	382,000

In 2008 Queenston commenced a surface deep diamond drilling program on the property. The primary target for this program was the SMC currently being explored, developed and mined by KL Gold on the adjacent Macassa property.

The SMC is a multiple-zone gold system discovered by KL Gold in 2005. It represents a new-style of mineralization in the camp located some 600 m south of the main Kirkland Lake productive trend at a depth of 1200 m (5300 ft) that to date contains a significant gold reserve and resource. The SMC remains open in all directions and definition drilling announced by Queenston and KL Gold in late 2009 has returned continued high-grade results.

In February 2009, Queenston announced high-grade drilling results from the deep drilling program on the AK property including 31.8 g/t Au over 2.3 m (hole AK08-02-W4), 13.7 g/t Au over 3.9 m (hole AK08-02-W3) and 25.5 g/t Au over 1.6 m (hole AK08-2W5). Further deep drilling results were announced by the Queenston – KL Gold joint venture on the adjoining HM joint venture  property to the north where again high-grade mineralization was intersected in hole AK8-2W6 assaying 59.5 g/t Au over 1.5 m. It is interpreted that the deep mineralization intersected on both the AK and HM properties could represent the eastern projection of the SMC. Exploration expenditures on the AK property amounted to approximately $710,000 in 2009.

In 2010 Queenston will continue the deep drilling program targeting the SMC with two drill rigs. Also during the year a third drill will be added to advance the AK deposit to NI 43-101 status and further explore this deposit below a depth of 500 m.

The design of the AK drilling program, QA/QC and interpretation of results is under the control of Queenston’s geological staff including Qualified Persons employing a QA/QC program consistent with NI 43-101 and industry best practices. The AK project is supervised by Queenston Senior Geologist, Frank Ploeger, P.Geo. A detailed review of Queenston’s QA/QC procedures is filed in the Queeston AIF on SEDAR. The drill core is logged and split with half-core samples shipped to Swastika Laboratories of Swastika, Ontario and analyzed employing the appropriate gold fire assaying technique. For QA/QC purposes Queenston as well as the lab submits standards and blanks every 25 samples. Approximately 5% of sample rejects and/or pulps are sent to other laboratories for check assaying.

Commodore Joint Venture Property

In February 2009 Queenston and Newstrike Resources Ltd. (“Newstrike”) formed a 50%-50% joint venture to purchase and explore 36 mineral claims located in Lebel and Gauthier Townships. In August 2009 the joint venture completed the purchase with each party paying the vendor $95,000 cash and issuing 35,000 shares of Newstrike and 10,000 shares of Queenston. In September, the joint venture consolidated a larger land package in the area with the purchase of an additional 4 adjoining claims from a third party, Newstrike contributing their 6 claim Morris property and Queenston adding 11 boundary claims. The combined Commodore property now contains 57 mineral claims (923 ha) comprising 25 patented and 32 unpatented claims. As additional consideration for the contribution made to the JV by Queenston, Newstrike issued 600,000 common shares to Queenston. In October 2009 the JV commenced an exploration program on the property targeting a variety of gold zones with Queenston acting as operator.

Gold was first discovered on the property in early 1930’s and between 1936 to 1941 Morris Kirkland Gold Mines milled 111,566 tons recovering 16,699 oz of gold and 29,300 oz of silver at recovered grades of 4.5 g/t Au and 7.9 g/t Ag. The property is serviced by two shafts with the #1 to approximately 35 m and the #2 to approximately 495 m. Since the mine shut in 1941 very little work was completed at the mine site. Apart from a variety of individuals and mining companies completing a variety of small program including geophysics and drilling, between 1944 to 1994 very little exploration was completed on the Commodore property. In 1995 Sudbury Contact Mines completed exploration leading to the discovery of the Commodore Zone, a shallow gold deposit containing an historic mineral resource. At the Morris mine a program of stripping and shallow drilling was completed by Newstrike Resources in 2008.

The Commodore property is favourably located within a key structural - stratigraphic corridor that hosts significant gold mineralization in the Kirkland Lake gold camp. The property is centered along the Lebel – Gauthier Township line between the past producing Bidgood, Moffat Hall and Morris gold mines to the west in Lebel Township and the Upper Canada Mine to the east in Gauthier Township. The Commodore property is underlain by an east-west trending southerly dipping sequence of volcanic and sedimentary rocks of the Timiskaming assemblage. This is the same assemblage of rocks that host the Kirkland Lake main break gold deposits 10 km to the west and the Upper Canada Mine, 2 km to the east.

In terms of gold potential, the most favourable rocks occur on the southern portion of the property within a structural corridor related to the LLB. The LLB is located 1 km south of the property and two related subsidiary structures, the Upper Canada Break and 03 Break trend through the property one kilometre apart. Within the structural corridor the rocks are deformed, carbonated, contain disseminated pyrite and host the Commodore gold deposit. Gold mineralization has been identified in the southwestern portion of the property along the Upper Canada Break north of highway 66. Along this structure, the Outcrop Zone occurs in intensely altered volcanic and sedimentary rocks containing pyrite, chalcopyrite and magnetite. Surface grab samples taken by Sudbury Contact Mines in 1995 from the zone returned gold values up to 2.4 g/t.

Drilling by Sudbury Contact in 1995-96 outlined the Commodore Zone below and north of the Outcrop Zone. The Commodore Zone represents a zone of mineralized breccia at the sedimentary – volcanic contact in the vicinity of the Upper Canada Break. A total of 21 holes were drilled by Sudbury Contact outlining a 250 m long gold zone with an average thickness of 11.7 m to a vertical depth of 180 m. The zone strikes at an azimuth of 100 degrees and dips 55 degrees to the south. The best intersection was in hole Egg-8 reporting 5.5 g/t Au over 20 m including 12.4 g/t Au over 6.7 m. West of the Commodore Zone the Egg gold zone was discovered in a single drill assaying 43.5 g/t over a core length of 1.5 m.

Following the drilling program Sudbury Contact Mines calculated an inferred mineral resource for the Commodore Zone amounting to 669,500 t grading 2.4 g/t averaging 7.9 m thick including a higher grade inferred resource of 278,500 t grading 3.8 g/t with an average thickness of 3.5 m. The resource was calculated by W.A. Hubacheck Consultants Limited in a report dated January 1997 filed with the Ontario Ministry of Northern Development and Mines. This resource is not compliant to NI 43-101 and should not be relied upon as it has not been verified by a Qualified Person under these guidelines.

In October 2009 the JV commenced an exploration program on the property and by February 2010 completed 16 diamond drill holes (3,734 m) and ground geophysics. Queenston’s share of exploration costs in 2009 amounted to approximately $205,000. The exploration was focused on the southern portion of the property where drilling and geophysics has outlined a broad alteration corridor that has been traced for 2.5 km containing the Commodore and Egg gold zones. At Commodore, 6 holes targeted the main highway zone and at the Egg Zone, 10 holes were completed. The drilling intersected wide zones of low grade mineralization at the Commodore Zone including: 1.3 g/t Au over 11.6 m (hole Com09-07),  0.8 g/t Au over 47.0 m including 3.1 g/t over 7.3 m (hole Com09-09) and 0.3 g/t over 172.2 m including 0.6 g/t over 17.0 m (hole Com09-06). At the Egg Zone, located 1 km west of Commodore, higher grade intervals were encountered including: 3.6 g/t Au over 10.6 m including 6.3 g/t Au over 5.0 m and 14.9 g/t over 1.0 m (hole Com-09-04), 6.8 g/t Au over 1.0 m (hole Com09-14), 3.6 g/t Au over 2.6 m (hole Com09-13) and 1.1 g/t Au over 9.4 m (hole Com09-11).

As a result of the first phase of exploration on the property, for the balance of 2010 the joint venture has approved a second program budgeted at $1,200,000 to include further geophysics and 10,000 m of drilling.

As operator of the Commodore JV, the design of the program, QA/QC and interpretation of results is under the control of Queenston’s geological staff including Qualified Persons employing a QA/QC program consistent with NI 43-101 and industry best practices. The program is supervised by Queenston geologist, Gerhard Meyer, P.Geo. A detailed review of Queenston’s QA/QC procedures is filed in the Queenston AIF on SEDAR. The drill core is logged and split with half-core samples shipped to Polymet Laboratories of Cobalt, Ontario and analyzed employing the appropriate gold fire assaying technique. For QA/QC purposes Queenston as well as the lab submits standards and blanks every 25 samples. Approximately 5% of sample rejects and/or pulps are sent to other laboratories for check assaying.

Lac-McVittie Joint Venture Property

The Lac-McVittie property comprises 59 unpatented mineral claims (955 ha) and lies east and adjacent to the Queenston’s Upper Beaver property. Prior to the 2009 exploration program on the property, ownership in the JV was Barrick Gold Corporation (“Barrick”) 49%, Queenston 41% and Sudbury Contact Mines Limited (“Contact”) 10%. Following the 2009 program, wherein Queenston was the only participant, ownership in the property is now Queenston 70%, Barrick 30% and Contact 0%.

The first reported work on the property was in the late 1930’s and 1940’s when Spectacle Larder Lake Mines and Mary Ann Gold Mines completed trenching and a limited amount of diamond drilling. In the early 1980’s Queenston completed 8 shallow drill holes and in 1985-88 Lac Minerals drilled an additional 8 holes. In 1989 the property was optioned from Lac Minerals and from 1989 to 1996 a joint venture between Royal Oak Mines, Queenston Contact completed a variety of exploration that included 16 diamond drill holes and vested an interest in the property. In 2005 Queenston purchased the Royal Oak interest in the joint venture. Barrick’s current interest in the joint venture came as a result of its merger with Lac Minerals in 1994. There is no past production recorded on the property and no mineral resources.

The property is located approximately 8 km north of the Cadillac-Larder Lake break and is underlain by volcanic and sedimentary rocks of the Upper Tisdale and Lower Blake River assemblages intruded by small syenite plugs and stocks. The Victoria Creek Deformation Zone is traced across the central portion of the property and the south branch of the Upper Canada break trends through the northern portion of the claim group. Two main areas of alteration and mineralization occur on the property. In the north western portion drilling intersected altered mafic volcanic fragmental rocks in the vicinity of a syenite plug with a best intersection of 3.36 g/t Au over 0.61 m in drill hole 94-6. Another drill hole in this area (94-7) intersected a broad zone of alteration assaying 0.18 g/t Au over a core length of 85.4 m. In the central portion of the property drill hole 01-03 also intersected anomalous gold values near the Victoria Creek Deformation Zone including a composite section assaying 0.96 g/t over 5.64 m.
In December 2008, Queenston proposed an exploration program on the property targeting previous mineralization and the potential for repetition of the gold-copper system on the adjoining Upper Beaver property. Both Barrick and Contact declined to participate in the program and their interest will be diluted as a result.

In 2009, Queenston completed a $324,000 program on the property that consisted of 5 drill holes for a total of 3,742 m targeting weakly anomalous gold-copper Upper Beaver-type mineralization in the northwest part of the property.  The best assay results were encountered in hole LM09-3 where a quartz carbonate vein zone associated with a north shallow dipping fault zone averaged 0.31 g/t Au and 0.1% Cu over 13.9 m.

Further exploration on the property in 2010 will include down hole geophysical surveys in 2 holes and 1,400 m of drilling additional drilling.

The design of the Lac-McVittie drilling program, QA/QC and interpretation of results is under the control of Queenston’s geological staff including Qualified Persons employing a QA/QC program consistent with NI 43-101 and industry best practices. The Lac-McVittie project is supervised by Queenston Project Geologist, Wayne Benham, P.Geo. A detailed review of Queenston’s QA/QC procedures is filed in Queenston AIF on SEDAR. The drill core is logged and split with half-core samples shipped to Swastika Laboratories of Swastika, Ontario and analyzed employing the appropriate gold fire assaying technique. For QA/QC purposes Queenston as well as the lab submits standards and blanks every 25 samples.

Cadillac Projects, Quebec

The Cadillac projects are located in Cadillac Township, Quebec in the Bousquet-Cadillac gold camp, approximately 58 km east of Rouyn-Noranda and 400 km northwest of Montreal. The project consists of two adjacent properties, the 100% owned Pandora property containing 18 mineral claims (290 h) and the Queenston-Globex Mining Enterprises Inc. (“Globex”) 50%-50% joint venture, Wood-Pandora property comprising 28 unpatented claims and one mining concession (CM 289) totaling 453 h.

Barrick, a previous joint venture partner with Queenston holds a 0.5% NSR royalty on the Pandora property and on the eastern half of the Wood-Pandora property. On the western portion of the Wood-Pandora property a consortium of prospectors holds a 2% NSR on 8 mineral claims. KWG Resources has a 2% NSR royalty on the 2 Central Cadillac claims.

Provincial highway 117 crosses the properties in an east-west direction, while secondary gravel and sand trails lead north and south. Physical access to the project is excellent year round. Local mining resources are excellent, with locally available power, water and a skilled labour force present in the immediate area. Custom milling at various locations in Rouyn-Noranda, Cadillac and Val d’Or are options that are available.

The Cadillac mining camp ranks as the top gold producing area in Quebec.  It has produced over 12 million ounces of gold and currently has two mines in operation.  Gold was first discovered in the area in 1924 by J. O’Brien which discovery later developed into the O’Brien Gold Mine in 1932. Between 1936 and 1949 several other small mines in the area were brought into production and following the shutdown of the O’Brien Mine in 1957 exploration in the camp declined.  The camp did not produce again until 1979 with mines developed at the Bousquet 1 and Doyon. From 1988 to 1991 the Bousquet 2, LaRonde and Mouska mines were brought into production and the latter two continue to operate today. As a result of the new Lapa discovery by Agnico Eagle Mines Limited (“Agnico”) in 2002 the camp has experienced a new wave of exploration. The Lapa mine was commissioned in 2009.

Gold was first discovered on the Pandora property in 1924 and the No. 1 shaft was sunk on the property in 1928. Canadian Pandora Gold Mines Limited sank the No. 2 shaft on the eastern portion of the property to a depth of 152 m in 1931 and carried out limited lateral development. This work explored two vein systems near a porphyry plug and 27,248 t grading 6.5 g/t Au were mined and processed at the Amm mill in 1937. The property was acquired by Belleroche Mines, an affiliate of Upper Canada Resources in 1958. In 1977, Queenston Gold merged with Upper Canada Resources and took effective control of the property. From 1987-90, Barrick completed 128 surface drill holes testing the Cadillac Break on the eastern portion of the property. This work led to the discovery of the Branch Zones and the extraction of a 36,189 t bulk sample that was processed at the Camflo mill. In 1992, Queenston purchased Barrick’s interest in the Pandora and from 1993-94 optioned the property to Santa Fe Canadian Mining Ltd. who drilled 17 holes (10,626 m) on the Branch and C Zones before returning the property. From 2003-2004 Queenston completed a 21 hole (15,608 m) diamond drill program on the Pandora property exploring along the Cadillac Break for similar gold mineralization that was discovered on the adjacent Lapa property.

The Wood-Pandora Property hosts four gold zones/deposits that from east to west include the Amm Shaft Zone, the No. 3 Shaft Zone, the Wood Cadillac Zone and the Central Cadillac Zone. Six shafts are located on the property, with underground workings and production to a depth of 300 m. Gold was first reported on the Wood-Pandora property in 1923. The No. 3 shaft was sunk to a depth of 267 m with lateral work established on 5 levels and production from 1939-42 amounted to approximately 13,000 oz. from 78,231 t grading 4.7 g/t Au. The Wood-Cadillac shaft and internal winze was sunk to 305 m with 6 levels and production in two stages between 1939-42 and 1947-49 amounted to 59,689 oz. from 396,000 t grading 4.8 g/t Au. The Central Cadillac shaft was sunk in 1939 to a depth of 305 m with 6 levels and production between 1939-43 and 1947-49 amounted to 63,160 oz. from 418,870 t grading 4.7 g/t Au. The Wood and Central Cadillac properties were jointly operated during 1947-49. The Amm shaft was sunk in 1937 to a depth of 160 m with 4 levels and production amounted to 13,356 oz. from 75,727 t grading 5.5 g/t Au between the years 1939-42.

Past Production on Cadillac Properties

Pandora Property	Tonnes	Grade (g/t)	Ounces
Branch Zones	36,962	2.2	2,600
No. 2 Shaft Zone	27,250	6.5	5,400
Total	64,212	3.9	8,000
Wood-Pandora Property	Tonnes	Grade (g/t)	Ounces
Amm Shaft	75,727	5.5	13,356
No. 3 Shaft Zone	78,231	4.7	13,000
Wood-Cadillac	396,000	4.8	59,700
Central-Cadillac	418,870	4.7	63,160
Total	968,828	4.8	149,216

In 1979, the eastern half of the Wood-Pandora property was optioned to Camflo Mines Limited (“Camflo”) who completed exploration on the western portion of the property in the vicinity of the No. 3 shaft, and reported a drill indicated resource of 582,859 t grading 6.5 g/t Au. In 1981, Camflo carried out an underground exploration program on the No. 3 Shaft Zone completing 1,374 m of drifting, 107 m of raising, and 86 underground diamond drill holes. The underground program failed to prove the presence of significant mineable ore zones. Camflo evolved to form American Barrick in the 1980’s and ultimately Barrick in the 1990’s.

From 1965 and 1984 the western half of the Wood-Pandora property was explored by five different groups each completing small diamond drill programs. In 1997-98 Globex drilled nine holes targeting the Wood shaft area and in 1999, Queenston drilled 8 holes testing the Amm and No. 3 Shaft Zones.

During 2004 to 2008, the Queenston-Globex joint venture completed four phases of diamond drilling totaling 77 holes on the Wood-Pandora property. The drilling was concentrated along the Cadillac Break near the Wood shaft and Central Cadillac shaft and at the new Ironwood discovery. This work resulted in the discovery of the Ironwood gold deposit.

In 2009 the Queenston-Globex joint venture completed approximately $71,000 in exploration expenditures that included diamond drilling and further studies on the Ironwood deposit.

The Cadillac projects are located at the southern margin of the Abitibi Greenstone Belt on the southern flank of the Cadillac syncline. The main lithologies are Archean in age and are arranged as sub-vertical, steeply dipping rock units, all tightly isoclinally folded. The principal lithologies found on the Pandora property are turbiditic continental shelf-type sediments of the Cadillac and Pontiac groups and a narrow sequence of mafic and ultramafic volcanic rocks of the Piche Group. The structural relationship of the lithologies suggests a synclinal feature in which the Cadillac sediments occupy the center of the Cadillac syncline with underlying Piche and Blake River groups found representing the same volcanic unit on both limbs. Regionally, a 50 m to 200 m wide, east-west trending thrust fault zone referred locally as the Cadillac Break traverses the property. This break with subsidiary shears forms the Larder Lake-Cadillac Deformation Zone, a broad feature which represents one of the primary gold controlling structures in the region.

The Bousquet-Cadillac gold camp has produced approximately 12 million ounces of gold from 15 mines. The production is derived from two trends the Bousquet trend occupying the Blake River Group volcanics on the north limb of the Cadillac syncline and the Cadillac trend occupying the Piche Group volcanics on the south limb.

The Lapa mine property owned by Agnico adjoins the Pandora property to the east. In 2002, Agnico completed two phases of diamond drilling near the western margin of their property. This drilling followed up previous Breakwater and Cambior results and continued to intersect a new gold bearing horizon referred to as the Contact Zone. After further phases of drilling Agnico made a production decision in 2005 and in the fourth quarter of 2006 Agnico announced mineral reserves of 3.45 Mt grading 10.2 g/t Au, indicated resources of 1.1 Mt grading 5.9 g/t Au and inferred resources of 1.4 Mt grading 9.4 g/t. Au. The mine was commissioned in 2009 and is targeted to produce 115,000 oz of gold per year. The Lapa deposit remains open to the west, east and at depth and the western margin lies 150 m from the Pandora property boundary.

On the Wood-Pandora joint venture a NI 43-101 inferred mineral resource was calculated on the Ironwood deposit. The inferred resource was calculated by Qualified Person, Mr. Reno Pressacco, M.Sc., P. Geo. His NI 43-101 report entitled “Technical Report for the Mineral Resource Estimate, Ironwood Project, Cadillac Township, Quebec, dated February 2008 is posted on SEDAR.

Table of Current Inferred Mineral Resources (Ni 43-101 Compliant) – Cadillac Properties

Wood-Pandora Property	Tonnes	Grade (g/t)	Ounces
Ironwood Deposit	243,200	17.3	135,000

Historic mineral resources occur on four gold zones (Branch Zones, C Zone, Wood-Cadillac and Central Cadillac) some of which were past producing mines. The historic resources were calculated prior to NI 43-101 standards for disclosure of mineral projects and should not be relied upon as their accuracy has not been verified by a Qualified Person under the Instrument. The historic resources on the Branch Zones were calculated by American Barrick in 1990. Camflo Mines calculated the C Zone historic resource in 1980. Mr. H. J. Bergmann, P. Eng. calculated the historic resource on the Wood-Cadillac property in 1974 and A.C.A. Howe International Ltd. calculated the historic resource at Central Cadillac in 1988.

Table of Historic Mineral Resources – Cadillac Properties

Pandora Property (100% Queenston)	Tonnes	Grade (g/t)	Ounces
Branch Zones	2,196,105	4.5	318,000
C Zone	131,400	4.6	19,000
Total	2,327,505	4.5	337,000

Wood-Pandora Property (50% Queenston)	Tonnes	Grade (g/t)	Ounces
Wood - Cadillac	1,000,000	5.5	177,400
Central - Cadillac	434,500	4.6	64,475
Total	1,434,500	5.2	241,875

Pandora Property (100% Queenston)

The 18 claim Pandora Property hosts two gold deposits located on the eastern portion of the property, the Branch Zones (North and South) and the C Zone. Two shafts are located on the property, with limited underground workings and production.

The Branch Zones are located in the eastern portion of the property and were discovered in 1987 by the Queenston – Barrick joint venture. Barrick operated the joint venture and drilled 128 holes (32,041 m) on the property targeting mineralization within and north of the Cadillac Break resulting in outlining an historic resource of 2,196,105 t grading 3.5 g/t Au. In the earl 1990’s Queenston purchased Barrick’s interest in the property in the Pandora property. The North Branch hosts two gold zones that occur along the footwall contact of the Cadillac Break. These are referred to as the Keel Contact and Central Contact zones. During their exploration tenure, Barrick extracted a 36,962 t bulk sample from the Keel Zone and processed it at the Camflo mill with a recovered grade of 2.2 g/t Au. The South Branch contains three gold zones along the Cadillac Break with the two most prominent being the A and B Zones. The South Zones have been traced to the eastern boundary of the Pandora property where Breakwater Resources reported a resource of 848,200 tonnes grading 5.1 g/t Au in their Highway Zone on the Tonawanda property in 1987- 88. In 2003-04, Agnico completed exploration drilling that led to the discovery of the Contact Zone being developed by the Lapa mine.

The C Zone is located in the eastern half of the claim group, at the north boundary of the Cadillac Break. It is recognized as a broad zone of gold bearing pyrite and arsenopyrite mineralization developed in altered greywackes, volcanics and talc-chlorite schists. One of the better gold intersections from a 1980 diamond drill program completed by Camflo was 3.1 g/t Au over 78.7 m in hole CF 80-47.

The # 2 Shaft was sunk to a depth of 82 m in 1931- 32, following the discovery of the #5 vein on surface and deepened to 160 m in 1934. Following the acquisition of the Amm property and mill in 1940, a total of 27,250 t grading 6.2 g/t Au was mined from the No. 2 Shaft zones. The mine area is located between two parallel, southeasterly- trending branches of the Cadillac Break enclosing a tightly compressed Z- type drag- fold.

The northern half of the Pandora property is underlain by greywackes, mudstones and banded iron formation of the steeply south dipping Cadillac Group. The southern portion of the property is underlain by Pontiac Group sediments composed of greywacke and mudstone. The sedimentary groups are separated by a narrow band (50 – 200 m) of talc schist and mafic volcanic rocks of the Piche Group. The Cadillac Break occupies the Piche Group creating deformation in the volcanic rocks that occasionally is evident in the adjacent sediments.

There are two known intrusive bodies on the property. These relatively small syenite plugs may be satellite bodies off a much larger intrusive stock to the south. The provincial government geologic compilation shows two 25 m and 50 m wide diabase dykes trending across the properties in a northeast – southwest direction.

Gold mineralization on the Pandora property occurs in three principal forms; 1. Narrow, shallow dipping quartz-tourmaline-sulphide-scheelite-native gold in flat veins, 2-20 cm in thickness that occur as stacked sets adjacent to the Cadillac Break largely in Piche volcanics;  2. Lenticular sulphide zones, 0.1-1.5 m thick consisting of 1-30% pyrite and subvertical quartz veining developed at the margins of four iron formations, and 3.; Biotitic silicified zones with 1-20% disseminated sulphides including arsenopyrite and locally up to 10% tourmaline.

During 2003 and 2004, Queenston completed 21 diamond drill holes (15,608 m) on the eastern portion of the Pandora property exploring the same stratigraphy that hosts the Lapa deposit. The drilling outlined three zones of Lapa-type mineralization on the property referred to as the Lapa, Keel and Central Zones.

The Lapa Zone is interpreted to represent the western projection of Agnico-Eagle’s Lapa deposit onto the Pandora property. Queenston drilled five deep holes along the eastern boundary of the property adjacent to the Lapa property and intersected Lapa style mineralization. The best values included 12.3 g/t Au over 1.7 m and 8.4 g/t Au over 1.8 m in holes PD-03-01 and -03 respectively. The Lapa Zone occurs near the footwall of the Piche volcanics adjacent to the Cadillac Sediments. The mineralization is characterized by altered mafic and ultramafic volcanic rocks containing quartz-carbonate vein zones with arsenopyrite, pyrite, pyrrhotite, stibnite and visible gold.

The Keel Zone occurs in a complexly folded portion of the contact horizon closer to surface and 700 m west of the property boundary. This zone plunges steeply west where drilling in 2003 intersected values including 3.8 g/t Au over 6.4 m, 7.7 g/t Au over 0.5 m, 7.1 g/t Au over 3.6 m and 3.9 g/t Au over 5.1 m in holes PD-03-06,-09, -12 and -14 respectively.

At the Central Zone, located 1.5 km west of the property boundary, five drill holes PD-03-10,-13,-15, PD-04-17 all intersected mineralization with a best intersection in hole PD-03-13 assaying 3.1 g/t Au over a true width of 12.2 m including 7.6 g/t Au over 3.5 m.

The drilling at Pandora confirmed the presence of similar style gold mineralization to that occurring on Agnico’s Lapa property. The deep drilling program experienced drill hole deviation and incurred additional costs in an attempt to keep the holes on target. Since 2004 no further exploration has been completed on the Pandora property.

In 2010, Queenston is not planning exploration on the Pandora property. The shaft, underground development and gold production initiated by Agnico at Lapa within 250 m of the common property boundary, will provide a deep platform to support future exploration at Pandora.

The Pandora exploration and diamond drilling programs were planned by Qualified Person Wayne R. Benham, P.Geo. and supervised by Queenston’s Senior Geologist, Frank Ploeger, P. Geo. The NQ sized drill core is logged and split half-core sample are analyzed by standard fire assay with atomic absorption or gravimetric finish at Expert Laboratory of Rouyn-Noranda, Quebec. Duplicate check assays are completed on all samples containing more than 1 g/t Au.

Wood-Pandora Joint Venture Property (50% Queenston)

Queenston and Globex formed a 50%-50% joint venture on the 28 claim Wood-Pandora in 2004. The property hosts four gold zones, Amm Shaft Zone, #3 Shaft Zone, Wood – Central Cadillac Zones and Ironwood. Globex acts as operator of the joint venture.

The Amm Shaft was sunk in 1937 to a depth of 160 m with four levels. Production from the Amm Shaft amounted to 13,356 oz from 75,727 t grading 5.5 g/t Au between the years 1939-42. Gold occurs in a series of four shear zones striking east to northeast and steeply south dipping. Mineralization consists of quartz- arsenopyrite, with minor pyrite, as lenses and stringers localized along shear zones in fractured greywacke and altered porphyry. In 1994 Santa Fe Mining completed four deep holes to a vertical depth of 430 m. Three of the holes intersected broad zones of low grade gold mineralization in biotitic sediments and porphyry dikes which averaged 0.3 to 2 g/t Au over core lengths of 50- 80 m including higher grade intervals assaying 3.4 - 9.6 g/t over 2.0 – 3.1 m. In 1999 Queenston intersected the Amm mineralization in a deep hole assaying 1.0 g/t Au over 25.4 m including 7.4 g/t Au over 1.7 m.

The No. 3 shaft was sunk to 267 m with 5 levels of development and production between 1939-42 amounting to approximately 13,000 oz. from 178,231 t grading 4.7 g/t Au. Gold mineralization occurs across the full width of the Cadillac Shear, roughly 130 m. The greatest concentrations of gold occur in the greywacke interval between the iron formation and the north edge of the Cadillac Shear. The mineralization consists of free gold in quartz, with associated gold bearing arsenopyrite, minor amounts of other sulphides, tourmaline and scheelite. In 1979, Camflo Mines commenced a surface drill program and reported a drill indicated resource of 582,859 t grading 6.5 g/t Au in the vicinity of the No 3 Shaft. In 1981, they continued with an underground exploration program consisting of 1,374 m of drifting, 107 m of raising, and 86 underground diamond drill holes. This work failed to prove sufficient continuity of the mineralization to advance the program.

The Wood-Cadillac shaft and internal winze were sunk to 305 m with 6 levels and production occurred in two stages from 1937-42 and 1947-49 amounting to 59,689 oz. from 396,000 t grading 4.8 g/t Au. The Central Cadillac shaft was sunk in 1937 to a depth of 305 m with 6 levels and production from 1939-43 and 1947-49 amounting to 63,160 oz. from 418,870 t grading 4.7 g/t Au. The Wood and Central Cadillac properties were jointly operated during the 1947-49 period.

The Ironwood deposit was discovered by the joint venture in 2006 where to date 44 drill holes have outlined a shallow gold deposit hosting a current mineral resource of 243,200 t grading 17.3 g/t.

The northern half of the Wood-Pandora property is underlain by greywackes, mudstones and banded iron formation of the Cadillac Group. The sediments are arranged as a series of upright, tight isoclinal folds. The Cadillac sediments dip steeply to the south. The southern portion of both properties is underlain by Pontiac Group sediments, generally greywacke and occasionally mudstone. The primary difference between the Cadillac and Pontiac sediments is the higher degree of metamorphism displayed in the Pontiac Group. The sedimentary groups are separated by a narrow band (50 – 200 m) of talc schist and mafic volcanic rocks of the Piche Group.

The Cadillac Break occupies the Piche Group creating deformation in the volcanic rocks that occasionally is evident in the adjacent sediments.

There are two known intrusive syenitic bodies on the property. These relatively small plugs may be satellite bodies off a much larger intrusive stock to the south. The provincial government geologic compilation shows two 25 m and 50 m wide diabase dyke trending across the properties in a northeast – southwest direction.

Gold mineralization on the Wood-Pandora property occurs in four principal forms. 1. Narrow, shallow dipping quartz-tourmaline-sulphide-scheelite-native gold in flat veins, 2-20 cm in thickness that occur as stacked sets adjacent to the Cadillac Break in Piche volcanic rocks,  2. Lenticular sulphide zones, 0.1-1.5 m thick consisting of 1-30% pyrite and subvertical quartz veining developed at the margins of four iron formations, 3. Biotitic silicified zones with 1-20% disseminated sulphides including arsenopyrite and locally up to 10% tourmaline and 4.; Replacement of oxide iron minerals by an assemblage of pyrrhotite-arsenopyrite-pyrite, rich in gold.

From 2004-2006 the joint venture completed four phases of diamond drilling totaling 19 holes targeting gold zones along the Cadillac Break. The drilling was concentrated in two areas where previous work indicated potential for Lapa-type mineralization.

Five holes, W04-2a, -03, -04, -06 and -07 targeted the Break between the No. 3 shaft and the Wood Cadillac shaft where historic drilling intersected significant gold values in the Piche volcanic rocks and Cadillac sedimentary rocks. Encouraging results in the new drilling included 6.0 g/t Au over 3.1 m in hole W05-03, 6.1 g/t Au over 5.1 m in hole W05-04 and 4.3 g/t Au over 4.5 m in hole W05-06.

Fifteen holes, W05-05, W05-08 to W05-21 inclusive, targeted the Cadillac Break in the vicinity of the Wood Cadillac shaft. This drilling intersected significant results in multiple gold zones associated to the Break including 3.0 g/t Au over 9.0 m in hole W05-05, 8.5 g/t Au over 28.5 m in hole W05-09, 38.8 g/t Au over 4.2 m in hole W05-12, 6.6 g/t Au over 2.0 m in hole W06-13, 1.7 g/t Au over 14.6 m in hole W06-16 and 16.4 g/t Au over 3.2 m in hole W06-20.

Early in 2006, the joint venture tested an electromagnetic (EM) anomaly on the Wood-Pandora property north of the Cadillac Break resulting in the discovery of the Ironwood Zone, one of Quebec’s newest gold discoveries. The discovery hole, W06-17, intersected a mineralized iron formation assaying 2.2 g/t Au over 11.4 m including 6.3 g/t over 2.0 m. In the second hole on the target, W06-22, intersected a much wider mineralized zone assaying 22.6 g/t Au over a core length of 45.8 m (22.9 m true width). The mineralization consists of disseminated to semi-massive sulphides (arsenopyrite, pyrrhotite, pyrite) with visible gold in a banded-magnetite iron formation and represents a new style of gold mineralization in the Cadillac Camp.

In 2006 and 2007, 30 diamond drill holes have been completed on the Ironwood Zone outlining a gold deposit over a length of 75 m and to a depth of 250 m. Significant drill intersections from the deposit include: 22.6 g/t Au over 22.9 m true width (“tw”) (hole W06-22), 8.9 g/t Au over 19.1 m tw (hole W06-26), 10.5 g/t Au over 7.5 m tw (hole W06-27), 28.6 g/t Au over 7.1 m tw (hole W06-35) and 11.2 g/t Au over 5.4 m tw ( hole W06-43). Late in 2007 the joint venture commissioned a NI 43-101 compliant mineral resource calculation at Ironwood. Following two years of exploration drilling which led to the discovery of a new gold deposit, in the first quarter of 2008 the Queenston-Globex JV announced a NI 43-101 inferred mineral resource on the Ironwood gold zone of 243,200 t grading 17.3 g/t Au. The mineral resource formed part of a technical report completed by Consulting Geologist and Qualified Person, Reno Pressacco, P. Geo.

During 2008, the joint venture completing 14 diamond drill holes to confirm the geological interpretation of the deposit as well as to provide geo-technical information for future development. Key intersections from this drilling include 15.3 g/t Au over 15.0 m in hole W08-64, 14.4 g/t Au over 9.9 m in hole W08-63, 12.4 g/t Au over 5.8 m in hole W08-61 and 7.6 g/t Au over 14.8 m in hole W08-73. Also during the year, the JV initiated metallurgical test work on the Ironwood mineralization. Metallurgical consultant Peter W. Godbehere (B.Sc., A.R.S.M.) is monitoring the work that is being performed by SGS Mineral Services at Lakefield, Ontario. The preliminary results of are encouraging and indicate that gold recoveries in excess of 90% may be achieved.

In 2009 the JV completed a $41,000 drilling program on the Wood-Pandora property targeting the Amm gold zone. Previous hole W08-74 was deepened 23 m and extended the gold zone discovered at the bottom of the hole to 3.7 g/t over 4.3 m including 9.3 g/t over 0.9 m. A second hole (W09-75) drilled to follow-up the W08-74 intersection intersected 5 zones of gold mineralization including a best interval of 5.2 g/t Au over 1.5 m.

In 2010 the joint venture is planning a diamond drill program to target wide zones of low-grade gold mineralization that has previously been reported on the property.

The Wood-Pandora exploration and diamond drilling programs were planned and supervised by Globex’s Qualified Person, Ray V. Zalnieriunas P.Geo. employing a QA/QC program consistent with NI 43-101. The NQ sized drill core is logged and split half-core sample are analyzed by standard fire assay with atomic absorption or gravimetric finish at Laboratoire Expert Inc. of Rouyn-Noranda, Quebec. Geochemical assays greater than 1 g/t is subjected to a gravimetric fire assay.

Other Properties

Queenston maintains a 100% interests in the 23 claim Westhawk Lake property located in southeastern Manitoba. The property hosts three, small past producing gold mines, Penniac Reef, Sunbeam and Waverly. Gold was first discovered at Penniac Reef in 1904 when a shallow shaft and trenches were made. In 1912 the shaft was deepened to 27 m and a small mill was installed. Two gold bars were produced (approximately 200 oz.). At Sunbeam gold was discovered in 1923 and from 1928-34 shaft sinking and drilling was completed. In 1938, a 134 m inclined shaft was sunk with four levels. In 1940 a 4,257 t sample was shipped to Kenora producing approximately 800 ounces of gold. At Waverly gold was first discovered in the 1920’s and in 1946, a 3-comparment shaft was completed to a depth of 137 m with 3 levels and no reported production. From 1976 to 1987 Whiteshell Ventures completed a variety of work including sampling, diamond drilling and metallurgical testing in an attempt to advance the property to production without success. In 2008 Queenston completed an airborne geophysical survey over the property.

In 2009 Canadian Star Minerals Ltd. entered into a letter of intent with Queenston to earn a 60% interest it the Westhawk property by issuing 500,000 shares to Queenston and incurring exploration expenditures of $2 million over a four year period. Canadian Star can earn a further 15% interest in the property on completion of a feasibility study.

Queenston maintains interests in other mineral properties that are currently inactive. These include a 75% interest in the 16 claim (260 ha) Mishibishu gold property located 6.5 km east of the Eagle River Mine, northwestern Ontario,  a 60% interest in the 50 claim Robertson base metal property located in Robertson Twp. north of Matachewan, Ontario and a 33% interest in the 20 claim Detour property located in Lanoullier Twp., northwestern Quebec.

Management’s Discussion and Analysis

Queenston’s Management’s Discussion and Analysis for the financial years ended December 31, 2008 and 2007 and the 9 month period ended September 30, 2009 are incorporated by reference in this Circular.

Description of Queenston Shares

The authorized capital of Queenston consists of an unlimited number of Queenston Shares without par value and an unlimited number of preference shares, issuable in series. As at the date of the Combination Agreement, Queenston had 63,860,982 Queenston Shares and no preference shares issued and outstanding.

The Queenston Shares entitle the holder to one (1) vote per share at all meetings of shareholders (except meetings at which only holders of a specified class of shares are entitled to vote) and the right to the remaining property of Queenston upon dissolution.

The preference shares are entitled to preference over the Queenston Shares with respect to the priority in payment of dividends and the distribution of assets or return of capital in the event of liquidation, dissolution or winding-up of Queenston. The preference shares of any series may be convertible into Queenston Shares.

Queenston has not declared a dividend during the preceding two (2) years from the date hereof.

Consolidated Capitalization

The following table sets forth the consolidated capitalization of Queenston as at the dates indicated and as adjusted to give effect to the Amalgamation. The table should be read in conjunction with the unaudited interim consolidated Financial Statements of Queenston as at and for the 9 months ended September 30, 2009 and Management’s Discussion and Analysis thereon, incorporated by reference in this Circular.

Description	As at September 30, 2009	As at September 30, 2009 After Giving Effect to the Amalgamation(1)
Share capital	$94,304,702	$114,594,203
Contributed surplus	$13,661,373	$16,733,642
Shares to be issued on purchase of mining property	$50,000	$50,000
(1)           Assumes no exercise of Vault Warrants or Vault Options prior to the Amalgamation.

There has not been any material change in the share and loan capital of Queenston, on a consolidated basis, since September 30, 2009, being the date of the most recent financial statements filed by Queenston except for the exercise into Queenston Shares of 1,410,000 options and 2,342,069 warrants for cash proceeds of $14,191,506.

For further details on the capitalization of Queenston after the Amalgamation, please see the unaudited pro forma consolidated financial statements attached hereto as Schedule E.

Prior Sales

During the 12-month period prior to the date of this Circular, Queenston issued the following Queenston Shares:

Date	Type	No. Queenston Shares	Price per Queenston Share
03/04/09	Private Placement	4,148,570	$3.85
03/04/09	Private Placement	460,950	$4.40
03/18/09	Warrants	135,000	$3.65
03/19/09	Warrants	15,000	$3.65
04/01/09	Options	50,000	$0.65
05/05/09	Options	50,000	$1.62
06/25/09	Options	50,000	$2.01
08/14/09	Property Purchase	10,000	$5.44
08/24/09	Options	59,000	$2.01
08/24/09	Options	20,000	$2.20
09/23/09	Private Placement	1,857,072	$7.00
09/30/09	Private Placement	571,500	$7.00
10/14/09	Warrants	34,571	$3.83
10/26/09	Options	10,000	$3.90
01/04/10	Options	105,000	$0.60
01/04/10	Options	1,245,000	$0.65
01/05/10	Options	50,000	$1.40
01/08/10	Property Purchase	8,913	$5.61
02/18/10	Warrants	34,571	$3.83
02/25/10	Warrants	207,429	$3.83
02/25/10	Warrants	103,714	$5.00
03/03/10	Warrants	833,392	$5.00
03/04/10	Warrants	1,128,392	$5.00

Prior Distributions

For the four (4) fiscal years 2005 through 2008, the following common shares of Queenston were issued and/or exercised:

Date	Type	No. Queenston Shares	Price per Queenston Share
2005	Options	26,000	$0.46
2005	Private Placement	1,500,000	$1.00

2006	Options	912,000	$0.41
2006	Warrants	90,000	$1.00
2006	Property Payment	7,500	$1.08
2006	Private Placement	2,000,000	$1.50

2007	Options	810,500	$0.84
2007	Warrants	999,999	$1.75
2007	Property Payment	89,286	$1.40
2007	Private Placement	5,100,000	$1.98

2008	Options	203,000	$0.65
2008	Warrants	2,159,000	$2.20
2008	Property Payment	21,186	$2.95
2008	Private Placement	2,500,000	$4.00

Trading Price and Volume

The following table sets out the high and low sale prices and the volume of trading of the Queenston Shares on the TSX for the periods indicated.  The TSX is Queenston's principal market.

	Price Range
Month	High	Low	Total Volume
March 2009	$4.20	$3.05	3,145,628
April 2009	$4.23	$3.31	2,459,934
May 2009	$4.60	$3.90	2,132,866
June 2009	$5.14	$3.93	2,833,715
July 2009	$5.40	$4.01	1,986,578
August 2009	$6.08	$5.00	1,924,702
September 2009	$6.11	$5.21	2,182,844
October 2009	$6.70	$5.20	3,266,066
November 2009	$6.00	$5.20	2,372,762
December 2009	$6.27	$5.18	1,264,147
January 2010	$5.75	$4.01	3,030,533
February 2010	$5.42	$4.27	1,475,429
March 1 – 19, 2010	$5.29	$4.30	810,800

Principal Securityholders

As reported on SEDI and/or SEDAR, no person beneficially owns, or controls or directs, directly or indirectly, more than 10% of the outstanding shares of Queenston except as follows:

Name	Number of Shares	Percentage of Total Issued and Outstanding Common Shares
Robert Cudney(1)	6,456,900	10.1%
Ravensden Asset Management Inc.	6,489,535	10.2%
Note:
(1) Robert Cudney has direct ownership of 337,600 Common Shares of the Corporation and, as a Principal of Northfield Capital Corporation has indirect ownership of 6,119,300 Common Shares of the Corporation.

Directors and Executive Officers

The following table sets forth, for each of the directors and executive officers of Queenston, the person’s name, residence, position with Queenston, principal occupation during the last five years and, if a director, the date on which the person became a director.

Name and Municipality of Residence	Principal Occupation	Director Since	Shares Owned(1)
John M. Arnold (3) (5), B.A., C.A. Guelph, Ontario, Canada	Natural Resource Executive	1990	149,000
Charles E. Bartliff (2) (3) (5) Campbellsville, Ontario, Canada	President & CEO of CEB Consultants	2004	35,000
James K. B. Booth, P. Eng. Mississauga, Ontario, Canada	Independent Geological Consultant	1990	80,000
Michael J. H. Brown (2) (5), P. Eng., CFA Toronto, Ontario, Canada	President, Capital Markets Advisory	2003	120,000
Hugh D. Harbinson (3) (4), B.A. Toronto, Ontario, Canada	Chairman of Queenston	1990	574,135
Edmund F. Merringer (3) (4) (5), LL.B. Toronto, Ontario, Canada	Barrister and Solicitor, Retired Partner, Borden Ladner Gervais LLP until December 31, 2009	1990	80,000
Charles E. Page (4), P. Geo., M.Sc. Burlington, Ontario, Canada	President & CEO of Queenston	1990	672,035
Barry D. Simmons (2) (4) (5), P. Eng. Burlington, Ontario, Canada	Independent Mining Consultant	2004	62,100
John A. Francis, C.A. Toronto, Ontario, Canada	Financial Consultant and CFO of Queenston	Not applicable	33,500
Notes:
(1)
The information as to shares beneficially owned or over which control or direction is exercised, not being within the knowledge of Queenston, has been furnished by the respective nominees individually.

(2)	Member of the Audit Committee of Queenston.
(3)	Member of the Corporate Governance Committee.
(4)	Member of the Disclosure Committee. William McGuinty, Michel Leblanc, John Francis and Paul Woods, employees of Queenston, are also members of the Disclosure Committee.
(5)	Member of the Compensation Committee.

Other than as disclosed below, no director or executive officer of Queenston:

1.	is, as at the date hereof, or has been, within the 10 years before the date hereof, a director, chief executive officer or chief financial officer of any company (including Queenston), that:

(a)
was the subject of a cease trade or similar order or an order that denied the relevant company access to any exemption under securities legislation for a period of more than 30 consecutive days (collectively, an “Order”) while that person was acting in the capacity as director, chief executive officer or chief financial officer; or

(b)
was subject to an Order that was issued after the proposed director ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer; or

2.
is, as at the date hereof, or has been within 10 years before the date hereof, a director or executive officer of any issuer (including Queenston), that while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

3.
has, within the 10 years before the date hereof, become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or become subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold such person’s assets.

Exception for 1 (a) above:

Mr. Merringer was a director of Cercal Minerals Corporation, an inactive company, at the time cease trade orders were issued against it by the Ontario Securities Commission (on May 31, 1995) and the British Columbia Securities Commission (on January 23, 1995) for failure to make statutory filings. That company remains inactive and the orders remain in effect.

Executive Compensation

Details concerning the compensation of Queenston’s officers and directors can be found under the heading “Compensation Discussion and Analysis” on pages 3 to 4 of the Queenston Circular, which portions of the Queenston Circular are incorporated by reference in this Circular.

Indebtedness of Directors and Executive Officers

None of the directors and senior officers of Queenston, or associates of such persons has been indebted to the Queenston since the beginning of the last completed financial year.

Auditors and Registrar and Transfer Agent

The auditors of Queenston are MSCM LLP, Chartered Accountants, 8th Floor, 701 Evans Avenue, Toronto, Ontario M9C 1A3. MSCM LLP have been the auditors of Queenston for more than five (5) years.

The registrar and transfer agent for the Queenston Shares is Computershare Trust Company of Canada, 100 University Avenue, 11th Floor, Toronto, Ontario, M5J 2Y1.

Legal Proceedings and Regulatory Actions

There have been no material legal proceedings to which Queenston or any of its subsidiaries is or was a party or of which their respective properties is or was the subject, and Queenston is not aware of any such proceedings up to March 5, 2010.

Additionally, during the three (3) year period ended immediately prior to the date of this Circular, there have not been any penalties or sanctions imposed against Queenston by a court or settlement agreements entered into by Queenston before a court, in each case relating to provincial and territorial securities legislation or any other material penalties or sanctions imposed by a court or regulatory body against Queenston.

Interest of Management and Others in Material Transactions

Other than as set forth herein or as previously disclosed, Queenston is not aware of any material interests, direct or indirect, by way of beneficial ownership of securities or otherwise, of any director or executive officer, proposed nominee for election as a director or any shareholder holding more than 10% of the voting rights attached to the Queenston Shares or an associate or affiliate of any of the foregoing in any transaction in the preceding financing year or any proposed or ongoing transaction of Queenston which has or will materially affect Queenston.

Experts

The following persons or companies have prepared or certified a statement, report or valuation included, referred to or incorporated by reference in this Circular:

1.
MSCM LLP prepared the auditors’ report on the annual consolidated financial statements of Queenston for the fiscal periods ended December 31, 2008 and 2007. MSCM LLP is independent in accordance with the auditors’ rules of professional conduct in Ontario.

2.	Technical Report on the Mineral Properties of Queenston Mining Inc. in the Kirkland Lake Gold Camp by D. R. Alexander dated November 15, 2007. D.R. Alexander is an independent Qualified Person.

3.
Technical Report and Mineral Resource Estimate for the Upper Beaver Property, Ontario co-authored by Rick Risto, P.Geo. and Michael Kociumbas, P. Geo. of Watts, Griffis and McOuat Limited dated November 6, 2008.  Rick Risto and Michael Kociumbas are independent Qualified Persons.

4.
Technical Report and Estimates for the McBean and Anoki Gold Deposits of the Kirkland Lake Gold Project Gauthier Township, Kirkland Lake North-Eastern Ontario, Canada by Eugene Puritch, P.Eng. of P&E Mining Consultants Inc. effective December 8, 2009 and dated January 29, 2010.  Eugene Puritch and P&E Mining Constultants Inc. are independent Qualified Persons.

5.
Technical Reports entitled Review of Resources on South Claims Property Kirkland Lake, Ontario by Glenn R. Clark, P.Eng. dated August 25, 2008 and July 17, 2009.  Glenn R. Clark is an independent Qualified Person.

6.
Technical Report for the Mineral Resource Estimate, Ironwood Project, Cadillac Township, Québec (NTS 32D/01) by Reno Pressacco, M. Sc. (A), P.Geo. dated February 26, 2008.  Reno Pressacco is an independent Qualified Person.

7.
Technical Report entitled Report on the Anoki Main Deposit and Anoki South Zone, Kirkland Lake, Ontario by Hrayr Agnerian, P. Geo. dated April 30, 2004. Hrayr Agnerian is an independent Qualified Person.

Interest of Experts

Vault has been advised by Queenston that, to Queenston’s knowledge, none of the experts referenced above under “Experts” (or any of the designated professionals thereof) held securities representing 1% or more of the outstanding Queenston Shares as at the date of the expert’s statement or report.

Material Contracts

Except for contracts made in the ordinary course of business, the following are the only material contracts entered into by Queenston:

1.	the Combination Agreement (See “Proposed Amalgamation with Queenston”);

2.	the Support Agreements (See “Proposed Amalgamation with Queenston – Support by Directors as Shareholders”).

Amending The Stock Option Plan

Basics of the Plan

Vault established the Plan on June 25, 2004 (as amended June 24, 2005 and June 28, 2007) for the purpose of encouraging the directors, officers, employees and consultants of Vault, and of its subsidiaries and affiliates, to acquire shares in Vault, thereby increasing their proprietary interest in Vault, encouraging them to remain associated with Vault and furnishing them with additional incentive in their efforts on behalf of Vault in the conduct of its affairs. The Plan is administered by the Board.

A maximum number of 5,600,000 Common Shares of Vault are reserved, set aside and made available for issue under and in accordance with the Plan. Directors, officers, consultants and employees of Vault and employees of a person or corporation which provides management services to Vault, are eligible for selection to participate in the Plan. Options are not transferable or assignable.

The Board, in its sole and final discretion, determines to whom options shall be granted, the terms and provisions of the respective option agreements, the time or times at which such options shall be granted and vested, and the number of shares to be subject to each option. The exercise price of the shares subject to each option is determined by the Board of Directors. The option period shall be a period of time fixed by the Board of Directors not to exceed the maximum period of time permitted by TSXV. Options shall vest in accordance with a vesting schedule which shall be established from time to time by the Board of Directors and which shall be acceptable to the TSXV.

Background to the Plan Amendments

Management of Vault proposes that the Plan, which was last approved by Shareholders at a meeting held on June 28, 2007, be further amended as the policies of the TSXV have changed since the Plan was last amended.

Specifically, the strict requirement that options vest as to 12.5% of the option upon TSXV approval and 12.5% every three months thereafter has been removed from the TSXV’s policies. There is currently no set vesting schedule imposed by the TSXV except in respect of individuals performing investor relations activities where the options granted must vest in stages over 12 months with no more than 1/4 of the options vesting in any three month period. Furthermore, the Plan does not provide the Board of Directors of Vault with any discretion to accelerate vesting as most current stock option plans do.

The Plan currently provides that if a director, officer, employee or consultant of Vault departs from Vault for reasons other than by termination for cause, the vested option then held by such optionee shall terminate within 30 days of such departure. The TSXV now permits that such options can terminate up to one (1) year from the date upon which a director, officer, employee or consultant of Vault departs. Management wishes to extend the termination date of the Vault Options held by a departing director, officer, employee or consultant of Vault to one (1) year (instead of 30 days) from the date the director, officer, employee or consultant departs to align the Plan with the current policies of the TSXV.

The details of the proposed amendments to the Plan are set out in Schedule C.

Disinterested Vote Required

Pursuant to the policies of the TSXV, the proposed amendments to the Plan must be approved by the votes of a majority of disinterested Shareholders present in person or represented by Proxy at the Meeting. For purposes of disinterested Shareholder approval, Common Shares which are beneficially owned by insiders of Vault to whom options have been granted under the Plan and their associates may not be voted (the “Disinterested Vote”). As of the date hereof, Peter Bojtos (Director); Tara Gilfillan (Officer); Joseph D. Horne (Director & Officer); Daniel J. McCormack (Director & Officer); Patti Rozich (Employee); Kyle Sinclair (Director); Michael Sutton (Consultant); Scott Waldie (Director) and Ray Zalnieriunas (Consultant) hold an aggregate of 4,537,500 Vault Options with exercise prices ranging between $0.125 to $0.45 per Common Share; all such individuals will not be entitled to participate in the Disinterested Vote in respect of the Plan amendments. The amendments to the Plan become effective upon disinterested Shareholder approval.

Resolution for Approving the Amendments to the Plan

The persons named in the Proxy intend to vote FOR the resolution approving the amendments to the Plan in the absence of directions to the contrary from the Shareholders appointing them.

Attached hereto as Schedule C is the text of the resolution required to approve the amendments to the Plan. The amendments to the Plan must be approved by the affirmative votes of 50% of the disinterested Shareholder votes cast at the Meeting.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

None of the directors and senior officers of the Corporation has been indebted to the Corporation since the beginning of the last completed financial year.

INTEREST OF CERTAIN PERSONS OR COMPANIES
IN MATTERS TO BE ACTED UPON

Other than as set forth herein or as previously disclosed, the Corporation is not aware of any material interests, direct or indirect, by way of beneficial ownership of securities or otherwise, of any director or executive officer, proposed nominee for election as a director or any Shareholder holding more than 10% of the voting rights attached to the Common Shares of the Corporation or an associate or affiliate of any of the foregoing in any transaction in the preceding financial year or any proposed or ongoing transaction of the Corporation which has or will materially affect the Corporation.

INTEREST OF INSIDERS IN MATERIAL TRANSACTIONS

Other than as set forth herein or as previously disclosed, no insider of the Corporation has had any material interest in any transaction since the beginning of the Corporation’s last completed financial year or in any proposed transaction that has materially affected or will materially affect the Corporation.

AUDITORS OF VAULT

The auditors of Vault are Ross, Pope & Company LLP, Chartered Accountants which are located at 6 Al Wende Avenue, P.O. Box 785, Kirkland Lake, Ontario P2N 3K4. Ross, Pope & Company LLP, Chartered Accountants, were appointed as external auditors of Vault at the 2007 annual general meeting held on June 26, 2007.

MANAGEMENT CONTRACTS OF VAULT

For a description of Vault’s management contracts please see the information contained under the headings “Report On Executive Compensation” and “Management Agreements” on pages 5 to 8 of the Management Information Circular of Vault dated May 15, 2009 which are incorporated by reference into, and forms part of, this Circular.

A copy of the foregoing documents are available under Vault’s profile on SEDAR at www.sedar.com and may be obtained upon request, without charge, from Vault at 36 Prospect Avenue, Kirkland Lake, Ontario, Canada, P2N 2V4.

OTHER BUSINESS

The enclosed Proxy confers discretionary authority upon the persons named on the Proxy with respect to any amendments to the matters outlined in the Notice of Meeting and with respect to any other matters that may properly come before the Meeting.

The Board is not aware of any matters to be presented for action at the Meeting other than those specifically referred to in the Notice of Meeting.  However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed Proxy to vote on such matters in accordance with their best judgment.

On any ballot that may be called for at the Meeting, all common shares will be voted or withheld from voting in accordance with the specification of the holder of such shares signing the Proxy or Proxies.  If no such specification is made, then the Common Shares represented by the applicable Proxy will be voted favour of the resolution.

ADDITIONAL INFORMATION

Information relating to the Corporation is available on SEDAR at www.sedar.com.  Financial information for Vault is provided in its comparative Financial Statements and Management Discussion and Analysis for the year ended December 31, 2008.  Written requests for a copy of the documents referred to herein should be directed to the President and Chief Executive Officer of Vault Minerals Inc., Joseph D. Horne.

RISK FACTORS

The operations of Queenston are subject to risks due to the nature of its business, which is the acquisition, exploration and, where appropriate, development of mineral properties. Owning Queenston Shares involves significant risks, which should be carefully considered by Shareholders before voting on the Amalgamation Resolution. In addition to information set out elsewhere or incorporated by reference in this Circular, Shareholders should carefully consider the risk set forth in the Queenston AIF, which are incorporated by reference in this Circular. Such risk factors could materially affect the future operating results of Queenston post-Amalgamation and could cause actual events to differ materially from those described in forward-looking information relating to Queenston post-Amalgamation.

Additionally, Shareholders should carefully consider the following risk factors in evaluating whether to approve the Amalgamation. These risk factors should be considered in conjunction with the other information included in this Circular, including the documents incorporated by reference herein.

The completion of the Amalgamation is subject to a number of conditions precedent. There can be no certainty, nor can Vault provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied. If the Amalgamation is not completed, the market price of Common Shares may decline to the extent that the market price reflects a market assumption that the Amalgamation will be completed. If the Amalgamation is not approved and the Board of Directors decides to seek another merger or business combination, there can be no assurance that it will be able to find a party that will agree to equivalent or more attractive terms than those of the Combination Agreement.

Uncertainties Associated with the Amalgamation

The Amalgamation will involve the integration of companies that previously operated independently. There can be no assurance that the Amalgamation and business integration will be successful or that the combination will not adversely affect the business, financial condition or operating results of Queenston or Vault. In addition, Queenston or Vault may incur costs related to the Amalgamation and related to integrating the two companies. There can be no assurance that Queenston or Vault will not incur additional material costs in subsequent quarters to reflect additional costs associated with the Amalgamation or that that the benefits expected from the Amalgamation will be realized.

Risks Associated with the Ratio of Exchange

Pursuant to the provisions of the Combination Agreement, every ten (10) Vault Shares will be exchanged for one (1) Queenston Share (subject to rounding; no fractional shares will be issued).  The ratio of exchange is fixed and it will not increase or decrease due to fluctuations in the market price of Queenston Shares or Vault Shares.  The implied value of the Queenston Shares that Vault Shareholders will receive pursuant to the Amalgamation will partly depend on the market price of the Queenston Shares on the Effective Date. If the market price of the Queenston Shares increases or decreases, the value of the Queenston Shares provided pursuant to the Amalgamation will correspondingly increase or decrease. There can be no assurance that the market price of the Queenston Shares on the Effective Date will not be lower or higher than the market price of the Queenston Shares on the date of the Meeting.  In addition, the number of Queenston Shares being issued in connection with the Amalgamation will not change despite decreases or increases in the market price of the Queenston Shares. Many of the factors that affect the market price of the Queenston Shares are beyond the control of Vault and Queenston.

Common Shares and Queenston Shares May be Affected by Different Factors

Upon completion of the Amalgamation, Shareholders will become shareholders of Queenston, the value of which will depend on the trading price of Queenston Shares. Queenston’s asset values and results of operations, as well as the trading price of Queenston Shares, may be affected by factors different from those affecting Vault’s asset values, results of operations and the trading price of the Common Shares.  Therefore, events or circumstances that might not have caused the Common Shares to decline in value might result in a decline in value of Queenston Shares. Moreover, events or circumstances that might have caused an increase in the value of the Common Shares might not result in an increase in the value of Queenston Shares.

GENERAL

The Board of Directors has approved the contents of this Circular and its sending to the Shareholders, the auditors of the Corporation and to appropriate governmental and regulatory agencies.

DATED as of the 22nd day of March, 2010.

By Order of the Board of Directors

“Joseph D. Horne”
Name: Joseph D. Horne
Title: President, Chief Executive Officer and Director

SCHEDULE A
FORM OF AMALGAMATION RESOLUTION

BE IT RESOLVED AS A SPECIAL RESOLUTION THAT:

1.
The amalgamation (the “Amalgamation”), pursuant to the provisions of the Business Corporations Act (Ontario), of Vault Minerals Inc. (“Vault”) and  2236019 Ontario Inc. (“Subco”), a wholly-owned subsidiary of Queenston Mining Inc. (“Queenston”), substantially upon the terms and conditions set forth in the amalgamation agreement (the “Amalgamation Agreement”) entered into among Vault, Subco and Queenston, substantially in the form attached as Schedule B to the management information circular of Vault dated March 22, 2010 (the “Information Circular”) is hereby authorized and approved;

2.	The Amalgamation Agreement and the entering into of the Amalgamation Agreement, as the same may be amended in accordance with its terms, are hereby adopted, authorized and approved;

3.
Notwithstanding that this special resolution has been duly passed by the shareholders of Vault, the directors of Vault may, in their sole discretion and without further approval of, or notice to, the shareholders of Vault:

(a)	amend or terminate the Amalgamation Agreement to the extent permitted by law; or

(b)	determine not to proceed with the Amalgamation, at any time prior to the issuance of a certificate of amalgamation giving effect to the Amalgamation;

4.
Any one director or officer of Vault is hereby authorized and directed, for and on behalf of and in the name of Vault, to execute and deliver to the Ministry of Government Services acting under the Business Corporations Act (Ontario) for filing the articles of amalgamation and such other documents as are necessary or desirable to give effect to or carry out the intent of the foregoing resolutions; and

5.
Any one director or officer of Vault is hereby authorized and directed, for and on behalf of and in the name of Vault, to do all acts and things and to execute and deliver all such documents and instruments as may be considered necessary or desirable to give effect to or carry out the intent of the foregoing special resolutions and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such documents or instruments or the doing of any such act or thing.

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SCHEDULE B
FORM OF AMALGAMATION AGREEMENT

AMALGAMATION AGREEMENT

THIS AGREEMENT dated ● day of ●, 2010.

BETWEEN:

QUEENSTON MINING INC., a corporation
existing under the laws of Canada (“Queenston”)

AND

2236019 ONTARIO INC., a corporation existing
under the laws of the Province of Ontario (“Subco”)

AND

VAULT MINERALS INC., a corporation existing
under the laws of the Province of Ontario (“Vault”)

WHEREAS each of Vault and Subco is a corporation existing under the Business Corporations Act (Ontario) (the “Act”);

AND WHEREAS Subco is a wholly-owned subsidiary of Queenston;

AND WHEREAS the authorized capital of Subco consists of an unlimited number of common shares, of which 100 common shares are issued and outstanding as fully-paid and non-assessable shares of Subco;

AND WHEREAS the authorized capital of Vault consists of an unlimited number of common shares, of which ● common shares are issued and outstanding as fully-paid and non-assessable shares of Vault;

AND WHEREAS Queenston and Vault have entered into a Combination Agreement (as hereinafter defined);

AND WHEREAS as contemplated in the Combination Agreement, Subco and Vault wish to amalgamate on the terms and conditions set forth herein and pursuant to section 174 of the Act;

NOW THEREFORE THIS AGREEMENT WITNESSETH THAT in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration (the receipt and adequacy of which are acknowledged), the Parties agree as follows:

1.	INTERPRETATION

1.1           In this Agreement, including the Recitals to this Agreement, unless the context otherwise requires the following terms shall have the following meanings, respectively:

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“Act” means the Business Corporations Act (Ontario);

“Agreement” means this amalgamation agreement, including all Schedules to this amalgamation agreement, as amended from time to time in accordance with its provisions;

“Amalco” has the meaning ascribed to that term in Section 2;

“Amalco Shares” means common shares in the share capital of Amalco having the rights, privileges, restrictions and conditions set out herein;

“Amalgamating Corporations” means, collectively, Subco and Vault, and “Amalgamating Corporation” means either of them;

“Amalgamation” means the amalgamation of the Amalgamating Corporations, under sections 174 and 175 of the Act, as contemplated in this Agreement;

“Amalgamation Resolution” means the special resolution of Vault Shareholders approving the Amalgamation;

“Certificate of Amalgamation” means the Certificate of Amalgamation issued by the Director in connection with the Amalgamation pursuant to Section 178(4) of the Act;

“Combination Agreement” means the combination agreement dated March 5, 2010 between Queenston and Vault;

“Director” means the Director acting under the Act;

“Dissenting Shareholder” means a holder of Vault Shares who, in connection with the Amalgamation Resolution, has validly exercised the right to dissent pursuant to section 185 of the Act in strict compliance with the provisions thereof and thereby becomes entitled to receive the fair value of his or her Vault Shares in cash determined as of the close of business on the day before the adoption of the Amalgamation Resolution and has not withdrawn or been deemed to have withdrawn such exercise of dissent rights, but only in respect of Vault Shares in respect of which dissent rights are validly exercised by such holder;

“Effective Date” means the date shown on the Certificate of Amalgamation;

“Effective Time” means 12:01 a.m. (Toronto time) on the Effective Date;

“Parties” means collectively Queenston, Subco and Vault, and “Party” means either of them;

“Queenston Shares” means common shares in the share capital of Queenston;

“Subco Shares” means common shares in the share capital of Subco;

“Vault Shareholders” (individually, a “Vault Shareholder”) means the registered holders of the issued and outstanding Vault Shares, from time to time; and

“Vault Shares” means common shares in the share capital of Vault.

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Words and phrases used but not defined in this Agreement shall have the same meaning in this Agreement as in the Combination Agreement.

1.2           In this Agreement:

(a)	the division into Sections and the insertion of headings are for convenience of reference only and do not affect the construction or interpretation of this Agreement;

(b)	the expressions “hereof”, “herein”, “hereto”, “hereunder”, “hereby” and similar expressions refer to this Agreement and not to any particular portion of this Agreement; and

(c)	unless specified otherwise or the context otherwise requires:

(i)	references to any Section are references to the Section of this Agreement;

(ii)
“including” or “includes” means “including (or includes) but is not limited to” and shall not be construed to limit any general statement preceding it to the specific or similar items or matters immediately following it;

(iii)
references to any legislation, statutory instrument or regulation or a section thereof, are references to the legislation, statutory instrument, regulation or section as amended, restated and re-enacted from time to time; and

(iv)	words in the singular include the plural and vice-versa and words in one gender include all genders.

2.	AMALGAMATION

Effective as of the Effective Time, Subco and Vault shall amalgamate under section 174 of the Act and continue as one corporation (“Amalco”) under the terms and conditions set out in this Agreement.

3.	NAME

The name of Amalco shall be “Vault Minerals Inc.”.

4.	REGISTERED OFFICE

The registered office of Amalco shall be located at Suite 201, 133 Richmond Street West, Toronto, Ontario M5H 2L3.

5.	RESTRICTIONS ON BUSINESS

There shall be no restrictions on the business that Amalco may carry on or the powers that Amalco may exercise.

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6.	FISCAL YEAR

The fiscal year end of Amalco shall be the same fiscal year end of each of the Amalgamating Corporations, being December 31st.

7.	SHARE CAPITAL

7.1           Amalco is authorized to issue an unlimited number of Amalco Shares.

7.2           The rights, privileges, restrictions and conditions (if any) attaching to each Amalco Shares are as follows:

Common Shares

Voting:  The holders of the Common Shares shall be entitled to one vote in respect of each Common Share held at any meeting of the shareholders of the corporation except meetings at which only holders of a specified class or series of shares are entitled to vote.

Dividends:  The holders of the Common Shares shall be entitled to receive dividends as and when declared by the directors in their discretion from time to time out of moneys of the corporation properly applicable to the payment of dividends.

Winding-Up:  In the event of the liquidation, dissolution or winding-up of the corporation or other distribution of the assets of the corporation among its shareholders, the holders of the Common Shares shall be entitled to share pro rata in the distribution of the balance of the assets of the corporation.

8.	RESTRICTIONS ON SHARE TRANSFERS

The transfer of shares shall be subject to the restrictions on the transfer of securities set out in Section 9.1.

9.	OTHER PROVISIONS

9.1           No securities (other than non-convertible debt securities) of Amalco shall at any time be transferred to any person without either (a) the consent of the directors to be signified by a resolution passed by the board or by an instrument or instruments in writing signed by a majority of the directors, or (b) the consent of the shareholders of Amalco to be signified either by a resolution passed by the shareholders or by an instrument or instruments in writing signed by the holders of shares of Amalco which shares represent a majority of the votes attributable to all of the issued and outstanding shares of Amalco carrying the right to vote.

9.2           The board of directors may from time to time on behalf of Amalco, without authorization of the shareholders:

(a)	borrow money on the credit of Amalco;

(b)	issue, reissue, sell or pledge or hypothecate bonds, debentures, notes or other evidences of indebtedness of Amalco, whether secured or unsecured;

(c)	give a guarantee on behalf of Amalco to secure performance of any present or future indebtedness, liability or obligation of any person; and

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(d)
mortgage, hypothecate, pledge or otherwise create a security interest in all or any currently owned or subsequently acquired real or personal, movable or immovable, property of Amalco including book debts, rights, powers, franchises and undertakings, to secure any such bond, debentures, notes or other evidences of indebtedness or guarantee or any other present or future indebtedness, liability or obligation of Amalco.

The board of directors may from time to time delegate to such one or more of the directors and officers of Amalco as may be designated by the board all or any of the powers conferred on the board in this Section 9.2 to the extent and in the manner as the board shall determine at the time of such delegation.

10.	CONVERSION AND/OR CANCELLATION OF SHARES

10.1        On the amalgamation becoming effective:

(a)	each issued and outstanding Vault Share shall be exchanged for 0.1 Queenston Shares; and

(b)	each Subco Share outstanding immediately prior to the Effective Time shall be exchanged for one Amalco Shares.

10.2           At the Effective Time, share certificates evidencing Vault Shares and Subco Shares shall cease to represent any claim upon or interest in Vault or Subco, as the case may be, other than the right of the holder to receive that which is provided for in Section 10.1.   Upon the surrender for cancellation of a certificate which immediately prior to the Effective Time represented outstanding Vault Shares which were exchanged for Queenston Shares pursuant to Section 10.1 hereof, together with such additional documents and instruments as Amalco or the Amalgamating Corporations may reasonably require, the holder of the Vault Shares represented by such surrendered certificate shall be entitled to receive in exchange therefor from Queenston certificate(s) representing such number of Queenston Shares received pursuant to Section 10.1.

11.	DIRECTORS AND OFFICERS

11.1        The minimum number of directors of Amalco shall be one (1) and the maximum number of directors of Amalco shall be ten (10).

11.2        The first directors of Amalco shall be the following individuals:

Name	Address for Service	Resident Canadian

[■]	[■]	[yes/no]
[■]	[■]	[yes/no]

Such directors shall hold office until the next annual meeting of shareholders of Amalco or until their successors are elected or appointed.

11.3           The officers of Amalco shall be the following individuals to hold office at the pleasure of the board of directors:

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Name	Title
[■]	President
[■]	Secretary

12.	BY-LAWS

The by-laws of Amalco shall be the by-laws of Subco.  The proposed by-laws of Amalco may be inspected at the registered office of Amalco.

13.	FURTHER ASSURANCES

Each Party shall promptly do, execute, deliver or cause to be done, executed or delivered all further acts, documents and matters in connection with this Agreement that the other Party may reasonably require, for the purposes of giving effect to this Agreement, including completing and sending the documents required under section 178 of the Act to the Director under the Act.

14.	TERMINATION

At any time before the endorsement of a Certificate of Amalgamation under the Act, this Agreement may be terminated by the board of directors of either Amalgamating Corporation despite the approval of this Agreement by the shareholders of both or either of the Amalgamating Corporations.

15.	ENUREMENT

This Agreement shall enure to the benefit of and be binding on the Parties and their respective successors.  This Agreement may not be assigned by either Party.

16.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersedes all prior correspondence, agreements, negotiations, discussions and understandings, if any, written or oral.

17.	GOVERNING LAW

This Agreement and any dispute arising from or in relation to this Agreement shall be governed by, and interpreted and enforced in accordance with, the law of the province of Ontario and the laws of Canada applicable in that province.

18.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall constitute one agreement.  Delivery of an executed counterpart of this Agreement by facsimile or transmitted electronically in legible form, including without limitation in a tagged image format file (TIFF) or portable document format (PDF), shall be equally effective as delivery of a manually executed counterpart of this Agreement.

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THIS AGREEMENT has been duly executed by the Parties as of the date first stated above.

QUEENSTON MINING INC.

Per
Name:
Title:

2236019 ONTARIO INC.

Per:
Name:
Title:

VAULT MINERALS INC.

Per:
Name:
Title:

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SCHEDULE C
RESOLUTION APPROVING THE AMENDMENTS TO THE STOCK OPTION PLAN

BE IT RESOLVED THAT:

1.	the Corporation is hereby authorized to amend the stock option plan (the “Plan”) by:

(a)	deleting Section 4.3 of the Plan in its entirety and replacing it with the following:

“4.3           Vesting of Option Shares

(a)           The Board will determine the vesting schedule for each Option in accordance with the rules and policies of the TSX Venture Exchange, which schedule will be set out in the agreement with the Optionee.

(b)           The Board may at any time in its sole discretion, accelerate the vesting of any grant of Options made pursuant to the Plan by giving written notice to the Optionee. Upon receipt of such notice, the Optionee and the Company shall amend the agreement relating to the grant of Options to reflect the new vesting schedule. The acceleration of the vesting of a grant of Options shall not affect the expiration date of such grant.”;

(b)	deleting the following text “30 days” as it appears in Section 4.4(c) of the Plan and replacing it with “one (1) year”; and

2.
any director or officer of the Corporation is hereby authorized, in the name of and on behalf of the Corporation, to do all acts and things, to settle the form of, execute and deliver all certificates, instruments, agreements and other documents and to obtain any required consents and approvals, in the name of and on behalf of the Corporation, as in the opinion of any such individuals may be necessary or desirable to give full effect to this shareholders’ resolutions and to facilitate all matters relating to this shareholders’ resolutions.

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SCHEDULE D
SECTION 185 OF THE OBCA – DISSENT RIGHTS

185.  (1) Rights of dissenting shareholders — Subject to subsection (3) and to sections 186 and 248, if a corporation resolves to,

(a)	amend its articles under section 168 to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;

(b)	amend its articles under section 168 to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

(c)	amalgamate with another corporation under sections 175 and 176;

(d)	be continued under the laws of another jurisdiction under section 181; or

(e)	sell, lease or exchange all or substantially all its property under subsection 184(3),

a holder of shares of any class or series entitled to vote on the resolution may dissent.

(2) Idem — If a corporation resolves to amend its articles in a manner referred to in subsection 170(1), a holder of shares of any class or series entitled to vote on the amendment under section 168 or 170 may dissent, except in respect of an amendment referred to in,

(a)	clause 170(1)(a), (b) or (e) where the articles provide that the holders of shares of such class or series are not entitled to dissent; or

(b)	subsection 170(5) or (6).

(2.1) One class of shares — The right to dissent described in subsection (2) applies even if there is only one class of shares.

(3) Exception — A shareholder of a corporation incorporated before the 29th day of July, 1983 is not entitled to dissent under this section in respect of an amendment of the articles of the corporation to the extent that the amendment,

(a)	amends the express terms of any provision of the articles of the corporation to conform to the terms of the provision as deemed to be amended by section 277; or

(b)	deletes from the articles of the corporation all of the objects of the corporation set out in its articles, provided that the deletion is made by the 29th day of July, 1986.

(4) Shareholder's right to be paid fair value — In addition to any other right the shareholder may have, but subject to subsection (30), a shareholder who complies with this section is entitled, when the action approved by the resolution from which the shareholder dissents becomes effective, to be paid by the corporation the fair value of the shares held by the shareholder in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted.

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(5) No partial dissent — A dissenting shareholder may only claim under this section with respect to all the shares of a class held by the dissenting shareholder on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

(6) Objection — A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting or of the shareholder's right to dissent.

(7) Idem — The execution or exercise of a proxy does not constitute a written objection for purposes of subsection (6).

(8) Notice of adoption of resolution — The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (6) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn the objection.

(9) Idem — A notice sent under subsection (8) shall set out the rights of the dissenting shareholder and the procedures to be followed to exercise those rights.

(10) Demand for payment of fair value — A dissenting shareholder entitled to receive notice under subsection (8) shall, within twenty days after receiving such notice, or, if the shareholder does not receive such notice, within twenty days after learning that the resolution has been adopted, send to the corporation a written notice containing,

(a)	the shareholder's name and address;

(b)	the number and class of shares in respect of which the shareholder dissents; and

(c)	a demand for payment of the fair value of such shares.

(11) Certificates to be sent in — Not later than the thirtieth day after the sending of a notice under subsection (10), a dissenting shareholder shall send the certificates representing the shares in respect of which the shareholder dissents to the corporation or its transfer agent.

(12) Idem — A dissenting shareholder who fails to comply with subsections (6), (10) and (11) has no right to make a claim under this section.

(13) Endorsement on certificate — A corporation or its transfer agent shall endorse on any share certificate received under subsection (11) a notice that the holder is a dissenting shareholder under this section and shall return forthwith the share certificates to the dissenting shareholder.

(14) Rights of dissenting shareholder — On sending a notice under subsection (10), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of the shares as determined under this section except where,

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(a)	the dissenting shareholder withdraws notice before the corporation makes an offer under subsection (15);

(b)	the corporation fails to make an offer in accordance with subsection (15) and the dissenting shareholder withdraws notice; or

(c)
the directors revoke a resolution to amend the articles under subsection 168(3), terminate an amalgamation agreement under subsection 176(5) or an application for continuance under subsection 181(5), or abandon a sale, lease or exchange under subsection 184(8), in which case the dissenting shareholders rights are reinstated as of the date the dissenting shareholder sent the notice referred to in subsection (10), and the dissenting shareholder is entitled, upon presentation and surrender to the corporation or its transfer agent of any certificate representing the shares that has been endorsed in accordance with subsection (13), to be issued a new certificate representing the same number of shares as the certificate so presented, without payment of any fee.

(15) Offer to pay — A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (10), send to each dissenting shareholder who has sent such notice,

(a)
a written offer to pay for the dissenting shareholder's shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

(b)	if subsection (30) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

(16) Idem — Every offer made under subsection (15) for shares of the same class or series shall be on the same terms.

(17) Idem — Subject to subsection (30), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (15) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

(18) Application to court to fix fair value — Where a corporation fails to make an offer under subsection (15) or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as the court may allow, apply to the court to fix a fair value for the shares of any dissenting shareholder.

(19) Idem — If a corporation fails to apply to the court under subsection (18), a dissenting shareholder may apply to the court for the same purpose within a further period of twenty days or within such further period as the court may allow.

(20) Idem — A dissenting shareholder is not required to give security for costs in an application made under subsection (18) or (19).

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(21) Costs — If a corporation fails to comply with subsection (15), then the costs of a shareholder application under subsection (19) are to be borne by the corporation unless the court otherwise orders.

(22) Notice to shareholders — Before making application to the court under subsection (18) or not later than seven days after receiving notice of an application to the court under subsection (19), as the case may be, a corporation shall give notice to each dissenting shareholder who, at the date upon which the notice is given,

(a)	has sent to the corporation the notice referred to in subsection (10); and

(b)	has not accepted an offer made by the corporation under subsection (15), if such an offer was made,

of the date, place and consequences of the application and of the dissenting shareholder's right to appear and be heard in person or by counsel, and a similar notice shall be given to each dissenting shareholder who, after the date of such first mentioned notice and before termination of the proceedings commenced by the application, satisfies the conditions set out in clauses (a) and (b) within three days after the dissenting shareholder satisfies such conditions.

(23) Parties joined — All dissenting shareholders who satisfy the conditions set out in clauses (22)(a) and (b) shall be deemed to be joined as parties to an application under subsection (18) or (19) on the later of the date upon which the application is brought and the date upon which they satisfy the conditions, and shall be bound by the decision rendered by the court in the proceedings commenced by the application.

(24) Idem — Upon an application to the court under subsection (18) or (19), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall fix a fair value for the shares of all dissenting shareholders.

(25) Appraisers — The court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

(26) Final order — The final order of the court in the proceedings commenced by an application under subsection (18) or (19) shall be rendered against the corporation and in favour of each dissenting shareholder who, whether before or after the date of the order, complies with the conditions set out in clauses (22)(a) and (b).

(27) Interest — The court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

(28) Where corporation unable to pay — Where subsection (30) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (26), notify each dissenting shareholder that is unable lawfully to pay dissenting shareholders for their shares.

(29) Idem — Where subsection (30) applies, a dissenting shareholder, by written notice sent to the corporation within thirty days after receiving a notice under subsection (28), may,

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(a)	withdraw a notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder's full rights are reinstated; or

(b)
retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

(30) Idem — A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that,

(a)	the corporation is or, after the payment, would be unable to pay its liabilities as they become due; or

(b)	the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

(31) Court order — Upon application by a corporation that proposes to take any of the actions referred to in subsection (1) or (2), the court may, if satisfied that the proposed action is not in all the circumstances one that should give rise to rights arising under subsection (4), by order declare that those rights will not arise upon the taking of the proposed action, and the order may be subject to compliance upon such terms and conditions as the court thinks fit and, if the corporation is an offering corporation, notice of any such application and a copy of any order made by the court upon such application shall be served upon the Commission.

(32) Commission may appear — The Commission may appoint counsel to assist the court upon the hearing of an application under subsection (31), if the corporation is an offering corporation.

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SCHEDULE E
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS OF QUEENSTON
AFTER THE AMALGAMATION WITH VAULT

Queenston Mining Inc.
Unaudited Pro Forma Consolidated Balance Sheet
September 30, 2009
(Expressed in Canadian Dollars)

	As reported
	Queenston Mining Inc.	Vault Minerals Inc.	Transaction adjustments		Notes	Pro Forma Consolidated Queenston Mining Inc.
			Debit	Credit
ASSETS

Current
Cash and cash equivalents	$30,308,337	$170,744				$30,479,081
Short term investments and term-deposits	12,307,602	18,000				12,325,602
Accounts receivable	485,493	15,600				501,093
Prepaid expenses	-	8,714				8,714
Total current assets	43,101,432	213,058				43,314,490

Reclamation deposit	577,000	-				577,000
Mining properties	4,890,492	2,147,534	$26,347,348		2&3(a)	33,385,374
Deferred expenditures	40,730,659	-				40,730,659
Equipment	-	22,390				22,390
TOTAL ASSETS	$89,299,583	$2,382,982				$118,029,913

LIABILITIES

Current
Accounts payable and
accrued liabilities	$1,152,619	$99,090		$600,000	3(b)	$1,851,709
Provision for cash settlement of stock options	518,760	-				518,760
Total current liabilities	1,671,379	99,090				2,370,469

Long-term
Mine closure provisions	411,952	-				411,952
Future income taxes	-	-		5,269,470	3(c)	5,269,470
Total liabilities	2,083,331	99,090				8,051,891

SHAREHOLDERS’ EQUITY

Share capital	94,304,702	10,943,034	10,943,034	20,289,501	2 & 3(d)	114,594,203
Contributed surplus	13,661,373	1,489,690	1,489,690	3,072,269	2 & 3(d)	16,733,642
Shares to be issued on purchase of
mining property	50,000	-	-	-		50,000
Accumulated other comprehensive (loss) income	312,794	(12,000)	-	12,000	3(d)	312,794
Deficit	(21,112,617)	(10,136,832)	600,000	10,136,832	3(b)&3(d)	(21,712,617)
Total shareholders' equity	87,216,252	2,283,892	$39,380,072	$39,380,072		109,978,022
TOTAL LIABILITIES AND
SHAREHOLDERS’ EQUITY	$89,299,583	$2,382,982				$118,029,913

See accompanying notes to unaudited pro forma consolidated financial statements.

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Queenston Mining Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the nine months ended September 30, 2009
(Expressed in Canadian Dollars)

	As reported
	Queenston Mining Inc.	Vault Minerals Inc.	Transaction Adjustment	Notes	Pro Forma Consolidated Queenston Mining Inc.

REVENUES	$-	$22,028	$-		$22,028

EXPENSES

Stock-based compensation	3,518,091	219,984	-		3,738,075
Corporate and general	1,085,215	396,632	-		1,481,847
Transaction costs	-	-	600,000	3(b)	600,000
	4,603,306	616,616	600,000		5,819,922
LOSS BEFORE
UNDERNOTED	(4,603,306)	(594,588)	(600,000)		(5,797,894)

Interest (income)	(117,586)	-	-		(117,586)
Mining properties and exploration
expenditures written off	1,037	4,060	-		5,097
Mine closure accretion expense	23,318	-	-		23,318
	(93,231)	4,060	-		(89,171)
LOSS BEFORE
INCOME TAXES	(4,510,075)	(598,648)	(600,000)		(5,708,723)

Future income tax recovery (expense)	2,900,000	-	-		2,900,000

NET LOSS FOR THE PERIOD	$(1,610,075)	$(598,648)	$(600,000)		$(2,808,723)
Net loss per share - basic
and diluted (Note 5)					$(0.05)

Weighted average number of
shares outstanding - basic (Note 5)					59,788,885

See accompanying notes to unaudited pro forma consolidated financial statements.

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Queenston Mining Inc.
Unaudited Pro Forma Consolidated Statement of Operations
For the year ended December 31, 2008
(Expressed in Canadian Dollars)

	As reported
	Queenston Mining Inc.	Vault Minerals Inc.	Transaction Adjustment	Notes	Pro Forma Consolidated Queenston Mining Inc.

REVENUES	$-	$99,338	$-		$99,338

EXPENSES

(Recovery of) stock-based compensation	(86,090)	349,223	-		263,133
Corporate and general	1,719,972	519,795	-		2,239,767
Transaction costs	-	-	600,000	3(b)	600,000
	1,633,882	869,018	600,000		3,102,900
(LOSS) BEFORE
UNDERNOTED	(1,633,882)	(769,680)	(600,000)		(3,003,562)

Interest (income)	(588,598)	-	-		(588,598)
Mine closure accretion expense	28,788	-	-		28,788
Mining properties and exploration
expenditures written off	193,194	770,215	-		963,409
Gain on sale of assets	-	(82)	-		-
	(366,616)	770,133	-		403,599
(LOSS) BEFORE
INCOME TAXES	(1,267,266)	(1,539,813)	(600,000)		(3,407,161)

Future income tax recovery	1,109,250	251,250	-		1,360,500

NET LOSS FOR THE YEAR	$(158,016)	$(1,288,563)	$(600,000)		$(2,046,661)
Net loss per share - basic
and diluted (Note 5)					$(0.04)

Weighted average number of
shares outstanding - basic (Note 5)					54,632,537

See accompanying notes to unaudited pro forma consolidated financial statements.

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QUEENSTON MINING INC.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
September 30, 2009 and December 31, 2008
(Unaudited)

1.	Basis of presentation

On March 5, 2010, Queenston Mining Inc. (“Queenston” or the “Company”) announced that it intends to acquire, in stock transactions, all of the outstanding common shares of Vault Minerals Inc. (“Vault”).

These unaudited pro forma consolidated financial statements have been prepared to give effect to the Company’s acquisition of Vault (the “Acquisition”). These unaudited pro forma consolidated financial statements have been prepared on the basis that each shareholder will receive shares of common stock of Queenston in exchange for their Vault common shares.

These unaudited pro forma consolidated financial statements have been compiled from and include:

(a)
An unaudited pro forma consolidated balance sheet combining the unaudited consolidated balance sheet of Queenston as at September 30, 2009 with the unaudited balance sheet of Vault as at September 30, 2009, giving effect to the transaction as if it occurred on September 30, 2009.

(b)
An unaudited pro forma consolidated statement of operations combining the audited consolidated statement of operations of the Company for the year ended December 31, 2008 with the audited statement of operations of Vault for the year ended December 31, 2008, giving effect to the transaction as if it occurred on January 1, 2008.

(c)
An unaudited pro forma consolidated statement of operations combining the unaudited consolidated statement of operations of the Company for the nine months ended September 30, 2009 with the unaudited statement of operations of Vault for the nine months ended September 30, 2009, giving effect to the transaction as if it occurred on January 1, 2009.

The unaudited pro forma consolidated financial statements have been compiled using the significant accounting policies as set out in the audited financial statements of Queenston for the year ended December 31, 2008 which are referenced elsewhere in this document. The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements and notes thereto of the Company and Vault described above.

Management of Queenston has consolidated certain line items from Vault financial statements in an attempt to conform to the presentation of Queenston’s financial statements. It is management’s opinion that these unaudited pro forma consolidated financial statements include all adjustments necessary for the fair presentation of the transactions described in Note 2 in accordance with Canadian generally accepted accounting principles.

The unaudited pro forma consolidated financial statements are not intended to reflect the results of operations or the financial position of Queenston which would have actually resulted had the proposed transactions been effected on the dates indicated. Further, the unaudited pro forma financial information is not necessarily indicative of the results of operations that may be obtained in the future. The pro forma adjustments and allocations of the purchase price for Vault are based in part on estimates of the fair value of the assets acquired and liabilities assumed. The final purchase price allocation will be completed after asset and liability valuations are finalized. The final valuation will be based on the actual net tangible and intangible assets of Vault that exist as of the date of the completion of the Acquisition. Any final adjustments may change the allocation of purchase price which could affect the fair value assigned to the assets and liabilities and could result in a change to the unaudited pro forma consolidated financial statements. In addition, the impact of integration activities, the timing of completion of the acquisition and other changes in Vaults’ net tangible and intangible assets prior to the completion of the Acquisition, which have not been incorporated into these unaudited pro forma consolidated financial statements, could cause material differences in the information presented.

2.	Business acquisition

The business combination will be accounted for as a purchase transaction, with Queenston as the acquirer of Vault.

In consideration for the Acquisition of Vault, the Company will issue 0.10 shares of Queenston common stock for each outstanding common share of Vault totaling approximately 3.3 million common shares to shareholders of Vault, representing approximately $20.3 million total value based on the closing price of Queenston’s common stock. For accounting purposes, the measurement of the purchase consideration in the unaudited pro forma consolidated financial statement information is based on the market price of $6.09 per each Queenston common share on September 30, 2009.

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QUEENSTON MINING INC.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
September 30, 2009 and December 31, 2008
(Unaudited)

2.	Business acquisition (continued)

Each Vault warrant or stock option which gives the holder the right to acquire shares in the common stock of Vault when presented for execution will be exchanged for a warrant or stock option which will give the holder the right to acquire shares in the common stock of Queenston on the same basis as the exchange of Vault common shares for Queenston common shares. These options and warrants have been included in the purchase consideration at their fair value of approximately $3.1 million based on the Black-Scholes pricing model.

The principal assumptions used in applying the Black-Scholes option-pricing model were as follows:

Risk-free interest rate	1.95% (Warrants - 1.32%)

Dividend yield	N/A
Volatility factor	65% (Warrants - 80%)
Expected life – options	3.5 years (Warrants -1.42 years)

For the purpose of determining the value of the purchase consideration, the total number of outstanding shares, options and warrants have been derived from the latest published financial statements of Vault as at September 30, 2009. The value of the purchase consideration for accounting purposes will differ from the amount assumed in the unaudited pro forma consolidated financial statement information for changes in the number of outstanding shares, options and warrants from September 30, 2009 to transaction closing date.

For the purposes of these pro forma consolidated financial statements, the purchase consideration has been allocated on a preliminary basis to the fair value of assets acquired and liabilities assumed, based on management’s best estimates and taking into account all available information at the time these unaudited pro forma consolidated financial statements were prepared. The excess of the cost of the purchase over the net of the amounts assigned to assets acquired and liabilities assumed has been allocated to acquired mineral assets. The consideration issued and the fair value of the net assets of Vault to be acquired will ultimately be determined after the closing of the transaction. Therefore, it is likely that the consideration and the fair values of assets and liabilities acquired will vary from those shown below and the differences may be material. The preliminary purchase price allocation is subject to change and is summarized as follows:

Preliminary purchase price:
Shares issued on acquisition	$20,289,501
Options issued on acquisition	1,966,773
Warrants issued on acquisition	1,105,496
$23,361,770

Net assets acquired:
Cash and cash equivalents	$170,744
Accounts receivable	15,600
Prepaid expenses	8,714
Marketable securities	18,000
Equipment	22,390
Acquired mineral assets	28,494,882
Accounts payable and accrued liabilities	(99,090)
Future income tax liability	(5,269,470)
$23,361,770

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 QUEENSTON MINING INC.

NOTES TO THE UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
(Expressed in Canadian dollars)
September 30, 2009 and December 31, 2008
(Unaudited)

3.	Pro forma assumptions and adjustments

The unaudited pro forma consolidated financial statements incorporate the following pro forma assumptions:

(a)	The purchase price for the Acquisition has been provisionally allocated to acquired mineral assets inclusive of related future income tax.
(b)	Transaction costs have been assumed to be $600,000 representing management’s best estimate at the time of preparation these statements. Transaction costs have been expensed.
(c)	Future income taxes of $5,269,470 have been recognized in connection with the purchase price allocation where the assigned values of the mineral assets differ from their tax basis.
(d)	Book values of acquired business share capital, equity accounts and accumulated deficit are eliminated in adjustment transaction.

4.	Pro forma share capital

Pro forma share capital as at September 30, 2009 has been determined as follows:

	Number of
	shares	Amount
Number of Queenston common shares issued and outstanding	60,100,000	$94,304,702
Assumed number of Queenston shares to be issued to shareholders of Vault	3,331,609	20,289,501
Pro forma balance	63,431,609	$114,594,203

5.	Pro forma loss per share

Pro forma basic loss per share for the nine months ended September 30, 2009 and the year ended December 31, 2008 has been calculated based on actual weighted average number of Queenston common shares outstanding for the respective periods and the assumed number of Queenston common shares issued to Vault shareholders being effective on January 1, 2009 and January 1, 2008 respectively.

	Nine months
	ended	Year ended
	September 30,	December 31,
	2009	2008
	(Shares or dollars)
Actual weighted average number of Queenston common shares outstan	56,457,276	51,300,928
Assumed number of Queenston shares to be issued to shareholders of V	3,331,609	3,331,609
Proforma weighted average number of Queenston shares	59,788,885	54,632,537

Pro forma net loss	$(2,808,723)	$(2,046,661)

Pro forma adjusted loss per share - basic and fully diluted	$(0.05)	$(0.04)

- E6 -

SCHEDULE F
STONECAP FAIRNESS OPINION

March 22, 2010

Special Committee of the Board of Directors
Vault Minerals Inc.
36 Prospect Avenue
Kirkland Lake, ON P2N 2V4

To the Special Committee of the Board of Directors:

Stonecap Securities Inc. (formerly CI Capital Markets Inc., formerly Blackmont Capital Inc.) (“Stonecap”) understands that Vault Minerals Inc. (“Vault”) has entered into a combination agreement which provides for the amalgamation (the “Amalgamation”) of Vault and Queenston Mining Inc. (“Queenston”). The details of the Amalgamation were made public on March 5, 2010.

Stonecap understands that under the terms of the Amalgamation, Vault shareholders will receive one (1) common share of Queenston for each ten (10) common shares of Vault held immediately prior to the effective date of the Amalgamation. The Amalgamation is subject to customary conditions, including regulatory and Vault shareholder approval. Detailed terms and conditions and other matters relating to the Amalgamation are set forth in the information circular (the “Information Circular”).

Engagement

Pursuant to an engagement letter dated February 26, 2010, Stonecap was retained by Vault to provide services that included the preparation to the Special Committee (the “Special Committee”) of the Board of Directors (the “Board”) of Vault of a fairness opinion (the “Fairness Opinion”) as to the fairness, from a financial point of view, of the Amalgamation to the holders of Vault common shares (the “Engagement”). Prior to the execution of the combination agreement, Stonecap, at the Special Committee’s request, provided a verbal opinion (the “Verbal Opinion”) to the Special Committee on March 5, 2010, stating that as of such date, the consideration for the Amalgamation was fair, from a financial point of view, to the holders of common shares of Vault. Stonecap has not been engaged to prepare a valuation of Vault or any of its respective securities or assets, and the Fairness Opinion should not be construed as such, nor should it be viewed as a recommendation to any holders of common shares to accept the recommendation of the Board to vote in favour of the Amalgamation. Stonecap’s Fairness Opinion is not, and should not be construed as, advice as to the price at which common shares of Vault or Queenston (before or after the completion of the Amalgamation) may trade at any future date.

Stonecap will be paid a fee by Vault in connection with the delivery of the Fairness Opinion and will be reimbursed for any reasonable out-of-pocket expenses and will be indemnified by Vault in certain circumstances. Stonecap’s fee is not contingent on any conclusions as to the fairness of the consideration offered under the Amalgamation and was only payable subject to and upon delivery of the Verbal Opinion to the Special Committee. Stonecap understands that this Fairness Opinion and summary thereof may be included in any regulatory filings and Stonecap consents to such filings.

Credentials of Stonecap

Stonecap provides quality independent research, experienced Canadian equity sales coverage, trading execution and investment banking services to an extensive network of North American institutional and corporate clients. The principals of Stonecap have been involved in a significant number of transactions involving fairness opinions and valuations of private and publicly-traded companies. The professionals involved in the preparation of this Fairness Opinion include senior officers and directors of Stonecap who are experienced in merger, acquisition and divestiture matters. The Fairness Opinion expressed herein represents the opinion of Stonecap and the form and content thereof have been approved for release by its Management Committee.

Stonecap Securities Inc.
181 Bay Street, Brookfield Place, Suite 900, P.O. Box 779, Toronto ON M5J 2T3
- F1 -

Relationship with Vault

Stonecap is not an insider, associate or affiliate (as those terms are defined in the Securities Act (Ontario)) of Vault or any of its respective associates or affiliates. Other than the Engagement, Stonecap has not been engaged to provide any financial advisory services nor has it participated in any financings involving Vault or any of its respective associates or affiliates within the past two years.

Stonecap acts as a trader and dealer, both as principal and agent, in all major financial markets in Canada and, as such, may have had, and may in the future have, positions in the securities of Vault and, from time to time, may execute transactions for Vault and on behalf of clients for which it received or may receive compensation. In addition, Stonecap, as an investment dealer, conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to Vault.

Scope of Review

In connection with rendering our Fairness Opinion, we have reviewed and relied upon, or carried out, as applicable, among other things, the following:

a)	a draft version of the Information Circular;

b)	Vault Annual Consolidated Financial Statements and Management Discussion & Analysis as at December 31, 2008;

c)	Queenston Annual Consolidated Financial Statements and Management Discussion & Analysis as at December 31, 2008 and Annual Information Form dated March 25, 2009;

d)	Vault Interim Consolidated Financial Statements and Management Discussion & Analysis as at September 30, 2009;

e)	Queenston Interim Consolidated Financial Statements and Management Discussion & Analysis as at September 30, 2009;

f)	certain other documents filed by Vault and Queenston on the System for Electronic Document Analysis and Retrieval (“SEDAR”) which Stonecap considered necessary;

g)	certain publicly available business and financial information relating to Vault and Queenston which Stonecap considered relevant;

h)	discussions with Vault and Queenston management concerning each respective company’s current business plans, financial condition and future business prospects;

i)	publicly available information relating to the business, financial condition and trading history of Vault, Queenston and other select public companies Stonecap considered relevant;

j)	evaluation of the market valuations of various public companies that have similar characteristics to Vault;

k)	information with respect to select precedent merger and acquisition transactions Stonecap considered relevant;

l)
a letter of representation as to certain factual matters and the completeness and accuracy of the information upon which the Fairness Opinion is based, addressed to us and dated as at the date hereof, provided by senior officers of Vault; and

Stonecap Securities Inc.
181 Bay Street, Brookfield Place, Suite 900, P.O. Box 779, Toronto ON M5J 2T3
- F2 -

m)
such other information, investigations, analyses and discussions (including discussions with senior management and Vault’s legal counsel) as Stonecap considered necessary or appropriate in the circumstances.

Stonecap has not, to the best of its knowledge, been denied access by Vault to any information under its control requested by Stonecap.

Assumptions and Limitations

With the Special Committee’s approval and agreement, we have relied upon the completeness, accuracy and fair presentation of all financial information, business plans, forecasts and other information, data, advice, opinions and representations obtained by us from public sources, or provided to us by Vault, its subsidiaries and their respective directors, officers, associates, affiliates, consultants, advisors and representatives, in each case relating to Vault, its subsidiaries, associates and affiliates, and to the Amalgamation. Our Fairness Opinion is conditional upon such completeness, accuracy and fair presentation. We have not been requested or, subject to the exercise of professional judgment, attempted to verify independently the completeness, accuracy or fair presentation of any such information, data, advice, opinions and representations.

Senior officers of Vault have represented to Stonecap in a certificate delivered as of the date hereof, among other things, that (i) the information, data, advice, opinions, representations and other material (financial and otherwise) (the “Information”) provided orally by, or in the presence of, an officer or employee of Vault or in writing by Vault or any of its subsidiaries, associates or affiliates or their respective directors, officers, associates, affiliates, consultants, advisors and representatives to Stonecap or obtained by Stonecap from SEDAR relating to Vault, its subsidiaries, associates or affiliates, the Amalgamation or any other transaction, for the purpose of preparing the Fairness Opinion was, at the date such Information was provided to Stonecap and remains as of the date hereof, complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of Vault, its  subsidiaries, associates or affiliates, the Amalgamation or any other transaction and did not and does not omit to state a material fact in respect of Vault, its subsidiaries, associates or affiliates, the Amalgamation or any other transaction necessary to make the Information or any statement contained therein not misleading in light of the circumstances under which the Information was provided or any statement was made; and (ii) since the dates on which the Information was provided to Stonecap, except as disclosed in writing to Stonecap, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of Vault or any of its subsidiaries and no material change has occurred in the Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Fairness Opinion; except for changes that have been updated by more current Information provided in writing to Stonecap.

With respect to any forecasts, projections, estimates and/or budgets provided to Stonecap and used in its analyses, Stonecap notes that projecting future results of any company is inherently subject to uncertainty. Stonecap has assumed, however, that such forecasts, projections, estimates and/or budgets were prepared using the assumptions identified therein, which, in the opinion of Vault, are (or were at the time and continue to be) reasonable in the circumstances.

In preparing the Fairness Opinion, Stonecap has made several assumptions, including that (i) all of the conditions required to implement the Amalgamation will be met and that all consents, permissions, exemptions or orders of third parties and relevant authorities will be obtained without adverse condition or qualification, (ii) the Amalgamation can proceed as scheduled and without material additional cost to Vault or liability of Vault to third parties, and (iii) that the disclosure provided or incorporated by reference in the Information Circular with respect to Vault and its subsidiaries and affiliates and the Amalgamation is accurate in all material respects.

Stonecap Securities Inc.
181 Bay Street, Brookfield Place, Suite 900, P.O. Box 779, Toronto ON M5J 2T3
- F3 -

Stonecap has not been engaged to provide and has not provided: (i) a formal valuation of Vault or its securities pursuant to Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions or otherwise; (ii) an opinion concerning the future trading price of any of the securities of Vault or Queenston following the completion of the Amalgamation; (iii) an opinion as to the fairness of the process underlying the Amalgamation; or (iv) a recommendation to any shareholder of Vault to vote their shares in favour of the Amalgamation; and, in each case, this Fairness Opinion should not be construed as such.

Approach to Fairness

The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant assumptions and methods of financial analysis and the application of these methods to the particular circumstances and, therefore, a fairness opinion is not necessarily susceptible to partial analysis or summary description. Qualitative judgments were made based upon Stonecap’s assessment of the surrounding factual circumstances relating to the Amalgamation and Stonecap’s analysis of such factual circumstances in its best judgment.  Any attempt to select portions of Stonecap’s analyses or of the factors considered, without considering all of the analyses employed and factors considered, would likely create an incomplete and misleading view of the process underlying this Fairness Opinion.  This Fairness Opinion should be read in its entirety.

General

Our Fairness Opinion is rendered, and is effective, as at the date hereof and on the basis of securities markets, economic and general business and financial conditions prevailing as at the date hereof and the conditions and prospects, financial and otherwise, of Vault as they are reflected in the Information and as they were represented to us in our discussions with the management of Vault. In our analyses and in connection with the preparation of our Fairness Opinion, we made numerous assumptions with respect to industry performance, general business, market and economic conditions and other matters, many of which are beyond the control of Stonecap and any party involved in the Amalgamation.

This Fairness Opinion is provided to the Special Committee and the Board of Vault for their use only and may not be relied upon by any other person. Stonecap disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to the attention of Stonecap after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, Stonecap reserves the right to change, modify or withdraw the Fairness Opinion.

Fairness Opinion

Based upon and subject to the foregoing, it is our opinion, as at the date hereof, that the consideration to be paid by Queenston to the holders of common shares of Vault pursuant to the terms of the Amalgamation is fair, from a financial point of view, to the holders of common shares of Vault.

Sincerely yours,

STONECAP SECURITIES INC.

Stonecap Securities Inc.
181 Bay Street, Brookfield Place, Suite 900, P.O. Box 779, Toronto ON M5J 2T3
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